EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

Among

MONROVIA CONNECTICUT LLC

as Buyer

MONROVIA NURSERY COMPANY

as Guarantor

IMPERIAL NURSERIES, INC.

as Seller

and

GRIFFIN LAND & NURSERIES, INC.

as Owner

Dated as of January 6, 2014

TABLE OF CONTENTS

(Continued)

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TABLE OF CONTENTS

(Continued)

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January 6, 2014, by and among MONROVIA NURSERY COMPANY, a California corporation (“Guarantor”); MONROVIA CONNECTICUT, LLC, a Delaware limited liability company (“Buyer”), IMPERIAL NURSERIES, INC., a Delaware corporation (“Seller”) and GRIFFIN LAND & NURSERIES, INC. (“Owner”).

RECITALS:

A.                                    Buyer is in the business of growing, maintaining and selling landscape nursery plants throughout the country.

B.                                    Guarantor owns all of the limited liability membership interests of Buyer and will guaranty the obligations of Buyer.

C.                                    Seller is in the business of growing, maintaining and selling landscape nursery plants throughout the Northeast, Mid-Atlantic and Midwest (the “Business”).

D.                                    Owner owns all of the issued and outstanding stock of Seller and will guaranty the obligations of Seller.

E.                                     Buyer wishes to purchase and acquire, and Seller is willing to sell, certain of the assets of Seller used in connection with the Business.

NOW, THEREFORE, in consideration of the covenants and mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1                               Capitalized Terms.  The following capitalized terms shall have the meanings set forth below:

(a)                                 “Access Agreement” shall mean the access agreement by and among River Bend Holdings, LLC, the Guarantor and the Owner dated December 6, 2013, a copy of which is attached hereto as Exhibit A and incorporated herein by reference.  For the avoidance of doubt, the Access Agreement shall survive after the Closing pursuant to this Access Agreement.

(b)                                 “Acquired Business” shall mean the operations, on the Closing Date, of the Business as owned and operated by Seller on the Closing Date.

(c)                                  “Affiliate” shall mean, as to any Person (the “First Person”), any other Person which controls, is controlled by or is under common control with the First Person, but only so long as such control exists.  For purposes of this definition, “control” shall mean direct or indirect ownership of more than fifty percent (50%) of the shares of a Person that is a corporation entitled to vote in the election of directors (or, in the case of a Person that is not a corporation, for the election of the corresponding managing authority).

(d)                                 “Applicable Laws” shall mean any and all federal, state or local law, regulation, ordinance, rule, order, judgment or decree applicable to Seller, Buyer, Guarantor, Owner, the Assets, the Business or the transactions contemplated by this Agreement.

(e)                                  “Assets” shall mean all Authorizations and Permits (to the extent transferable and used in connection with the Business); the deposit of Seller with Chesterfield Property, LLC in the amount of Forty Four Thousand Fifty Five Dollars ($44,055) (the “Chesterfield Deposit”); all of Seller’s rights under Customer Contracts and General Contracts; Transferred Equipment; Intellectual Property; Inventory; Warranties and all goodwill of the Business, but shall exclude the Excluded Assets.

(f)                                   “Assumed Liabilities” shall have the meaning set forth in Section 2.2(b).

(g)                                  “Assumed Vacation Pay” shall mean fifty percent (50%) of the accrued and unpaid vacation pay payable by Seller to the Employees as of the Closing Date, provided that in no event will such amount be in excess of Thirty Five Thousand Dollars ($35,000).  The accrued and unpaid vacation pay payable by Seller to the Employees as of November 30, 2013 is set forth in Schedule 1.1(g).

(h)                                 “Authorizations and Permits” shall mean all governmental approvals, authorizations, certifications, consents, permits and licenses of, including filings, notices or recordings with, all Governmental Entities which are owned by Seller and used in the conduct of the Business, and excluding all water diversion permits, which Authorizations and Permits are listed as Schedule 1.1(h).

(i)                                     Intentionally deleted.

(j)                                    “Business” shall have the meaning set forth in the Recitals.

(k)                                 “Business Records” shall mean all business and marketing records of Seller which are used in the Business, including accounting and operating records, asset ledgers, inventory records, reports, budgets, personnel records, payroll records, customer and supplier lists, copies of employment and consulting agreements or arrangements, information or data relating to all leased or owned equipment, files, correspondence, mailing lists, advertising/promotional materials and brochures and other business records of Seller used in the Business, in whatever form they exist.

(l)                                     “Closing” shall have the meaning set forth in Section 3.1.

(m)                             “Closing Date” shall have the meaning set forth in Section 3.1.

(n)                                 “Closing Date Liabilities” shall mean all Liabilities of Seller as of the Closing Date.

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(o)                                 “Closing Date Schedules” shall mean the various Schedules required by the terms of this Agreement to be prepared by Seller or Buyer which are attached to this Agreement.

(p)                                 “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(q)                                 “Code” shall mean the Internal Revenue Code of 1986, as amended.

(r)                                    “Customer Contracts” shall mean all legally binding contracts and agreements entered into by Seller under which Seller is entitled to receive any fees, payments or other compensation from customers in connection with the operation of the Business, which Customer Contracts are listed on Schedule 1.1(r).

(s)                                   “DEEP” shall mean the Department of Energy and Environmental Protection of the State of Connecticut.

(t)                                    “Employees” shall mean all of the current employees of the Seller.  All of the current employees of the Seller as of November 30, 2013 are listed on Schedule 1.1(t).

(u)                                 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(v)                                 “Excluded Assets” shall mean the following: (i) all cash and cash equivalents held by Seller; (ii) all prepaid assets and security deposits and claims for refunds or compensation owned by Seller other than the Chesterfield Deposit; (iii) all accounts receivable, notes receivable or other receivables owned by Seller; (iv) all fixtures and all equipment attached to all fixtures owned by Seller; (v) equipment, motor vehicles, furniture, tools/supplies and other tangible personal property other than the Transferred Equipment; (vi) all Business Records; (vii) all Authorizations and Permits to the extent not transferable and used in connection with the Business; (viii) all water diversion permits; (ix) the fixed asset software of Seller; (x) all Insurance Policies and rights under Insurance Policies; (xi) all rights to refunds, insurance proceeds and recoveries relating to Seller’s operation of the Business on or prior to the Closing Date; (xii) all real property owned by Seller; (xiii) all assets located in Quincy, Florida; (xiv) the common stock of Big Bend Supply Company, Inc. owned by Seller; (xv) the membership interests of Novalis, LLC owned by the Seller, containers for Novalis branded plants and Novalis labels; (xvi) the minutebook and stock ledger; (xvii) all assets of Owner and claims or rights of Owner to use the tradenames Griffin and Griffin Land and all other tradenames not used in the Business; (xviii) all assets of River Bend Holdings, LLC; (xix) two (2) four thousand (4,000) gallon underground storage tanks located at 85 Floydville Road, East Granby, Connecticut; (xx) any other asset of Seller which is not an Asset; and (xxi) the additional items listed on Schedule 1.1(v).

(w)                               “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

(x)                                 “General Contracts” shall mean all contracts, agreements, licenses (including all License Agreements) entered into by Seller relating to or arising out of the

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Business, other than Customer Contracts and Personal Property Leases, which General Contracts are listed on Schedule 1.1(x).

(y)                                 “Governmental Entity” shall have the meaning set forth in Section 5.3.

(z)                                  “Gross Revenues” shall mean the gross revenues of Seller, net of discounts, returns, allowances and sales rebates, derived from the sale of plant Inventory of the Business from and including November 23, 2013 to the Closing Date, accounted for on the accrual basis, excluding extraordinary items such as sales of capital assets and excluding royalty revenues with respect to the PDKO License Agreement as defined below and revenues from the Florida farm.

(aa)                          “Insurance Policies” shall mean all insurance, reinsurance, surety, bonding and indemnity policies, binders or contracts which are maintained by Seller in connection with the Business which insure the Assets or the Employees and which Insurance Policies are listed in Schedule 1.1(aa).

(bb)                          “Intellectual Property” shall mean the names/logos associated with Seller, including “Imperial Nurseries,” but with no right to use any name or trade name of Owner; all patents, trademarks, service marks, tradenames, domain (or URL) names, copyrights and general intangibles (including registrations, licenses and applications pertaining thereto); all technologies, methods, formulations, data bases, trade secrets, secret processes, know-how, inventions, drawings, models, schemes, designs, working drawings, renderings and other intellectual or proprietary property whether now existing or under development; all internet domain (and URL) names and registrations of Seller, but with no right to use any name or trade name of Owner; all software programs, data bases and other intellectual property rights, whether owned, leased or licensed (such leased or licensed properties herein referred to as being subject to “License Agreements”), pursuant to which Seller possesses the right to use such programs, data bases and rights in connection with the Business; and all computer software (including technical documentation and user reference manuals and related object and source codes), in each case to the extent owned by Seller and used in connection with or in furtherance of the Business, including the Intellectual Property listed in Schedule 1.1(bb), but excluding the Excluded Assets.

(cc)                            “Inventory” shall mean all inventories of plants, trees, containers (excluding containers for Novalis branded plants and Novalis labels), media, chemical, fertilizer and labels (excluding labels for Novalis products), whether unused or reusable, work-in-process or damaged or unfinished, owned and used by Seller in connection with the Business and located on the Premises on the Closing Date.  A summary of the Inventory based on the Seller’s perpetual inventory system as of November 30, 2013 is listed on Schedule 1.1(cc).

(dd)                          “IRS” shall mean the Internal Revenue Service.

(ee)                            “Knowledge” shall mean the actual knowledge of Frederick M. Danziger, Michael Gamzon and Anthony Galici.

(ff)                              “Lease and Option Agreement” shall mean that certain Lease and Option Agreement and Addendum to be executed by River Bend Holdings, LLC and Seller, as

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Landlord, and Buyer, as tenant, pursuant to which Buyer will lease real property of River Bend Holdings, LLC and certain personal property of Seller, and the Guaranty Agreement to be executed by Guarantor, in the form attached hereto as Exhibit B.

(gg)                            “Letter of Credit” shall mean the evergreen irrevocable standby letter of credit in the amount of the Note issued by General Electric Capital Corporation in the form attached hereto as Exhibit C.

(hh)                          “Liabilities” shall mean any and all debts, liabilities, Trade Payables or obligations of Seller, relating to or arising out of the Business as of or prior to the Closing Date (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

(ii)                                  “Lien” shall mean any mortgage, pledge, lien, security interest, charge, claim, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including, without limitation, a capital lease), transfer for the purpose of subjection to the payment of any indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom.

(jj)                                “Material Adverse Effect” shall mean any event, change or condition (or series of events, changes or conditions) which, individually or in the aggregate, has had or may reasonably be expected to have a material adverse effect on the Assets, taken as a whole.

(kk)                          “Multiemployer Plan” shall mean any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(ll)                                  “Net Operating Expenses” shall mean the excess of (1) the Operating Expenses over (2) the Gross Revenues.

(mm)                  “Operating Expenses” shall mean all of the expenses and/or disbursements incurred or made by the Seller or the Owner or any of their respective Affiliates with respect to operating the Business as stated in this Agreement between November 22, 2013 and including the Closing Date (the “Pre-Closing Period”), including the Trade Payables to the extent they relate to services or purchases during the Pre-Closing Period, but excluding any expenses relating to any Excluded Assets.  Subject to the foregoing, Operating Expenses shall include all inventory inputs (including all payroll and related payroll taxes and benefits), commissions and commission advances, farm purchases and maintenance expenditures, all marketing and selling expenses, general and administrative expenses, insurance, real estate taxes and personal property taxes, provided, however, that any general and administrative expense which is not an administrative expense of the Seller (such as an administrative expense of the Owner or any administrative expense of any Affiliate of the Seller or the Owner) shall be excluded from the definition of Operating Expenses.  Operating Expenses shall be computed on an accrual basis.  There shall be no allowance for interest expense, interest income, income tax benefits, or franchise taxes, depreciation and amortization.  All expenses that are applicable to periods before and after November 23, 2013 and before and after the Closing Date will be prorated based on the number of days, including but not limited to annual or year-end bonuses, and employer

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contributions to employee benefit plans.  Notwithstanding the foregoing, any expense incurred by Seller or Owner during the Pre-Closing Period which requires the prior written consent of the Buyer pursuant to the last sentence of Section 7.12 hereof shall be excluded from the definition of Operating Expenses if the Seller does not obtain such prior written consent of the Buyer with respect to such expense.

(nn)                          “Note” shall mean the promissory note in the amount of Four Million Two Hundred Fifty Thousand Dollars ($4,250,000) to be executed by Buyer in favor of Seller and jointly, severally and unconditionally guaranteed by Guarantor in the form attached hereto as Exhibit D.

(oo)                          “PDKO License Agreement” shall mean the License Agreement — Knock Out Family of Roses by and between Conard Pyle Company and Seller dated effective July 1, 2011, a true and complete copy of which is attached hereto as Exhibit E.

(pp)                          “Pension Plan” shall refer to each Seller Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(qq)                          “Pending Proposals” means all currently outstanding written proposals and written agreements for the sale of plants, trees, gardening materials and gardening supplies by Seller to customers of the Business which may be cancelled by Seller or by such customers.  The Seller has provided the Buyer with the Pending Proposals as of December 31, 2013 as a PDF.

(rr)                                “Person” shall mean an individual, partnership, firm, corporation, association, joint venture, trust, unincorporated organization or other entity (including any Governmental Entity or any department, agency or political subdivision thereof).

(ss)                              “Personal Property Leases” shall mean all leases under which Seller has the right to possess or use any Transferred Equipment in connection with the Business, which Personal Property Leases are listed in Schedule 1.1(ss).

(tt)                                “Premises” shall mean the real property leased by Buyer pursuant to the Lease and Option Agreement.

(uu)                          “Purchase Price” shall have the meaning set forth in Section 3.2.

(vv)                          “Tax” or, collectively, “Taxes,” shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, bulk, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

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(ww)                      “Trade Payables” shall mean those trade payables of Seller incurred in the ordinary course of business in conducting the Business as of the Closing Date.  A list of the trade payables of Seller as of November 30, 2014 is attached hereto on Schedule 1.1(ww).

(xx)                          “Transferred Equipment” shall mean all motor vehicles of Seller, all tools of Seller and the equipment, computers, furniture, and other tangible personal property owned by Seller and used in connection with the Business which is listed in Schedule 1.1(xx), and shall exclude the Excluded Assets.

(yy)                          “Transition Services Agreement” shall mean the transition services agreement to be executed by Buyer and Seller on the Closing Date in the form attached hereto as Exhibit F.

(zz)                            “Warranties” shall mean all of Seller’s rights to receive, assert rights with respect to or otherwise benefit from any and all warranties, guaranties or other assurances made by third parties to Seller in connection with the Assets.

ARTICLE 2
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1                               Purchase and Sale of Assets.  Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller will sell, convey, transfer and assign to Buyer, and Buyer will purchase and acquire, free and clear of all Liens, all of Seller’s right, title and interest in and to the Assets.

2.2                               Specific Assumption of Liabilities or Other Obligations.  (a)  Buyer is not assuming, and Seller and Owner shall retain, satisfy and discharge, and Seller and Owner shall, jointly and severally, indemnify the Buyer Indemnified Parties (as hereinafter defined) against all Closing Date Liabilities, regardless of when such Liabilities may arise or be asserted and whether or not such Closing Date Liabilities are included or disclosed in any Closing Date Schedules.  The Closing Date Liabilities include, without limitation:

(i)                                     except for the Assumed Liabilities, any Liability (including for Taxes) arising out of or from the Business and/or Seller’s ownership or operation of the Assets and Excluded Assets through the Closing Date and/or Seller’s ownership or operation of the Excluded Assets after the Closing Date;

(ii)                                  all implied or explicit warranty or support obligations with respect to, or for the benefit of, customers or vendors related to products sold or services provided prior to the Closing Date to the extent such warranties or obligations are the result of Boxwood Blight or other unusual and particularly destructive fungus, diseases or pathogens.  For the avoidance of doubt, the Buyer shall not have any authority to act on behalf of the Seller and the Seller shall have the sole authority to resolve any such warranty claims.

(iii)                               any compensation or benefits payable to present or past employees of Seller (or Seller’s Affiliates), independent contractors of Seller (or Seller’s Affiliates) or any of Seller’s current or past Affiliates or their dependents, beneficiaries, heirs or assignees, including under any retirement, medical, life, disability or other employee benefit plan of Seller

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(including accrued but unused vacation pay) through the Closing Date, except for the Assumed Vacation Pay;

(iv)                              any claims of present or former employees or independent contractors of Seller, whether or not brought prior to the Closing Date, that arise out of or in connection with any past or present labor or employment relationship between any employee or consultant and Seller through the Closing Date and/or the termination of that relationship through the Closing Date (other than to the extent the claim relates to the failure of the Buyer to hire Employees listed on Schedule 7.3(a) as stated in Section 7.3(a)) (collectively, “Labor Claims”), including but not limited to any claim based in whole or in part on any: (1) alleged breach of contract, unconscionability, breach of the covenant of good faith and fair dealing, fraud, fraudulent inducement or any other tort; (2) federal, state or local employment, employment-related, or civil rights laws, ordinances, regulations or orders (including laws prohibiting discrimination, retaliation or harassment on account of race, color, religion, age, sex, sexual orientation, citizenship, national origin, mental or physical disability, medical condition, marital status, pregnancy or any other form of discrimination, retaliation or harassment prohibited by such laws, ordinances, regulations or orders), including, but not limited to Title VII of the Civil Rights Act of 1964; the Federal Civil Rights Act of 1866; the Federal Civil Rights Act of 1991; the Fair Labor Standards Act; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Older Workers’ Benefit Protection Act; the Federal Family and Medical Leave Act of 1993; the Workers Adjustment and Retraining Notification Act of 1988; the Employee Retirement Income Security Act of 1974; 42 USC Section 1981, et seq.; the Equal Pay Act; any employment-related statutes or regulations under Connecticut law; the orders and decisions of the Connecticut State Labor Commissioner; (3) any other federal, state or local laws, regulations or ordinances; (4) violation of public policy, statutory or constitutional rights; (5) rights or alleged rights relating to severance pay, overtime, wages, bonus or similar benefit, car allowance, relocation expenses, housing allowance, sick leave, pension, retirement, stock options, vacation pay, holiday pay, life insurance, health or medical insurance, reimbursement of health or medical costs, or any other fringe benefit; (6) rights or alleged rights relating to disability, unemployment insurance and/or workers’ compensation.

(v)                                 claims for death, personal injury, property damage or consequential, punitive, or other damages relating to or arising out of Seller’s operation of the Business through the Closing (regardless of when such claim shall be asserted);

(vi)                              except as otherwise stated in the Access Agreement or the Lease and Option Agreement, the violation or alleged violation of any Applicable Law (applicable to Seller, the Assets or the Business), including Laws relating to civil rights, health, safety, labor and discrimination, and Environmental Laws arising out of Seller’s operation of the Business through the Closing;

(vii)                           claims of Seller’s creditors (including claims for borrowed money) other than claims of Seller’s creditors with respect to the Assumed Liabilities;

(viii)                        claims relating to the disposal or arrangement for disposal by Seller of any Hazardous Material on or before the Closing (regardless of when such claim is asserted);

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(ix)                              any obligation of Seller to indemnify any Person;

(x)                                 any fees or expenses paid or payable to any Person who is a party to a Personal Property Lease in connection with the transfer or assignment of any Personal Property Lease;

(xi)                              any Liability or other obligation owing to any officer, director, shareholder, employee or consultant of Seller, or any Affiliate of any of the foregoing;

(xii)                           any Liability agreed to by Seller to refund or provide a credit in respect of the contract price of services provided to any customer;

(xiii)                        any Liability for costs and expenses incurred by Seller in connection with this Agreement and the transactions contemplated hereby;

(xiv)                       any Liability of Seller to sell inventory and supplies to customers under Customer Contracts up to and including the Closing Date for which Seller has been paid;

(xv)                          any Liability relating to the Personal Property Leases which arose prior to the Closing Date; and

(xvi)                       any Liability and obligation of Seller or Owner under the Access Agreement and the Lease and Option Agreement.

(b)                                 After the Closing Date, Buyer will assume the following specific Liabilities (and no others):  (i) those Liabilities of Seller to sell inventory and supplies to customers under Customer Contracts or Pending Proposals assigned to Buyer hereunder, but only to the extent such Liabilities relate to inventory and supplies to be sold after the Closing Date (and any payments received from customers prior to the Closing Date for inventory and supplies to be sold after the Closing Date shall be paid over to Buyer); (ii) those Liabilities of Seller to perform obligations under the Pending Proposals, but only to the extent such Liabilities relate to obligations to be performed after the Closing Date; (iii) those Liabilities of Seller to perform obligations under the Personal Property Leases assigned to Buyer hereunder, but only to the extent such Liabilities relate to obligations to be performed after the Closing Date (and any payments made by Seller prior to Closing for any obligation to be performed after the Closing Date shall be paid over to Seller); (iv) except as set forth in Section 2.2(a)(ii), any and all warranty and similar obligations of Seller with respect to inventory and supplies sold by Seller before the Closing Date; (v) Liabilities to the counterparties under the General Contracts, but only to the extent such Liabilities arise after the Closing Date; (vi) purchase orders for goods ordered in the ordinary course of the Business before the Closing Date and set forth on Schedule 2.2(b)(vi); (vii) the Accrued Vacation Pay; (viii) the liabilities and obligations of Buyer under the Access Agreement and the Lease and Option Agreement; and (ix) those liabilities of Seller set forth on Schedule 2.2(b)(ix) (collectively, the “Assumed Liabilities”).

(c)                                  If any Closing Date Liabilities shall cover periods both preceding and following the Closing Date, such Liabilities shall be prorated in a manner, acceptable to Seller and Buyer, so that the portions of such obligations related to pre-Closing periods shall be borne by Seller, and the portion thereof relating to the post-Closing periods shall be borne by Buyer.

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Seller shall pay, satisfy or otherwise discharge any such prorated Closing Date Liabilities for which they are liable on or prior to the Closing Date to the extent commercially practicable.  If the calculation of any Closing Date Liabilities shall occur after the Closing Date (due, for example, to the fact that the invoice relative thereto is received after the Closing Date), then Seller shall be responsible for its pro rata portion thereof in accordance with this subsection (c); in such event, Seller shall promptly reimburse Buyer for all amounts owed determined in accordance with this subsection (c), upon presentation of a copy of such invoice and Buyer’s request for reimbursement of Seller’s share thereof.  Notwithstanding the foregoing: Buyer shall pay and shall not receive reimbursement from Seller for any purchase orders for goods ordered by Seller in the ordinary course of the Business before the Closing Date, and received by Buyer after the Closing Date.

(d)                                 The Assumed Liabilities and any Liabilities arising from Buyer’s operation of the Business and ownership of the Assets after the Closing shall be Liabilities of Buyer.

ARTICLE 3
CLOSING; DEPOSIT; PURCHASE PRICE;
ADJUSTMENT TO PURCHASE PRICE; ALLOCATION OF PURCHASE PRICE

3.1                               Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place on and be effective as of 11:59 p.m. no later than January 6, 2014, time being of the essence, the mechanics of which shall be acceptable to Buyer and Seller.  The date on which the Closing shall occur is referred to herein as the “Closing Date.”

3.2                               Purchase Price; Payment; Adjustment to Purchase Price.  (a) The purchase price of the Assets shall be equal to the sum of: Four Million Two Hundred Fifty Thousand Dollars ($4,250,000); and the Net Operating Expenses of the Business (the “Purchase Price”).  On the Closing Date, the Buyer shall pay Eight Hundred Thousand Dollars ($800,000) with respect to such estimated Net Operating Expenses to the Seller by wire transfer on the Closing Date.  The balance of the Purchase Price shall be payable by delivery to Seller of the Note.  Buyer’s obligations under the Note shall be secured by the Letter of Credit and shall be jointly, severally and unconditionally guaranteed by Guarantor.  On the Closing Date the Buyer shall also pay the Seller $44,055 with respect to the Chesterfield Deposit which is being retained by Chesterfield Nursery LLC for the benefit of the Buyer after the Closing.

(b)                                 Within sixty (60) days after the Closing Date, the Seller shall provide the Buyer with the final schedule of the Net Operating Expenses presented in a format consistent with the Seller’s historical reporting practices and this Agreement.  The Buyer shall have thirty (30) days from the date of delivery of such final schedule to accept such final schedule or to send the Seller an objection describing any disputed items in reasonable detail and any proposed adjustment to the final schedule (the “Objection”).  If the Buyer fails to provide such a written Objection to the Seller within such thirty (30) day period, the Buyer shall be deemed to have accepted and agreed to the final schedule of the Operating Expenses sent by the Seller.

(c)                                  In the event the Buyer and the Seller fail to agree on any of the Buyer’s proposed adjustments contained in the Objection within thirty (30) days after the Seller receives

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the Objection, then the Buyer and the Seller shall agree on and retain a regional independent Certified Public Accounting firm which has not conducted any business with the Buyer, the Guarantor, the Seller, the Owner or any of their respective Affiliates during the five (5) year period before the Closing Date (the “Independent Accounting Firm”) to make the final determination with respect to the correctness of the proposed adjustments in the Objection in light of the terms and provisions of this Agreement.  The Buyer and the Seller shall use their commercially reasonable efforts to select the Independent Accounting Firm within fifteen (15) days of the expiration of such period and to cause the Independent Accounting Firm to resolve all disagreements as soon as practicable, but in any event within thirty (30) days after submission of the dispute to the Independent Accounting Firm.  The decision of the Independent Accounting Firm shall be final and binding on the Buyer and the Seller.  The parties hereto agree that, if the Independent Accounting Firm assigns to any item a value greater than the greatest value for such item claimed by either Buyer or the Seller (the “Upper Limit”) or less than the smallest value for such item claimed by Buyer or the Seller (the “Lower Limit”), the determination for such item shall be adjusted to the Upper Limit or the Lower Limit, as applicable.  The Buyer and the Seller shall each pay one-half of the Independent Accounting Firm’s fees and expenses in connection with this Section 3.3(c).

(d)                                 If the final Net Operating Expenses are less than Eight Hundred Thousand Dollars ($800,000), then the Seller shall pay to the Buyer within ten (10) business days of the final determination of the Net Operating Expenses an amount in cash equal to such deficiency, time being of the essence.  If the final Net Operating Expenses are more than Eight Hundred Thousand Dollars ($800,000), then the Buyer shall pay to the Seller within ten (10) business days of the final determination of the Net Operating Expenses an amount in cash equal to such excess, time being of the essence.  Any payment required pursuant to this Section 3.3(d) shall be made by the transfer of immediately available funds for credit to the recipient at a bank account designated by such recipient in writing.  If the Buyer does not pay such Net Operating Expenses excess within twenty (20) business days of receipt of the Independent Accounting Firm’s decision, it shall be an event of default under the Note and it shall be an event of default under the Lease and Option Agreement.  If the Seller does not pay such Net Operating Expenses deficiency within such twenty (20) business day period and if the Letter of Credit is in effect and would not be impaired or terminated due to a prepayment of the Note in the amount of such deficiency, such deficiency shall constitute a prepayment on the Note as of the end of such twenty (20) business day period.

3.3                               Collection of Accounts Receivable of Seller.  At any time and from time to time after the Closing, Buyer and Seller shall cooperate with respect to the collection of the accounts receivable of Seller as of the Closing Date (the “Accounts Receivable of Seller”).  Each payment received after the Closing Date by Buyer or Seller from any customer of Seller with respect to the Accounts Receivable of Seller shall be applied to pay the oldest unpaid invoice of Seller until all unpaid invoices of such customer with respect to the Accounts Receivable of Seller which are not disputed by such customer are paid in full.  Thereafter, the payments received by Buyer or Seller from such customer shall be applied to pay the unpaid invoices of Buyer which are not disputed by such customer.  If Buyer receives a check or other payment from any customer of Seller with an unpaid Account Receivable of Seller, Buyer shall deliver such check or other payment to Seller within ten (10) business days after it is received by Buyer.  Seller shall retain any check or payment from any customer of Seller with an unpaid Account Receivable of Seller,

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shall cash such check and apply such payment against the unpaid Account Receivable of Seller.  If the check includes payments in excess of the Account Receivable of Seller, Seller shall on or before the tenth (10th) day of each month deliver to Buyer an accounting of such payments against the unpaid Accounts Receivable of Seller and deliver to Buyer a check for any payment by a customer in excess of the Account Receivable of Seller.  If Seller receives a check or other payment from any customer of Seller which does not have an unpaid Account Receivable of Seller, Seller shall deliver such check or other payment to Buyer within ten (10) business days of its receipt by Seller.  Buyer shall not reduce any Account Receivable of Seller due to any warranty or similar claim of any customer of the Business.

3.4                               Further Assurances; Post-Closing Cooperation.  (a)  At any time or from time to time after the Closing, at Buyer’s request, at no cost to Seller and without further consideration, Seller shall execute and deliver to Buyer such other instruments of sale, transfer, conveyance, assignment and confirmation as are reasonably necessary or desirable in order more effectively to transfer, convey and assign to Buyer, and to confirm Buyer’s title to, all of the Assets and, to the full extent permitted by law, to put Buyer in actual possession and operating control of the Assets and otherwise to cause Seller and Owner to fulfill their obligations under this Agreement.

(b)                                 Buyer shall be granted possession and Buyer shall have the sole risk of loss in respect of any and all Assets as of the Closing Date, notwithstanding the fact that the paperwork regarding transfer of legal title to certain Transferred Equipment (including without limitation, motor vehicles) may not be delivered at Closing.  On or before the Closing Date, Seller shall satisfy all obligations under Personal Property Leases which accrue prior to Closing and shall use commercially reasonable efforts to deliver appropriate certificates of title and related documentation evidencing transfer of legal title to Buyer as soon as practicable after Closing.

(c)                                  Seller and Buyer shall preserve and maintain, for a period of six (6) years after the Closing Date, all records, files and other data possessed, or to be possessed after the Closing Date, by such party(ies) relating to all employee personnel, payroll, withholding, benefit, compensation and tax information, the Assets, Excluded Assets, Assumed Liabilities, Liabilities, and the operation of the Business prior to the Closing Date; provided, however, that any records with respect to Taxes shall be maintained until the expiration of the applicable statute of limitations.  Following the Closing, each of Seller and Buyer will afford the other party(ies), including counsel and accountants, during normal business hours and upon reasonable notice, reasonable access to the books, records and other data relating to the Assets, Excluded Assets, Assumed Liabilities and Liabilities in Seller’s or Buyer’s possession with respect to the operation of the Business prior to or after the Closing, including the right to make copies and extracts thereof, to the extent that such access may be reasonably required by such party in connection with (i) the preparation of Tax returns; (ii) the determination or enforcement of rights and obligations under this Agreement, including without limitation, by any party entitled to indemnification pursuant to Article 10 hereof; (iii) compliance with the requirements of any Applicable Laws; (iv) any audit or issue with respect to any Tax; or (v) any actual or threatened lawsuit, action or other proceeding.  Any such review shall be conducted by Seller or Buyer, as the case may be, or its counsel and/or accountants in such manner as to limit disruption to the other party’s business as reasonably practicable.

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3.5                               Allocation of Purchase Price.  Exhibit G sets forth the parties’ agreed-upon allocation of the Purchase Price among the Assets (the “Allocation”).  The Allocation shall be conclusive and binding upon Buyer and Seller for all purposes, and the parties agree that all returns and reports (including IRS Form 8594) and all financial statements shall be prepared in a manner consistent with (and the parties shall not otherwise file a tax return position inconsistent with) the Allocation unless required by the IRS or any other applicable taxing authority.

ARTICLE 4
DELIVERIES

4.1                               Deliveries of Seller or Owner.  At the Closing, Seller will, at Seller’s sole cost, in the manner and form, and to the locations, agreed upon by Buyer and Seller, deliver or caused to be delivered to Buyer at the principal place of business of Seller:

(a)                                 All Assets free and clear of Liens, subject to the Assumed Liabilities;

(b)                                 (i) A duly executed General Assignment and Bill of Sale for the Assets owned by Seller and being sold to Buyer, substantially in the form of Exhibit H hereto (the “General Assignment”); (ii) an Assignment and Assumption Agreement with respect to all of the transferred Customer Contracts and General Contracts, and the Assumed Liabilities, substantially in the form of Exhibit I attached hereto (“Assignment and Assumption”); (iii) the Transition Services Agreement; and (iv) such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to Buyer and Seller, as shall be effective to vest in Buyer, good and valid title in and to the Assets, if necessary (collectively the “Seller Collateral Agreements”);

(c)                                  All other previously undelivered documents required to be delivered by Seller (or Owner) to Buyer at or prior to the Closing in connection with the transactions contemplated by this Agreement;

(d)                                 The Lease and Option Agreement, duly executed by River Bend Holdings, LLC and Seller;

(e)                                  The consent of the lessors under the Personal Property Leases to the assignment and assumption thereof between Seller and Buyer (the “Personal Property Assignment”);

(f)                                   The termination of the existing employment agreement between Gregory Schaan, as employee, and Seller, as employer, in the form attached hereto as Exhibit J, fully executed by Seller and Gregory Schaan (the “Termination of Employment Agreement”);

(g)                                  The DEEP Form III (Business Only) in the form attached hereto as Exhibit K, fully executed by Seller (the “Form III”);

(h)                                 The short term lease between the Buyer and River Bend Holdings, LLC of even date and the guaranty agreement with respect to such Lease executed by the Guarantor of even date in the form attached hereto as Exhibit L (the “Short Term Lease”);

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(i)                                     A summary of the Inventory sales and dumps between the date of Schedule 1.1(cc) and December 31, 2013 in the form attached hereto as Exhibit M; and

(j)                                    All such other assignments and other instruments as, in the reasonable opinion of Buyer’s counsel, are necessary to vest in Buyer good, valid and marketable title to the Assets.

4.2                               Deliveries of Buyer.  At the Closing, Buyer shall deliver to Seller or shall cause to be delivered to Seller:  (a) the Note duly executed by Buyer and Guarantor; (b) the Letter of Credit duly executed by the issuing bank; (c) a recent certificate of good standing with respect to the good standing of Buyer and Guarantor from the Delaware Secretary of State and the California Secretary of State, respectively; (d) a recent certificate of good standing with respect to the good standing of Buyer from the Connecticut Secretary of the State; (e) a Secretary’s Certificate of Buyer setting forth copies of Buyer’s Certificate of Formation, Operating Agreement and resolutions of Buyer’s manager(s) and member(s) (1) authorizing the officers of Buyer to execute and deliver this Agreement and all Buyer Collateral Agreements, (2) approving the transactions contemplated by this Agreement and Buyer Collateral Agreements, and (3) confirming the continuing effectiveness of such resolutions as of the Closing Date; (f) a Secretary’s Certificate of Guarantor setting forth copies of Guarantor’s Articles of Incorporation, Bylaws and resolutions of Guarantor’s Board of Directors (1) authorizing the officers of Guarantor to execute and deliver this Agreement and all Buyer Collateral Agreements, (2) approving the transactions contemplated by this Agreement and Buyer Collateral Agreements, and (3) confirming the continuing effectiveness of such resolutions as of the Closing Date; (g) the Assignment and Assumption; (h) the Personal Property Assignment; (i) the employment agreement between buyer, as employer, and Gregory Schaan, as employee, in the form attached hereto as Exhibit N (the “New Employment Agreement”); (j) the Lease and Option Agreement; (k) the Transition Services Agreement; (l) the Short Term Lease; and (m) all such other assignments and instruments as, in the reasonable opinion of Seller’s counsel, are necessary to confirm Buyer’s purchase of the Assets (collectively, “Buyer Collateral Agreements”).

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF
SELLER AND OWNER

Except as specifically disclosed in the schedules attached hereto (referencing the appropriate section numbers appearing below), Seller and Owner hereby jointly and severally represent and warrant to Buyer, as of the date of this Agreement, as follows:

5.1                               Organization; Good Standing; Qualification.  Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all necessary power to own its properties and to carry on its business as now conducted and as currently contemplated to be conducted.  Seller is duly qualified to transact business and is in good standing in all jurisdictions in which the nature of the Business or the character or location of any Assets makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.  Seller has delivered to Buyer true and correct copies

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of its Articles of Incorporation and Bylaws, as amended to date and in full force and effect on the date hereof.

5.2                               Authority.  (a)  Seller has all requisite power and authority to enter into this Agreement and Seller Collateral Agreements and, subject to satisfaction or waiver by Buyer of any conditions set forth herein, to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller, and no further action is required on the part of Seller or Owner to authorize the Agreement and the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Seller and Owner, and constitutes the valid and binding obligations of Seller and Owner, enforceable against each in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies.

(b)  The execution and delivery of this Agreement does not or will not, and the consummation of the transactions contemplated hereby does not and will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, (a) any provision of Articles of Incorporation or the Bylaws of Seller, (b) any mortgage, lease, indenture, contract or other agreement (including any stockholders agreement and/or buy/sell agreement) or instrument, permit, concession, franchise or license to which Seller or Owner is a party or by which any of the Assets is bound, except where such conflict, violation or default would not have a Material Adverse Effect, or (c) any Applicable Law (applicable to Seller, Owner, the Business or the Assets), judgment, order, decree, rule or regulation applicable to Seller, Owner, the Business or the Assets except where such conflict, violation or default would not have a Material Adverse Effect.

5.3                               Adequacy of Authorizations and Permits; Governmental and Third Party Consents.  (a)         (a)  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any third party or any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission (a “Governmental Entity”) is required by or with respect to Seller or Owner in connection with the execution and delivery of this Agreement by Seller and Owner or the consummation by Seller and Owner of the transactions contemplated hereby.

(b)                                 To the Knowledge of Seller and Owner, Seller is in compliance in all material respects with all terms and conditions of all Authorizations and Permits.  To the Knowledge of Seller and Owner, all Authorizations and Permits are in full force and effect, and no suspension or cancellation of any of them is being threatened in writing.  Seller is in compliance in all material respects with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables contained in or prescribed by Applicable Laws relating to or affecting the Business, except where non-compliance would not have a Material Adverse Effect.

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5.4                               Restrictions on Transaction.  There is no agreement (not to compete or otherwise), commitment, judgment, injunction, order or decree to which Seller or Owner is a party binding upon the Assets which has or may have the effect of prohibiting the consummation of the transactions contemplated hereby or impairing Buyer’s use, or Buyer’s ownership, of the Assets after the Closing, subject to receipt of consent by the lessors to the assignment and assumption of the Personal Property Leases.

5.5                               Financial Information.  Schedule 5.5 sets forth the internally prepared financial information of Seller for fiscal years ended December 3, 2011, December 1, 2012, and November 30, 2013 (collectively, the “Financial Information”).  The Financial Information has been prepared in accordance with the books and records of Seller.  Except as set forth on Schedule 5.5(a), the Financial Information fairly presents in all material respects the financial condition of the Business as of the respective dates it was prepared and the results of operations for the periods indicated.

5.6                               Business Changes.  Between August 31, 2013 and November 22, 2013, the Business has been conducted only in the ordinary and usual course consistent with past practices. Between November 23, 2013 and the Closing Date, the Business has been conducted under a modified basis which includes the cancellation, the reduction or the deferral of certain hiring, purchasing and practices, including but not limited to grafting, propagation and potting.  The Seller will consider performing grafting and other potting upon the request of Buyer subject to a mutually agreeable arrangement between Buyer and Seller which shall include an obligation by Seller to purchase all of the requested grafts or plants, a required deposit and other payment terms acceptable to Seller.  There have occurred no events, circumstances or conditions constituting a Material Adverse Effect since November 22, 2013, and neither Seller nor Owner is aware of any events, circumstances or conditions which will, or are reasonably expected to, have a Material Adverse Effect, provided, however, that operating the Business in accordance with this Section 5.6, Section 7.12 and the provisions of this Agreement shall not be a Material Adverse Effect.

5.7                               Title to Assets; Encumbrances; Insurance Policies.

(a)                                 Except for the Transferred Equipment subject to Personal Property Leases which are to be assigned by Seller to Buyer, Seller has good and marketable title to all of the Assets, free and clear of any title defects, objections or Liens, including Liens for Taxes.

(b)                                 The Assets are being sold AS IS, WHERE IS.  Seller is not making any express or implied representation or warranty regarding the condition of the Assets.

(c)                                  Schedule 1.1(aa) lists all Insurance Policies relating to the Business or the Assets in force as of the Closing Date, naming Seller (and/or Owner) as an insured or beneficiary or as a loss-payable payee or for which Seller has paid or is obligated to pay all or part of the premiums.  Seller has not received notice of any pending or threatened termination or retroactive premium increase with respect thereto, and to the Knowledge of Seller, Seller is in compliance in all material respects with all material conditions contained therein, the noncompliance with which could reasonably be expected to result in termination of insurance coverage or increased premiums for prior or future periods.  There are no pending or, to Seller’s and Owner’s

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Knowledge, threatened material claims against such insurance by Seller as to which insurers have denied liability or are defending under any reservation of rights, and, to the Knowledge of Seller and/or Owner, there exists no material claim under such insurance that has not been properly filed by Seller.

5.8                               Contracts; No Default; Pending Proposals.

(a)                                 The Customer Contracts listed in Schedule 1.1(r) constitute all customer contracts, agreements, commitments and arrangements in effect as of the Closing Date under which Seller has an obligation to perform services after the Closing Date.  All other Customer Contracts have been completed in full and Seller has no further obligation or responsibility for ongoing service with respect to any other Customer Contract from and after the Closing Date except for ongoing warranty obligations.

(b)                                 Seller has performed, or is now performing, the obligations of, and Seller is not in default (or, to Seller’s and Owner’s Knowledge, would by the lapse of time or the giving of notice (or both) be in default) in respect of, any contract, agreement or commitment binding upon it or the Assets.  Seller has performed, or is now performing, the obligations of, and Seller is not in breach or default in respect to any contract, agreement or commitment binding upon Seller in connection with any employee contracts or agreements, collective bargaining agreements or agreements with any union or union trust funds.  Neither Seller nor Owner has received notice or warning of alleged nonperformance, delay in delivery or other noncompliance by Seller with respect to its obligations under any of such contracts, agreements or commitments.

5.9                               Taxes

(a)                                 Tax Returns and Audits.

(i)                                     As of the Closing Date, Seller will have prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to Seller’s ownership of the Assets or operation of the Business except for such Returns that are not required to have been filed by Seller prior to the Closing Date, which returns shall be filed prior to the due dates therefor, and such Returns are or will be true and correct in all material respects and have been or will be completed in accordance with Applicable Law (applicable to Seller and the Business).

(ii)                                  As of the Closing Date, Seller (A) will have paid all Taxes it is required to pay with respect to the operation of the Business (other than Taxes accrued but not yet payable, which shall be paid prior to the due date(s) therefor) and (B) will have withheld with respect to its employees all federal, state and foreign income taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld.

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(iii)                               Seller is not presently delinquent in the payment of any Tax, there is no Tax deficiency outstanding, assessed or proposed against Seller, and Seller is not presently a party to any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)                              Except as disclosed on Schedule 5.09(a)(iv), no audit or other examination of any Returns of Seller by any federal, state or local tax authority is presently in progress, nor has Seller or Owner been notified of the commencement of such an audit or other examination.

(v)                                 Neither Seller nor Owner knows of any basis for the assertion of any claim for any Liabilities for unpaid Taxes for which Buyer would become liable as a result of the transactions contemplated by this Agreement (other than transfer taxes and sales tax).

(vi)                              There are (and on the Closing Date there will be) no Liens on any Assets relating to or attributable to Taxes payable by Seller.

(b)                                 To Seller’s and Owner’s Knowledge, there is no written claim or threatened claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the Assets.

5.10                        Labor Relations.  Seller is not a party to any collective bargaining agreement applicable to its Employees.  Except to the extent set forth on Schedule 5.10, (a)  to Seller and Owner’s knowledge, Seller is in material compliance with respect to all Applicable Laws respecting employment and employment practices, terms and conditions of employment, taxes and withholding, compensation and benefits, and wages and hours, and is not engaged in any unfair labor practice which if decided adversely would have a Material Adverse Effect, provided, however, that Seller has not used e-verify and is not making any representation with respect to compliance with any immigration law, rule or regulation; (b) there are no labor strikes, unfair labor practice charges or complaints, grievances or labor disturbances pending or, to Seller’s knowledge, threatened against Seller in connection with the Business, nor is Seller experiencing a work stoppage or other material labor difficulty with respect to Seller’s Employees which would have a Material Adverse Effect; (c) no charges are pending before the Equal Employment Opportunity Commission or any Governmental Entity responsible for the prevention of unlawful employment practices which, if decided adversely, would have a Material Adverse Effect; and (d) neither Seller nor Owner has received any notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation relating to them as of the date of this Agreement and, to the Knowledge of Seller and Owner, no such investigation is in progress.

5.11                        Employee Benefits Plans; ERISA.

(a)                                 Pension Plans.  To Seller’s and Owner’s Knowledge, Seller has never maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is

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subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA, or Section 412 of the Code.

(b)                                 Benefit Plans.  To Seller’s and Owner’s Knowledge, Schedule 5.11(b) contains a complete list of all “Benefit Plans”.  “Benefit Plans” shall mean each and every plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers’ compensation, supplemental unemployment benefits, vacation benefits, severance benefits, life, health, disability or accident benefits, (including without limitation any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not a Welfare Benefit Plan, Pension Plan or Multiemployer Plan, (B) is entered into, maintained, contributed to and required to be contributed to by Seller, and (C) covers any Employees (with respect to their relationship with Seller).  “Welfare Benefit Plan” shall mean any “employee welfare benefit plan” as defined in Section 3(1) of ERISA, (A) which Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to and (B) which covers any Employees with respect to their relationship with Seller.

(c)                                  Multiemployer Plans.  To Seller’s and Owner’s Knowledge, at no time has Seller contributed to or been requested to contribute to any Multiemployer Plan.  To Seller’s and Owner’s Knowledge, Seller has not at any time ever maintained, established, sponsored or participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(d)                                 No Post-Employment Obligations.  To Seller’s and Owner’s Knowledge, except as disclosed on Schedule 5.11(d) no Benefit Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any of Seller’s Employees upon his or her retirement or termination of employment for any reason, except as may be required by Applicable Law, and Seller has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by Applicable Law.

(e)                                  Employment Compliance.  To Seller’s and Owner’s Knowledge, Seller is in compliance in all material respects with the health care continuation requirements of COBRA and all other applicable labor and employment laws and regulations, provided, however, that Seller has not used e-verify and is not making any representation with respect to compliance with any immigration law, rule or regulation.  To Seller’s and Owner’s Knowledge, Seller is in compliance in all material respects with all municipal, state and federal laws and regulations regarding the health care continuation requirements, including all COBRA requirements (including notice and the provision of benefits where necessary).  Seller is responsible for and shall indemnify and hold Buyer harmless for all labor or employment-related claims for all of Seller’ current or past Employees arising or accruing through the Closing Date (other than to the extent the claim relates to the failure of the Buyer to hire Employees listed on Schedule 7.3(a) as

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stated in Section 7.3(a)), including but not limited to claims under:  Title VII of the Civil Rights Act of 1964; the Federal Civil Rights Act of 1991; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Older Workers’ Benefit Protection Act; the Federal Family and Medical Leave Act of 1993; the Workers Adjustment and Retraining Notification Act of 1988; the Employee Retirement Income Security Act of 1974; the Equal Pay Act; any and all employment-related Connecticut statutes, laws and regulations; the orders and decisions of the Connecticut State Labor Commissioner; any other federal, state, local law, regulation or ordinance; any action based on any alleged breach of contract, unconscionability, breach of the covenant of good faith and fair dealing, fraud, fraudulent inducement or any other tort; any violation of public policy or statutory or constitutional rights; any claim for severance pay, overtime, wages, bonus or similar benefit, car allowance, relocation expenses, housing allowance, sick leave, pension, retirement, stock options, vacation pay, holiday pay, life insurance, health or medical insurance, reimbursement of health or medical costs, or any other fringe benefit; and any claim for disability.

(f)                                   Effect of Transaction.  To Seller’s and Owner’s Knowledge, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Benefit Plan, employee agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee other than COBRA for Employees who are not hired by the Buyer.

(g)                                  Employment Matters.  Seller is not a party to any contract, employment agreement or written personnel policy applicable to its Employees, other than the employment agreement listed on Schedule 5.11(g), true and correct copies of which agreements or policies have heretofore been delivered to the Buyer (the “Existing Employment Agreements and Policies”).  Schedule 5.11(g) sets forth the Existing Employment Agreements and Policies including (i) any agreements concerning confidentiality or competition with any current or former employees; (ii) any written agreement for the employment of any officer, employee, contractor, or consultant on a full-time, part-time, seasonal, consulting or other basis providing annual compensation in excess of $20,000; (iii) any management, consulting or advisory agreements with any third parties providing annual compensation in excess of $50,000; and (iv) any professional employer organization and/or employee leasing agreements providing annual payments in excess of $50,000.

(h)                                 To Seller’s and Owner’s Knowledge, Seller (i) is in compliance with all Applicable Laws respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to the Employees, other than any Laws the noncompliance of which will not have a Material Adverse Effect; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to the wages, salaries, and other payments to the Employees or made on behalf of Employees by virtue of employment, the transactions specifically contemplated by this Agreement or otherwise; (iii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any union, trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be

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made in the ordinary course of business and consistent with past practice).  Except as disclosed on Schedule 5.11(h), there are no claims or actions pending or, to the Knowledge of Seller and Owner, threatened against Seller under any worker’s compensation policy or long-term disability policy with respect to any Employees.

(i)                                     There are no employment-related liabilities, claims, charges and/or criminal or civil actions against or naming Seller, including:  (i) all employee and/or governmental claims, charges, complaints against Seller; (ii) all employee civil and/or criminal complaints against Seller; (iii) all employee claims for unpaid wages, salary, benefits or other compensation; and (iv) unpaid employment-related taxes or withholdings.

(j)                                    There are no civil, criminal or governmental complaints, charges, claims, investigations, accusations or unfair labor practice charges or complaints against Seller pending before the National Labor Relations Board, the United States Department of Labor, the Connecticut State Labor Commissioner, any court or any other governmental agency with respect to Seller’s Employees.

5.12                        Litigation.  Except as set forth on Schedule 5.12, there is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of Seller and Owner, threatened against Seller which relates to the Assets.  There are no judicial or administrative actions, claims, suits, proceedings or investigations pending or, to the Knowledge of Seller and Owner, threatened (a) relating to the Employees, or (b) that has had or would reasonably be expected to have a Material Adverse Effect.

5.13                        Power of Attorney.  There are no outstanding powers of attorney executed on behalf of Seller in respect of the Business or the Assets, except powers of attorney which would not have a Material Adverse Effect.

5.14                        Agreements, Contracts and Commitments.  Except as disclosed on Schedule 5.14, Seller is not a party to or bound by:

(a)                                 any employment or consulting agreement, contract or commitment with any Employee who performed services on behalf of the Business, or consulting or sales agreement, contract or commitment with a firm or other organization relating to any Employee who performed services on behalf of the Business;

(b)                                 any agreement or plan with or for the benefit of any Employee of the Business, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(c)                                  any fidelity or surety bond or completion bond secured by the Assets;

(d)                                 any agreement, contract or commitment relating to capital expenditures with respect to the Assets and involving future payments in excess of $20,000 annually or $100,000 in the aggregate for the term of such agreement(s);

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(e)                                  any agreement, contract or commitment relating to the licensing, sale or disposition of any Assets (other than this Agreement);

(f)                                   any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit secured by any Assets;

(g)                                  any dealer, distribution, joint marketing or development agreement relating to the Business; or

(h)                                 any other agreement, contract or commitment relating to the Business that involves $50,000 annually or $100,000 in the aggregate for the term of such agreement(s) or more and is not cancellable without penalty within thirty (30) days after the giving of notice by Seller to the other party thereto.

5.15                        Subsidiaries, Affiliates and Insiders.  Except as disclosed on Schedule 5.15, Seller has no subsidiaries.  The real property that is the subject of the Lease and Option Agreement (the “Premises”) is owned by River Bend Holdings, LLC.  Owner directly or indirectly owns one hundred percent (100%) of the limited liability company membership interests of River Bend Holdings, LLC.

5.16                        Real Property; Environmental Matters.  (a)  Except as disclosed on Schedule 5.16(a), Seller owns no real property.

(b)                                 Seller is not a party to a written real estate lease.

(c)                                  Set forth on Schedule 5.16(c) are various environmental reports and tests performed at Owner’s direction with respect to the Premises (collectively, “Owner’s Environmental Reports”).  As confirmed by Owner’s Environmental Reports, a variety of agricultural chemicals are and have been used at the Premises, including without limitation pesticide applications in connection with historical farming operations.  Owner’s Environmental Reports also confirm the existence of various areas where trash has been dumped, and conclude that a portion of the Premises is subject to the Transfer Act (as hereinafter defined); compliance with the Transfer Act, and the parties’ agreement with respect thereto, is set forth in the Lease and Option Agreement.  To Seller’s and Owner’s Knowledge, but without any review, investigation or inquiry, the Business, Assets, Premises and Seller are in compliance with all applicable Environmental Laws.  Neither Seller nor Owner has received notice that the Business, Assets, Premises and/or Seller is not in compliance with all applicable Environmental Laws.  To Seller’s and Owner’s Knowledge, but without any review, investigation or inquiry, Seller and Owner have obtained all environmental, health and safety licenses/permits necessary for the operation of the Business, Assets and Premises and any such licenses/permits are valid and are not subject to any modification or revocation proceeding, and neither Seller nor Owner has received notice that Seller or Owner is not in compliance with the terms and conditions thereof.  Neither Seller nor Owner has received any notice of any pending or threatened litigation, proceeding or claim to the effect that Seller or Owner is or may be liable to any Person, or responsible, or potentially responsible, as a result of its non-compliance with any Environmental Laws applicable to Seller or the Business, Assets or Premises, or arising out of the release,

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presence, handling, generation, storage, transportation or disposal of Hazardous Materials at the Premises, including liability under the United States Comprehensive Environmental Response, Compensation and Liability Act, as amended, any state “superfund” law or any other Environmental Law, and neither Seller nor Owner has Knowledge or has received notice that there is any present condition or circumstance that will give rise to any such liability on the part of Seller or Owner.

(d)                                 Seller and Owner have provided true and correct copies of all documents in the possession, custody or control of the Seller, Owner and the Business as set forth in the environmental due diligence list previously provided to Seller and Owner by Buyer.  Seller has caused GeoQuest, Inc. to provide to Buyer, prior to Closing, GeoQuest’s standard reliance letter.  “Environmental Laws” means any and all present federal, state or local laws (whether common law, statute, rule, order, or regulation), permits, and other applicable lawful requirements of governmental authorities relating in any manner to the environment (land, air and/or water) or to any Hazardous Materials.  “Hazardous Materials” means any and all materials and/or substances which are in any way prohibited, controlled or regulated by, or are otherwise defined as hazardous, toxic or controlled under, any Environmental Law, including but not limited to any materials and/or substances for which remediation criteria have been or may be adopted by DEEP, at the time of the execution of the Agreement.

5.17                        Compliance with Laws.  Seller is not in violation in any material respect of, and has not received any notices of violation with respect to, any Applicable Laws with respect to its ownership of the Assets and the conduct or operation of the Business., except where such violation would not have a Material Adverse Effect on Seller or the Business.

5.18                        Ownership of Seller’s Stock.  Other than Owner, no other Person owns any common or preferred stock or other securities of Seller, or any right or option to acquire any such stock or other securities (whether directly, or upon exercise or conversion of any other agreement or security), of Seller, and Owner owns all of the issued and outstanding stock of Seller, free and clear of any and all Liens.  Owner has the right, power and authority to vote to approve the sale of the Assets to Buyer pursuant to the terms of this Agreement, to execute and deliver, and to cause Seller to execute and deliver, this Agreement and to cause Seller to consummate the transactions contemplated hereby in accordance with the terms of this Agreement.

5.19                        Solvency.  (a) Seller is solvent and will not be rendered insolvent by the execution and delivery of this Agreement or by the transactions contemplated hereunder or in connection herewith.  Seller does not contemplate filing a petition in bankruptcy or for an arrangement or reorganization under the Bankruptcy Code nor are there any pending or threatened bankruptcy or insolvency proceedings against Seller.

(b)                                 Owner is solvent and will not be rendered insolvent by the execution and delivery of this Agreement or by the transactions contemplated hereunder or in connection herewith.  Owner does not contemplate filing a petition in bankruptcy or for an arrangement or reorganization under the Bankruptcy Code nor are there any pending or threatened bankruptcy or insolvency proceedings against Owner.

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5.20                        Brokers or Finders.  Neither Seller nor Owner has hired or entered into an agreement with any broker or finder in connection with the transactions contemplated by this Agreement.  Neither Seller nor Owner has incurred, or shall incur, directly or indirectly, any liability for any brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the transactions contemplated hereby.

5.21                        No Other Representations.  Except for the representations and warranties contained in this Article 5, neither Seller nor Owner is making any other representations or warranties to Buyer.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BUYER AND GUARANTOR

Buyer and Guarantor hereby jointly and severally represent and warrant to Seller and Owner as of the date of this Agreement, and as of the Closing Date, as follows:

6.1                               Organization, Good Standing and Qualification.  Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware.  Buyer has all necessary powers to own its properties and to carry on its business as now owned and operated and as contemplated to be operated after Closing, and is duly qualified to transact business and is in good standing in Connecticut and in all other jurisdictions in which the nature of its business or the character or location of their properties make such qualification necessary.

6.2                               Authority.  Buyer has all requisite power and authority to enter into this Agreement and Buyer’s Collateral Agreements and, subject to satisfaction or waiver of any conditions set forth herein, to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and Buyer’s Collateral Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Buyer and Guarantor.  This Agreement has been duly executed and delivered by Buyer and Guarantor and constitutes the valid and binding obligation of Buyer, enforceable against them in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies.

6.3                               Solvency.

(a) Buyer is solvent and will not be rendered insolvent by the execution and delivery of this Agreement or by the transactions contemplated hereunder or in connection herewith.  Buyer does not contemplate filing a petition in bankruptcy or for an arrangement or reorganization under the Bankruptcy Code nor are there any pending or threatened bankruptcy or insolvency proceedings against Buyer.

(b)                                 Guarantor is solvent and will not be rendered insolvent by the execution and delivery of this Agreement or by the transactions contemplated hereunder or in connection herewith.  Guarantor does not contemplate filing a petition in bankruptcy or for an

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arrangement or reorganization under the Bankruptcy Code nor are there any pending or threatened bankruptcy or insolvency proceedings against Guarantor.

6.4                               Brokers or Finders.  Buyer has not hired or entered into an agreement with any broker or finder in connection with the transactions contemplated by this Agreement.  Buyer has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

6.5                               Environmental Matters.  Buyer acknowledges receipt of Owner’s Environmental Reports.

6.6                               No Other Representations.  Except for the representations and warranties contained in this Article 6, neither Buyer nor Guarantor is making any other representations or warranties to Seller.

ARTICLE 7
COVENANTS AND AGREEMENTS

7.1                               Approvals.

(a)                                 The Owner has approved this Agreement and the transactions contemplated hereby in accordance with Applicable Laws (applicable to Seller and Owner) and Seller’s organizational documents.

(b)                                 Guarantor has approved this Agreement and the transactions contemplated hereby in accordance with Applicable Laws (applicable to Buyer and Guarantor) and Buyer’s organizational documents.

7.2                               Post Closing Tax Covenants.

(a)                                 Subject to Section 7.2(c) below, Seller will be responsible for the preparation and filing of all Tax Returns of Seller (including Tax Returns required to be filed after the Closing Date) for periods up to and including the Closing Date, and such Tax Returns shall be true, complete and correct and prepared in accordance with Applicable Law (applicable to Seller or the Business) in all material respects.  Seller will be responsible for and make all payments of Taxes shown to be due on such Tax Returns.

(b)                                 Subject to Section 7.2(c) below, Buyer will be responsible for the preparation and filing of all Tax Returns required to be filed with respect to Buyer’s ownership or use of the Assets or its operation of the Business for taxable periods (or portions thereof) commencing after the Closing Date.  Such Tax Returns shall be true, complete and correct and prepared in accordance with Applicable Law in all material respects.  Buyer will be responsible for and make all payments of Taxes shown to be due on such Tax Returns.

(c)                                  In the case of any real or personal property taxes (or other similar Taxes) attributable to the assets which will continue to be owned by Seller where the applicable Returns cover a taxable period commencing before the Closing Date and ending thereafter, Seller shall prepare such Returns and make all payments required with respect to any such Returns,

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provided, however, Buyer will promptly reimburse Seller upon filing the Tax Returns to the extent any payment made by Seller relates to the Assets and that portion of the taxable period ending after the Closing Date, which amount shall be determined and prorated on a per diem basis.

(d)                                 To the extent relevant to the Business or the Assets, each party shall (i) provide the other with access upon reasonable notice to such computer software, records and other information as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes, and (ii) retain and provide the other with access upon reasonable notice to all records, computer software, or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other proceeding, relating to Taxes; and (iii) retain all documents, including prior years’ Tax Returns, supporting work schedules and other records or information with respect to all sales, use and employment Tax Returns and, shall not destroy or otherwise dispose of any such records until the later of six (6) years after the Closing Date or until the expiration of the applicable statute of limitations with respect to Taxes without the prior written consent of each other party to this Agreement.

7.3                               Seller’s Termination of Employees; Employee Offers.  (a) On the Closing Date, Seller shall terminate all of its Employees other than the Employees listed on Schedule 7.3(b).  After receiving the written consent of the Seller, which consent will not be unreasonably withheld, during the fourteen (14) days before the Closing Date, Buyer shall offer employment to all employees of the Seller listed on Schedule 7.3(a) on terms and conditions no less favorable for each employee than the current terms and conditions of their employment; provided, however, that such employees shall participate in any employee benefit plans sponsored by Buyer, Guarantor or their Affiliates only on the same terms and conditions as are applicable to the participants in these plans generally, provided further that such employees shall be given senior credit under such plans for years of service to Seller.  On the Closing Date, Buyer shall employ all of the Employees who accept such offers of employment.  After the Closing Date, Buyer shall employ such Employees at its discretion in accordance with its internal policies.

(b)                                 Buyer may in its discretion, but shall not be required to, offer employment to the Employees listed on Schedule 7.3(b).

7.4                               Warranty Obligations.  Buyer acknowledges that Buyer, and not Seller, is solely responsible for satisfying any and all warranty obligations relating to any sale of inventory prior to the Closing Date, except to the extent such warranty obligations are the result of Boxwood Blight or other unusual and particularly disruptive fungus, diseases or pathogens.

7.5                               Confidentiality.  Each party covenants and agrees that it will not, at any time following the Closing Date, disclose, directly or indirectly, or make available to any Person, or in any manner use for its own benefit, any confidential information or trade secrets relating to the Business, Buyer or Guarantor (with respect to Seller) or relating to Seller or Owner or any of their respective Affiliates and their respective business operations (with respect to Buyer), including, without limitation, business strategies, operating plans, pro forma financial information, market analysis, personnel information, product information, know-how, customer

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lists (including addresses and telephone numbers) and relationships, supplier lists, or other non-public proprietary and confidential information relating to the applicable business, except to the extent that such information (i) is obtained from a third party whom the Seller, Buyer or their respective Affiliates, as the case may be, does not have any reason to believe is bound by a duty of confidentiality, (ii) relates to information that is or becomes generally known to the public other than as a result of a breach hereof or (iii) is required to be disclosed by law.

7.6                               Non-Competition Covenant.  (a) Beginning on the Closing Date and ending on the fourth (4th) anniversary of the Closing Date (the “Non-Competition Period”), neither Seller nor Owner shall, directly or indirectly, engage in a Competitive Business Activity (as defined below) anywhere in the Restricted Territory (as defined below).  For purposes hereof, the term “Competitive Business Activity” shall mean (i) engaging in, managing or directing Persons engaged in, the Business (whether operated through a subsidiary or Affiliate thereof) in the Restricted Territory; (ii) acquiring or having an ownership interest in any Persons engaged in the Business in the Restricted Territory (except for ownership of two percent (2%) or less of any entity whose securities are registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended); or (iii) participating in the financing, operation, management or control of any Person described in clause (ii) of this sentence.  For all purposes hereof, the term “Restricted Territory” shall mean the Northeast, the Mid-Atlantic, and the Midwest.  Notwithstanding the foregoing: Owner and any affiliate of Owner may own, develop, lease and sell real estate in any location and for any lawful purpose, including real estate used for agriculture, growing plants and trees or farming, and Seller may sell the field lines, and it shall not be a breach of this paragraph (a); and Seller, Owner or any Affiliate of Seller or Owner may engage in any Competitive Business Activity anywhere in the Restricted Territory and may employ any former Employee during the Non-Competition Period if Buyer is in default under the Note or the Lease and Option Agreement and such default is not remedied during any applicable grace period.

(b)                                 During the Non-Competition Period, neither Seller nor Owner shall, directly or indirectly, solicit, encourage or take any other action which is intended to induce or encourage, or has the effect of inducing of encouraging (i) any Person currently transacting business with Seller, whether as a customer, vendor, supplier or otherwise, who, as of or after the Closing Date, transacts business with Buyer (whether as customer, vendor, supplier or otherwise), to reduce, limit or terminate the amount of business then being conducted by such Persons with Buyer, or (ii) any employee of Buyer to terminate his or her employment with Buyer.

(c)                                  The covenants contained in Section 7.6(a) shall be construed as a series of separate covenants, one for each county or other political subdivision included within the Restricted Territory.  Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Section 7.6(a).  If, in any judicial or arbitration proceeding, a court or arbitrator refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.  In the event that the provisions of Section 7.6(a) are deemed to exceed the time, geographic or scope limitations permitted by Applicable Law, then such provisions

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shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by Applicable Law.

(d)                                 Seller and Owner acknowledge that (i) the goodwill associated with the Business, Assets and Seller prior to the Closing is an integral component of the value of the Business to Buyer and is reflected in the value of the Purchase Price to be received by Seller, and (ii) Seller’s and Owner’s agreements as set forth in Sections 7.6(a) and 7.6(b) are necessary to preserve the value of the Business for Buyer following the Closing.  Seller and Owner also acknowledge that the limitations of time, geography and scope of activity agreed to in Section 7.6(a) are reasonable because, among other things, (A) Buyer and Seller are engaged in a highly competitive industry, (B) Seller and Owner have had unique access to the trade secrets and know-how of the Business including, without limitation, the plans and strategy (and, in particular, the competitive strategy) of the Business, and (C) Seller and Owner are receiving significant consideration in connection with the consummation of the transactions contemplated by this Agreement.

(e)                                  The parties agree that in the event of a breach or threatened breach by Seller or Owner of any of the covenants set forth in Sections 7.6(a) or 7.6(b), monetary damages would be inadequate to protect fully Buyer from, and compensate Buyer for, the harm caused by such breach or threatened breach.  Accordingly, Seller and Owner agree that if it were to breach, or threaten to breach, any of the provisions of Sections 7.6(a) or 7.6(b), Buyer shall be entitled to, in addition to any other right or remedy otherwise available, the right to an injunctive relief restraining such breach or threatened breach and to specific performance of any such provision(s), without having to post any bond or other security in connection with such proceeding.

7.7                               PDKO License Agreement.  Buyer shall perform all of the obligations of Seller under the PDKO License Agreement with respect to the period beginning on the Closing Date and ending on the third (3rd) anniversary of the Closing Date.  On or before the tenth (10th) day of each month beginning on the tenth day of the month immediately after the Closing Date, Buyer shall provide Seller with a statement of the amount of royalties received by Buyer under the PDKO License Agreement, if any, during the preceding calendar month, a copy of the royalty statement sent to Buyer by Conard Pyle Company and a check payable to Seller equal to such amount of such royalties received.  Buyer shall continue to send such statements and send such checks to Seller until Buyer has paid all royalties to Seller earned by Buyer under the PDKO License Agreement during the three year period (the “Three Year Period”) after the Closing Date (collectively the “PDKO Royalty Amount”), it being understood that Buyer’s obligations shall not be construed as a guaranty of any minimum royalty amount, but the Buyer shall be barred from exercising its nonrenewal or termination rights set forth in the PDKO Royalty Agreement without cause during the Three Year Period, it being understood that Buyer may only terminate the PDKO License Agreement for cause during such Three Year Period.

7.8                               Third Party Consents.  To the extent that Seller’s rights under any Customer Contracts or General Contracts constituting the Assets may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its commercially reasonable efforts to obtain any

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such required consent as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law and the Asset, shall act after the Closing as Buyer’s agent to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

7.9                               Publicity or Public Announcement.  No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without prior written approval thereof by Buyer and Seller, which such approval shall not be unreasonably withheld.  Notwithstanding the preceding sentence, Seller and Owner may make a public announcement of this Agreement, its terms and the transactions contemplated hereby if deemed appropriate by their counsel with respect to their public reporting responsibilities and in their financial reports.

7.10                        Joint, Several and Unconditional Guaranty of Guarantor.  Guarantor hereby jointly, severally and unconditionally guarantees the payment of all amounts required to be paid by Buyer pursuant to this Agreement and the Buyer Collateral Agreements other than amounts which are not payable to Seller or Owner and for which neither the Seller nor the Owner would be liable to pay or perform.

7.11                        Connecticut Transfer Act.  Each of Seller and Owner shall comply with all provisions of the Transfer Act of the State of Connecticut (Act (CGS §§ 22a-134 et seq., referred to herein as the “Transfer Act”) applicable to the transactions contemplated by this Agreement as stated in the Lease and Option Agreement.

7.12                        Operation of the Business Prior to Closing Date.  Seller has operated the Business during the Pre-Closing Period in accordance with their ordinary and customary practices except as permitted in Section 5.6, this Section 7.12 or elsewhere in this Agreement.  During the Pre-Closing Period, Seller and Owner did not do any of the following without the prior written consent of Buyer: (1) make any capital improvements, purchase, lease or sell any capital assets; (2) increase the compensation of any employee or independent contractor by more than the greater of three percent (3%) annually or $1 per hour, except as required by any minimum wage law or giving similar compensation increases to other Employees due to any increase required by any minimum wage law; and (3) pay any bonus to any Employee in excess of three percent (3%) of the annual compensation of the Employee, except as required under an employment or consultant agreement existing prior to November 23, 2013 and listed on Schedule 7.12.

7.13                        Cooperation After the Closing.  During the twelve (12) months after the Closing, Buyer at no cost to Seller shall permit employees of Buyer to sell field liner inventories and Novalis pots and labels on behalf of Seller, provided such sales and services do not interfere with their duties as employees of Buyer.

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ARTICLE 8
CONDITIONS TO OBLIGATIONS OF BUYER

The obligations of Buyer hereunder to consummate and effect the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Buyer in its sole discretion, each of which shall be deemed to be waived upon the consummation of the Closing):

8.1                               Representations and Warranties.  Each of the representations and warranties made by Seller and Owner in Article 5 of this Agreement shall be true and correct in all material respects as of the Closing Date.

8.2                               Performance.  Seller and Owner shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Seller and Owner at or before the Closing.

8.3                               Certificates.  Seller shall have delivered to Buyer the certificates referenced in Section 4.1(c) hereof.

8.4                               Orders and Laws.  There shall not be in effect on the Closing Date any order or law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

8.5                               Regulatory Consents and Approvals.  All consents, approvals and actions of, filings with and notices to any Governmental Entity necessary to permit Buyer and Seller to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given, and all terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

8.6                               Third Party Consents.  All consents (or in lieu thereof written waivers) to the performance by Seller of its obligations under this Agreement or to the consummation of the transactions contemplated hereby shall have been obtained and delivered to Buyer.

8.7                               Claims.  There shall be no action or proceeding of any nature pending or threatened against (i) Seller, its properties, or any of Seller’s respective officers or directors, arising out of, or in any way connected with, the transactions contemplated hereby, or (ii) the Business or the Assets.

8.8                               PDKO License Agreement.  Buyer shall have assumed the PDKO License Agreement pursuant to the Assignment and Assumption.

8.9                               Lease and Option Agreement.  Buyer, Seller and River Bend Holdings, LLC shall have entered into the Lease and Option Agreement, and Guarantor shall have jointly, severally and unconditionally guaranteed the obligations of Buyer.

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8.10                        Deliveries.  Seller shall have delivered to Buyer executed copies of all Seller Collateral Agreements.

8.11                        Short Term Lease.  Seller shall have delivered to Buyer the executed Short Term Lease and Guarantor shall have jointly, severally and unconditionally guaranteed the obligations of Buyer.

8.12                        Termination of Employment Agreement.  The Termination of Employment Agreement shall have been executed and delivered by Seller and Gregory Schaan.

8.13                        New Employment Agreement.  The New Employment Agreement shall have been executed and delivered by Gregory Schaan.

8.14                        No Material Adverse Effect.  Since the date hereof, there shall have been no Material Adverse Effect, whether or not reflected in the Sellers’s or Owner’s financial statements, the Schedules or otherwise.  Notwithstanding the foregoing, conducting the Business pursuant to Section 5.6, Section 7.12 and the provisions of this Agreement shall not be a Material Adverse Effect.

ARTICLE 9
CONDITIONS TO OBLIGATIONS OF SELLER AND OWNER

The obligations of Seller and Owner hereunder to consummate and effect the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller or Owner in its or his sole discretion, each of which shall be deemed to be waived upon the consummation of the Closing):

9.1                               Representations and Warranties.  Each of the representations and warranties made by Buyer and Guarantor in Article 6 of this Agreement shall be true and correct in all material respects as of the Closing Date.

9.2                               Performance.  Buyer and Guarantor shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Buyer and Guarantor at or before the Closing.

9.3                               Good Standing Certificates.  Buyer shall have delivered to Seller the good standing certificates referenced in Section 4.2 hereof.

9.4                               Orders and Laws.  There shall not be in effect on the Closing Date any order or law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

9.5                               Regulatory Consents and Approvals.  All consents, approvals and actions of, filings with and notices to any Governmental Entity necessary to permit Seller and Buyer to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given, and all terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

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9.6                               Third Party Consents.  All consents (or in lieu thereof written waivers) to the performance by Buyer of its obligations under this Agreement or to the consummation of the transactions contemplated hereby shall have been obtained and delivered to Buyer.

9.7                               Claims.  There shall be no action or proceeding of any nature pending or threatened against (i) Buyer, its properties, any of Buyer’s respective officers or directors or Guarantor, arising out of, or in any way connected with, the transactions contemplated hereby, or (ii) the Business or the Assets, except where such action or proceeding would not have a material adverse effect on Buyer.

9.8                               Note.  The Note shall be executed and delivered by Buyer and Guarantor.

9.9                               Letter of Credit.  The Letter of Credit shall be executed and delivered by the issuing bank.

9.10                        PDKO License Agreement.  Buyer shall have assumed the PDKO License Agreement pursuant to the Assignment and Assumption.

9.11                        Lease and Option Agreement.  Buyer, Seller and River Bend Holdings, LLC shall have entered into the Lease and Option Agreement, and Guarantor shall have jointly, severally and unconditionally guaranteed the payments and obligations of Buyer.

9.12                        Deliveries.  Buyer shall have delivered to Seller executed copies of all Buyer Collateral Agreements.

9.13                        Short Term Lease.  Buyer shall have delivered to Seller the executed Short Term Lease and Guarantor shall have jointly, severally and unconditionally guaranteed the obligations of Buyer.

9.14                        Termination of Employment Agreement.  The Termination of Employment Agreement shall have been executed and delivered by Gregory Schaan.

9.15                        New Employment Agreement.  The New Employment Agreement shall have been executed and delivered by Gregory Schaan and Buyer.

ARTICLE 10
SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
INDEMNIFICATION

10.1                        Indemnification by Seller and Owner.  Seller and Owner shall jointly and severally indemnify, defend and hold Buyer and its employees, officers, directors and Affiliates (the “Buyer Indemnified Parties”), harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees (hereinafter individually a “Loss” and collectively “Losses”), paid, sustained or incurred by any Buyer Indemnified Party, or any of them, directly or indirectly, relating to, or arising out of, (a) any breach or inaccuracy of any representation or warranty of Seller or Owner contained in this Agreement or any Seller Collateral Agreement, (b) any failure by Seller or Owner to perform or comply with any covenant contained in this Agreement or any Seller Collateral Agreement, (c) Liabilities, other than the Assumed Liabilities, and (d) Seller’s failure to have complied with any fraudulent

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conveyance, bulk sales or other laws applicable to Seller relating to the need to provide notice to creditors.

10.2                        Indemnification by Buyer and Guarantor.  Buyer and Guarantor shall jointly and severally indemnify, defend and hold Seller, Owner and their respective employees, officers, directors and Affiliates (the “Seller Indemnified Parties”), harmless against all Losses paid, sustained or incurred by any Seller Indemnified Party, or any of them, directly or indirectly, relating to or arising out of (a) any breach or inaccuracy of any representation or warranty of Buyer contained in this Agreement or any Buyer Collateral Agreement; (b) any failure by Buyer to perform or comply with any covenant contained in this Agreement or any Buyer Collateral Agreement; (c) ownership and operation of the Assets and the Business from and after the Closing Date; and (d) the Assumed Liabilities.

10.3                        Notice of Claim; Defense.  The party entitled to indemnification pursuant to either Section 10.1 or 10.2 (“Claimant”) shall promptly deliver to the party (or parties) liable for such indemnification (“Obligor” or “Obligors”) written notice (the “Notice of Claim”) of any claim for recovery pursuant to this Article 10, specifying in reasonable detail the nature of the Loss and, if known, the amount, or an estimate of the amount, of the liability arising therefrom (the “Claim”).  The Claimant shall provide to the Obligor as promptly as practicable thereafter such information, documentation and access to employees and business records as is reasonably requested by Obligor to support and verify the Claim, provided that, in doing so, it may restrict or condition any disclosure in an effort to preserve privileges of importance in any foreseeable litigation.

(a)                                 If the facts pertaining to the Loss arise out of the claim of any third Person (other than a Buyer Indemnified Party or Seller Indemnified Party) and indemnification is available by virtue of the circumstances of such Loss, Obligor must assume the defense or the prosecution thereof, including the employment or engagement of counsel and accountants, at its cost and expense.  If counsel defending such claim determines that representation of both Obligor and Claimant by such counsel would be inappropriate due to actual or potential differing interests between them in such proceeding (such as the availability of defenses that may be available to one but not both parties), Claimant (together with all other Persons entitled to indemnification hereunder who may be represented by one counsel without conflict) shall have the right to retain one separate counsel subject to the approval of such counsel by Obligor, such approval not to be unreasonably withheld, with the reasonable fees and expenses to be paid by Obligor.  Claimant need not consent to any settlement unless such settlement would impose any non-monetary obligation on Claimant.  Obligor shall not be liable for any settlement of any Claim effected without its prior consent, which shall not be unreasonably withheld.  Whether or not Obligor chooses to so defend or prosecute such third-party Claim, the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information, access to employees and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

10.4                        Limitations.  Anything in this Article 10 to the contrary notwithstanding, the following qualifications, limitations and restrictions shall apply:

33

(a)                                 No indemnification under this Article 10 shall be payable by Seller or Owner to any other party (or parties) unless and until Losses for which Seller or Owner are liable equal or exceed Fifty Thousand Dollars ($50,000) (the “Deductible Amount”), at which point all accumulated Losses for which the applicable party (or parties) are liable hereunder shall be subject to indemnification hereunder if and to the extent they exceed the Deductible Amount.

(b)                                 Except for claims based on Losses relating to a breach by Seller or Owner of Sections 5.2(a), 5.3(a), 5.7(a), 5.9 and 5.11 (for which there shall be no limit on liability), Seller or Owner shall not be required to pay indemnification under this Article 10 to any other party (or parties) if and to the extent the aggregate of all Losses for which Seller or Owner would be liable would exceed Four Hundred Twenty Five Thousand Dollars ($425,000).

(c)                                  No indemnification shall be payable by any party with respect to matters as to which it has not received a Notice of Claim within one (1) year after the Closing Date, except that, (i) there shall be no limitation on the time during which indemnification may be sought or obtained (other than the applicable statutes of limitation) for (A) Losses relating to a breach by Seller or Owner of Sections 5.1, 5.2(a), 5.3(a) or 5.7(a), or (B)  Losses relating to a breach by Seller or Owner of Section 5.9, or (C) Losses relating to a breach by Seller or Owner of Section 5.16, and (D) Losses relating to a breach by Buyer or Guarantor of Sections 6.1, 6.2, 6.3 or 6.5.  If any Claim (or Claims) are being arbitrated pursuant to Section 11.5 at the time such one (1) year period expires, the party (or parties) determined by the Arbitrator to be liable under this Article 10 shall be required to reimburse the party entitled to indemnification as if such one (1) year period had not expired.

(d)                                 In determining the amount of any Loss for which any party is entitled to indemnification under this Agreement, the gross amount thereof will be reduced by any correlative insurance proceeds or other third party indemnity or reimbursement proceeds realized or to be realized by such party. Each party shall use its best efforts to mitigate any loss suffered by it in relation to any indemnifiable claim, including without limitation, pursuing any available insurance coverage or other rights of indemnity or reimbursement from third parties with respect to any such loss, liability or expense.

(e)                                  Payments by the Obligor to the Claimant pursuant to Section 10.1 or 10.2, as the case may be, shall be reduced by the amount of any Tax benefit realized or reasonably expected to be realized by the Claimant as a result of such payment.

(f)                                   Obligor shall not be liable for any consequential, incidental, special or punitive damages.

(g)                                  Although a Claimant may be entitled to indemnification hereunder with respect to a Loss under more than one provision of Section 10.1 or 10.2, as the case may be, a Claimant shall only be indemnified once with respect to any such Loss.

10.5                        No Right of Offset Against Note.  Buyer shall not have a right of offset against the Note or any other amount payable by Buyer to Seller or any of its Affiliates under any circumstance.

34

ARTICLE 11
GENERAL

11.1                        No Third Party Beneficiaries.  Except as set forth below, nothing contained in this Agreement shall be construed to confer upon or give to any Person other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

11.2                        Notices.  All notices, requests, demands, and other communications given or made under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally or by commercial messenger or courier service on the party to whom notice is to be given, or on the fourth day after mailing if mailed to the party to whom notice is to be given, by first class mail registered or certified, postage prepaid, and properly addressed as follows:

If to Buyer:

Monrovia Connecticut LLC
c/o Monrovia Nursery Co
814 East Monrovia Place

Azusa, California 91702

Attention:  Miles Rosedale
Telephone:  (626) 334-9321

With a copy to:

Greenberg Glusker Fields Claman &
Machtinger LLP
1900 Avenue of the Stars, 21st Floor
Los Angeles, California 90067-4590

Attention:  Richard J. Sweet, Esq.
Telephone:  (310) 785-6825
Fax:  (310) 201-2392

If to Guarantor:

Monrovia Connecticut LLC
c/o Monrovia Nursery Co
814 East Monrovia Place

Azusa, California 91702

Attention:  Miles R. Rosedale
Telephone:  (626) 334-9321

With a copy to:

Greenberg Glusker Fields Claman &

35

Machtinger LLP

1900 Avenue of the Stars, 21st Floor

Los Angeles, California 90067-4590

Attention:  Richard J. Sweet, Esq.

Telephone:  (310) 785-6825

Fax:  (310) 201-2392

If to Seller:

Imperial Nurseries, Inc.

c/o Griffin Land

204 West Newberry Road

Bloomfield, Connecticut 06002

Attention:  Anthony J. Galici
Telephone:  (860) 286-7660
Fax:  (860) 286-7653

With a copy to:

Murtha Cullina LLP
185 Asylum Street
Hartford, CT 06103

Attention:  Thomas M. Daniells, Esq.
Telephone:  (860) 240-6078
Fax:  (860) 240-6150

If to Owner:

Griffin Land & Nurseries, Inc.
One Rockefeller Plaza, 23rd Floor

New York, NY 10020

Attention:  Frederick M. Danziger
Telephone:  (212) 218-7910
Fax:  (212) 218-7917

With a copy to:

Murtha Cullina LLP

185 Asylum Street

Hartford, CT 06103

Attention:  Thomas M. Daniells, Esq.

Telephone:  (860) 240-6078

Fax:  (860) 240-6150

36

11.3                        Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors, permitted assigns, heirs, executors and personal representatives.

11.4                        Entire Agreement; Modification; Waiver.  This Agreement (including all Schedules and Exhibits attached to this Agreement, which are incorporated herein by this reference), sets forth the entire agreement of the parties hereto with respect to the matters contained herein, and no prior or contemporaneous agreement or understanding pertaining to any such matter (including without limitation that certain Letter of Intent dated August 22, 2013 between Guarantor and Seller) shall be effective for any purpose.  No supplement, modification or amendment to this Agreement shall be binding unless it is in writing and executed by all of the parties.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, any waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless it is in writing and executed by the party making the waiver.  Notwithstanding the foregoing, this Agreement shall not supercede or terminate any access agreement executed by any or all of the parties or any of their respective Affiliates or the Confidentiality Agreement.

11.5                        Mediation.  Except with respect to a failure to make payment within any applicable grace period pursuant to the Note, if any dispute, claim, disagreement or other matter arising from or relating to this Agreement or the alleged breach of this Agreement cannot be settled within thirty (30) days after any party sends written notice to each other party to this Agreement, the parties shall try in good faith to settle such matter by non-binding mediation in Hartford, Connecticut, administered by JAMS/Endispute under its Commercial Mediation Rules and Procedures which are then in effect before commencing arbitration or litigation.  The mediator shall be a disinterested attorney who has been admitted to practice law in the State of Connecticut for at least ten (10) years.  Each party in the mediation proceeding shall submit a written statement of their position to each other and to JAMS/Endispute within fifteen (15) days after the date of written notice from JAMS/Endispute of the claim and attend a hearing with the mediator within thirty (30) days after the date of such notice.  The claimant(s) and the defendant(s) shall each pay their own attorney’s fees and each shall pay one-half (1/2) of the cost of the mediator and such proceeding.  All conduct, offers, promises and statements, whether oral or written, made in the course of the mediation by any party, the attorney of any party, the mediator or any other participant in the mediation shall be confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration, litigation or other proceeding involving the parties, provided that any evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or nondiscoverable as a result of its use in the mediation. If any party fails to take any action within the time required under this subsection and within fifteen (15) days written notice of such failure is provided to such party, any other party may commence arbitration with respect to such matter.  Time shall be of the essence with respect to each action to be taken under this Subsection.

11.6                        Arbitration.  Any claim or controversy arising out of, relating to or concerning this Agreement, the breach of this Agreement, including any statutory claims (including, without limitation, the arbitrability of any claim or controversy), shall be settled by final and binding

37

arbitration before a single neutral arbitrator in New York, New York, in accordance with the JAMS/Endispute Rules and Procedures, and in conjunction with the applicable law governing this Agreement.  In the event that the parties cannot mutually agree upon the arbitrator, then JAMS/Endispute located in New York, New York, shall appoint the arbitrator.  This arbitration includes all claims whether arising in tort or contract and whether arising under statute or common law.  The arbitrator shall issue a written finding of fact and conclusions of law, which may be enforced in any court of competent jurisdiction.  The arbitrator shall have the authority to grant all monetary or equitable relief, including, without limitation, costs of the arbitration and reasonable attorneys’ fees, to the prevailing party. The fees of the arbitrator and all other costs relative thereto shall be split equally between the parties.  The Parties each irrevocably waive any objection to jurisdiction, improper venue and inconvenient forum in New York, New York.

11.7                        Litigation.  Notwithstanding Section 11.5 or 11.6, Seller may commence litigation in the State of Connecticut with respect to any and all matters arising in connection with or related to default by Buyer under the Note and arising in connection with the Letter of Credit.

11.8                        Attorneys’ Fees and Costs.  If any action, proceeding or arbitration is brought by any party with respect to this Agreement, or the interpretation, enforcement or breach hereof, the prevailing party in such action shall be entitled to an award of all reasonable costs of litigation or arbitration, including, without limitation, attorneys’ fees, to be paid by the losing party, in such amount as may be determined by the court or arbitrator having jurisdiction of such action.  The court or arbitrator shall consider, in determining the prevailing party, (i) which party obtains relief which most nearly reflects the remedy or relief which the parties sought, and (ii) any settlement offers made prior to commencement of the proceeding.  If any action or arbitration results in a judgment, the party obtaining the judgment shall be entitled to recover from the party against whom the judgment is rendered all costs and expenses, including attorneys’ fees, incurred in enforcing the judgment.

11.9                        Expenses.  Whether or not the transactions contemplated hereby are consummated, each of the parties shall pay all costs and expenses incurred, or to be incurred, by it in negotiating and preparing this Agreement and in consummating the transactions contemplated hereby.

11.10                 Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without regard to principles of conflicts of law.

11.11                 Assignment.  No party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party; provided however, Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates or to a lender providing financing to Buyer or any of its Affiliates, and (b) designate one or more of its Affiliates to perform its obligations hereunder, as long as Buyer nonetheless remains responsible for the performance of its obligations hereunder.

11.12                 Relationship.  The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement.  This Agreement does not create any agency, partnership, joint venture or trust.

38

11.13                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile transmission or via .pdf format shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile or via .pdf format shall be deemed to be their original signatures for all purposes.

11.14                 Severability.  If any provision of the Agreement is held to be invalid or unenforceable at law, that provision will be reformed as a valid provision to reflect as closely as possible the original provision giving maximum effect to the intent of the parties, or if that cannot be done, will be severed from the Agreement without affecting the validity or enforceability of the remaining provisions.

11.15                 Extension; Waiver.  At any time prior to the Closing, Buyer or Seller may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions for the benefit thereof contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by all of the parties hereto.

11.16                 Construction.  Each of the parties hereto has participated in the negotiation and preparation of this Agreement and all Collateral Agreements.  Accordingly, each of the parties hereby waives the protection or benefit of any law, judicial precedent or other legal principle which provides that contractual ambiguities are to be construed against the party who shall have drafted the provision in question.

[Remainder of page left intentionally blank.  Signature page follows.]

39

IN WITNESS WHEREOF, this Asset Purchase Agreement has been executed by the parties hereto as of the date first above written.

BUYER:

MONROVIA CONNECTICUT, LLC

By:	/s/ Miles R. Rosedale
Name:	Miles R. Rosedale
Title:	President

GUARANTOR:

MONROVIA NURSERY COMPANY

By:	/s/ Miles R. Rosedale
Name:	Miles R. Rosedale
Title:	President

SELLER:

IMPERIAL NURSERIES, INC.

By:	/s/ Anthony J. Galici
Name:	Anthony J. Galici
Title:	Secretary

OWNER:

GRIFFIN LAND & NURSERIES, INC.

By:	/s/ Anthony J. Galici
Name:	Anthony J. Galici
Title:	Secretary

[Signature page to Asset Purchase Agreement]

Index of Exhibits

Exhibit	Description

“A”	Access Agreement
“B”	Lease and Option Agreement
“C”	Letter of Credit
“D”	Note
“E”	PDKO License Agreement
“F”	Transition Services Agreement
“G”	Allocation of Purchase Price
“H”	General Assignment and Bill of Sale
“I”	Assignment and Assumption Agreement
“J”	Termination of Employment Agreement
“K”	Connecticut DEEP Form III
“L”	Short Term Lease
“M”	Summary of Inventory Sales
“N”	New Employment Agreement

LEASE AND OPTION AGREEMENT

BETWEEN

RIVER BEND HOLDINGS, LLC

AND

IMPERIAL NURSERIES, INC.

as Landlord

AND

MONROVIA CONNECTICUT LLC

as Tenant

Dated:  January 6th, 2014

i

5.	Successors and Assigns	29
6.	Governing Law	30
7.	No Brokerage	30
8.	Invalidity of Particular Provisions	30
9.	Recording	30
10.	Survival	30
11.	Estoppel Certificates	30
12.	Power to Execute	31
13.	Time	31
14.	Environmental	31
15.	Financial Records	39
16.	Attorneys’ Fees	39
17.	Guaranty	39

ii

LIST OF EXHIBITS

Exhibit A	Legal Description of Parcel A

Exhibit B	Legal Description of Parcel B

Exhibit C	Survey of Real Property

Exhibit D	Residential Leases

Exhibit E	Diversion Permits

Exhibit F	Form of Certificate of Representation and Warranties

Exhibit G	Guaranty Agreement

iii

LEASE AND OPTION AGREEMENT

This Lease and Option Agreement (herein referred to as this “Lease” or “Agreement”) is made as of this 6th day of January, 2014, by and between RIVER BEND HOLDINGS, LLC, a Connecticut limited liability company with an office and place of business at 204 West Newberry Road, Bloomfield, Connecticut 06002 (referred to herein as “Seller”), IMPERIAL NURSERIES, INC., a Delaware corporation with an office and place of business at 204 West Newberry Road, Bloomfield, Connecticut 06002 (“Imperial” and Imperial and Seller are hereafter collectively referred to as “Landlord”), and MONROVIA CONNECTICUT LLC, a Delaware limited liability company with an office and place of business c/o Monrovia Nursery Company, 814 East Monrovia Place, Azusa, CA 91702 (hereinafter referred to as “Tenant” or “Purchaser”).

Preliminary Statements

Seller owns certain real property, together with the buildings and all other improvements thereon and appurtenances relating thereto, forming a portion of 35 Floydville Road and 90 Salmon Brook Street, Granby, Connecticut, containing in total approximately 75.19 acres, designated as “Parcel A” on the Survey (as hereinafter defined) and more particularly bounded and described on Exhibit A attached hereto and made a part hereof (collectively, “Parcel A”).  Seller also owns certain other parcels of real property, located in the Towns of Granby and East Granby, Connecticut, together with all improvements thereon and appurtenances thereto, containing in total approximately 594.88 acres and more particularly bounded and described on Exhibit B attached hereto and made a part hereof (collectively, “Parcel B,” and Parcel A and Parcel B are hereinafter collectively referred to as the “Real Property”).  The Real Property is also shown on the survey referenced on Exhibit C attached hereto and made a part hereof (the “Survey”).  The Real Property includes all improvements affixed or attached to the Real Property or necessary for the operation of any of the improvements on the Real Property, including, without limitation, all hoop houses, irrigation systems, machinery and equipment (collectively the “Premises”).

By this Agreement, Landlord and Tenant desire to set forth their understanding and agreement relative to the lease of the Premises from Landlord to Tenant, as well as the option, exercisable in accordance with Article II hereof, to cause a sale of the Premises or a portion thereof, all as more particularly set forth herein.  As utilized in this Agreement, the term “Asset Purchase Agreement” shall mean that certain Asset Purchase Agreement of even or near date herewith by and between Imperial, Tenant, the parent company of Tenant and the parent company of Landlord, relating to the acquisition by Tenant of Imperial’s nursery business operated at the Premises.  The term “Premises,” as utilized herein, specifically excludes the plant inventory and related assets being transferred from Imperial to Tenant under the Asset Purchase Agreement.  As utilized in this Agreement, the terms “Lease” and “Agreement” shall each mean and include this entire Lease and Option Agreement.  In consideration of the mutual promises herein contained, Landlord and Tenant hereby agree as follows:

ARTICLE I — LEASE PROVISIONS

1.                                      Granting Provisions.

1.1                               The Premises; Temporary Dual Occupancy.  Upon and subject to the provisions of this Lease, Landlord hereby leases to Tenant and Tenant hereby takes from Landlord the Premises for the Lease Term (as hereinafter defined).  The Premises is leased to Tenant subject to the Permitted Title Exceptions (as hereinafter defined).  Tenant specifically acknowledges and agrees that, at the Commencement Date (as hereinafter defined), Landlord may not have fully completed its accounting, tax, account receivable and related closure operations pertaining to Imperial’s nursery business at the Premises and the removal of the “Excluded Assets” (as such term is defined in the Asset Purchase Agreement); therefore, and for a period of up to one-hundred and fifty (150) days from and after the Commencement Date, Landlord specifically reserves the right to use and occupy, together with Tenant, the Premises.  The parties agree to coordinate and cooperate, reasonably and in good faith, during Landlord’s continued occupancy at the Premises such that neither party materially interferes with the operations of the other.  On or before the expiration of such one-hundred and fifty (150) day period, Landlord agrees to complete its closure operations and remove the Excluded Assets from the Premises.  Landlord’s continued occupancy at the Premises as herein contemplated shall not defer the Commencement Date or cause any abatement, deferral or reduction in the Fixed Rent or Additional Rent payable by Tenant hereunder; provided, however, that Landlord shall be responsible for, and shall indemnify Tenant from and against, any claims for damage or injury to persons or property to the extent caused by Landlord’s occupancy at the Premises under this Section 1.1.

1.2                               Reserved Rights.  (1)  Reference is made to an existing well at the Premises, located just northerly of Floydville Road on that portion of the Real Property known as 90 Salmon Brook Road in Granby, and designated as “Vault” on the Survey (the “Existing Well”).  The Existing Well provides water to certain other property of Landlord located easterly of the Premises.  For a period of up to two (2) years from and after the Commencement Date, Landlord reserves the right to draw water from the Existing Well and to enter upon the Premises to access the Existing Well and the water line running from the existing well to such other lands of Landlord.  Tenant agrees to take no action to interfere with Landlord’s use of the Existing Well, and to maintain, repair and operate the Existing Well in all respects in accordance with all applicable laws and regulations.  Landlord shall be responsible for, and shall indemnify Tenant from and against, any claims and/or liabilities arising from Landlord’s activities at the Premises pursuant to this Section 1.2.

(2)                                 Reference is made to that certain access easement on the Premises and shown as “60’ Easement In Favor of 115R Hartford Turnpike” on the Survey, in order to provide ingress and egress and utility access to 115R Hartford Turnpike, as shown on the Survey (the “Reserved Easement Area”).  Landlord reserves an easement and right of way on, under, over and across the Reserved Easement Area for vehicular ingress and egress and utility connections, including the right to construct, maintain, repair and/or replace a roadway system and related appurtenances and utilities.  In the event Tenant acquires the Premises pursuant to Article II hereof, the Reserved Easement Area shall be reserved to River Bend and its successors and assigns as a permanent and perpetual easement and right of way in the deed delivered hereunder.  Alternatively, Tenant reserves the right to cause Reserved Easement Area to become a portion of 115R Hartford Turnpike during the Lease Term, and upon such consolidation the Reserved Easement Area shall be considered released from the lien and operation of this Lease (and, upon request, Tenant shall confirm such release in writing).  Landlord shall be responsible for, and shall indemnify Tenant from and against, any claims and/or liabilities resulting from Landlord’s use of and/or activities upon the Reserved Easement Area.

1.3                               Residential Leases.  Reference is made to the fact that these certain residences located at the Real Property are occupied pursuant to the rental agreements as set forth in Exhibit D attached hereto and made a part hereof (collectively, the “Residential Leases”).  The Premises are leased from Landlord to Tenant hereunder subject to the Residential Leases.  This Agreement shall be considered an assignment by Landlord to Tenant of Landlord’s interest in the Residential Leases, and an assumption by Tenant, from and after the Commencement Date, of all obligations as landlord under the Residential Leases.  Landlord shall remain responsible for any claim, demand or liability arising under any Residential Lease prior to the Commencement Date.

1.4                               Diversion Permits.  The Premises are leased to Tenant together with the right to utilize and divert water pursuant and subject to the diversion licenses listed on Exhibit E attached hereto and made a part hereof (collectively, the “Diversion Permits”).  From and after the Commencement Date (as hereinafter defined), Tenant shall comply with the parameters and requirements of the Diversion Permits in all respects.

1.5                               Subdivision of Parcel A.  Landlord and Tenant acknowledge and agree that presently Parcel A forms a portion of 35 Floydville Road (southerly of Floydville Road) and a portion of 90 Salmon Brook Road (northerly of Floydville Road).  In the event Tenant exercises its option to purchase just Parcel B in accordance with the provisions of Article II hereof, the parties acknowledge and agree that Parcel A will need to be subdivided as two separate parcels.  In such event, Landlord, at Landlord’s sole cost and expense, agrees to cause such subdivision to occur, and Tenant shall cooperate with Landlord in all reasonable ways in connection therewith.

2.                                      Term.

2.1                               Original Term.  The term of this Lease (the “Lease Term”) shall commence on the date hereof (the “Commencement Date”) and terminate on December 31, 2023 (the “Expiration Date”).  Tenant shall have one (1) option to extend the Lease Term for a period of five (5) years, to be exercised in accordance and subject to Section 2.3 below.  The term “Lease Year” as used herein shall mean each consecutive full twelve (12) month period elapsing after the Commencement Date.  Notwithstanding the foregoing, the first Lease Year shall be the period commencing on the Commencement Date and expiring on December 31, 2014; each Lease Year thereafter shall commence on January 1 and end on December 31.

2.2                               Early Partial Cancellation.  Tenant shall have the right and option to cause Parcel A to be removed from the operation of this Lease at the commencement of the Sixth (6th) Lease Year, provided Tenant provides written notice to Landlord of such election no later than the commencement of the Fifth (5th) Lease Year.  Landlord and Tenant shall each have the right and option to cause Parcel A to be removed from the operation of this Lease at the Expiration Date by providing written notice to the other no later than the date which is thirty (30) months prior to the Expiration Date.  Upon the proper notification of the removal of Parcel A from the Lease, Tenant shall vacate and surrender exclusive possession of Parcel A to Landlord on or before commencement of the 6th Lease Year or the Expiration Date (as the case may be) and in the condition required hereunder on Lease expiration.

2.3                               Extension Option.  Provided no Event of Default exists hereunder, Tenant shall have the one-time right to extend the Lease Term for a period of five (5) years (the “Extended Term”) by written notice to Landlord no earlier than the commencement of the ninth (9th) Lease Year and no later than the commencement of the tenth (10th) Lease Year.  Such extension, if exercised, must be for the entire Premises unless Parcel A has been timely deleted from this Lease pursuant to Section 2.2 above, in which event the extension shall apply only to Parcel B.  The Extended Term shall otherwise be upon all the same terms and conditions of this Lease except that (i) Fixed Rent during the Extended Term shall be as set forth in Section 3.1 below; and (ii) Tenant shall have no further right or option to extend the term of this Lease beyond the Extended Term.

3.                                      Rent.

3.1                               Fixed Rent.  Commencing on the Commencement Date, Tenant shall pay to Landlord, at 204 West Newberry Road, Bloomfield, Connecticut 06002, or to such other person or at such other place as Landlord may from time to time designate during the Lease Term, an annual fixed rent (“Fixed Rent”) for the Premises as follows:

Lease Year(s)	Annual Fixed Rent	Monthly Installment

1 through 5:	$500,000.00	$41,666.67
6 through 10:	$750,000.00	$62,500.00

In the event Tenant extends for the Extended Term, Fixed Rent for the Premises shall be as follows:

Lease Year(s)	Annual Fixed Rent	Monthly Installment

11:	$850,000.00	$70,833.33
12:	$871,250.00	$72,604.17
13:	$893,000.00	$74,416.67
14:	$915,325.00	$76,277.08
15:	$938,250.00	$78,187.50

Landlord and Tenant agree that the foregoing Fixed Rent amounts apply to the entire Premises.  From and after the date that Parcel A is timely removed from the operation of this Lease pursuant to and as authorized by Section 2.2 above and Tenant has surrendered vacant possession of Parcel A to Landlord in the condition required hereunder, Fixed Rent shall be payable only with respect to Parcel B and shall be as follows:

Lease Year(s)	Annual Fixed Rent	Monthly Installment

6 through 10:	$500,000.00	$41,666.67
11:	$600,000.00	$50,000.00
12:	$615,000.00	$51,250.00
13:	$630,000.00	$52,500.00
14:	$646,000.00	$53,833.33
15:	$662,000.00	$55,166.67

Fixed Rent at the foregoing monthly rates shall be pro-rated, as necessary, to account for all partial months.  Monthly installments of Fixed Rent shall be due and payable in equal and consecutive monthly installments on the first day of each calendar month, in advance, during the Lease Term.

Except as expressly set forth herein, Fixed Rent shall be due and payable as set forth above without demand therefor and without abatement, counterclaim, deduction or setoff.

3.2                               Additional Rent.  Tenant shall, from the Commencement Date, pay punctually, as and when the same shall become due and payable, in addition to Fixed Rent, all other sums payable by Tenant hereunder (whether directly to Landlord or to third parties) as Additional Rent (and Fixed Rent and Additional Rent may from time to time be collectively referred to throughout this Lease as “Rent”).  In addition to Rent, Tenant shall also pay the amount of any use or sales tax on Rent imposed by the State of Connecticut and/or any local government on such Rent, which taxes and other assessments shall be paid at the same time and in the same manner as each payment of Rent.

A.                                    Maintenance, Repair, Replacement.  During the Lease Term and the Extended Term (if exercised), all maintenance, repairs, and/or replacements, both inside and outside, in and about the Premises which may be necessary, required or desirable to maintain the Premises and all improvements located thereon at all times in good order and condition (ordinary and reasonable wear and tear excepted), all repairs and maintenance necessary or desirable (ordinary and reasonable wear and tear excepted) to the walls, roof, foundation and structural and non-structural parts of any buildings, all interior and exterior pipes, mains, conduits, irrigation systems, utility systems, downspouts and mechanical equipment, in, upon, at or servicing the Premises, and all landscaping, parking areas, loading docks, and drives, shall be performed and paid for by Tenant at its sole cost and expense, Tenant hereby agreeing it shall maintain, repair, and/or replace as necessary to keep and maintain the Premises and all portions thereof in good order and condition and in accordance and compliance with all applicable life/safety standards and criteria established and maintained by Landlord in Landlord’s real estate portfolio and with all applicable governmental codes, regulations and requirements.  Upon request, Tenant agrees to provide Landlord with reasonably appropriate evidence confirming Tenant’s compliance with the foregoing.  Landlord specifically reserves the right to approve all contractors and vendors utilized by Tenant to perform Tenant’s maintenance, repair and/or replacement obligations hereunder on structural components of the Premises and on mechanical or other Premises systems; prior to contracting for any such work (except in cases of emergency) Tenant shall provide Landlord with the identity of all contractors and vendors (together with reasonable supporting documentation relative to such parties’ financial status, insurance and experience at the assigned tasks) for Landlord’s approval, which approval Landlord agrees not to unreasonably withhold, delay or condition.  Upon Tenant’s request, Landlord agrees to review Tenant’s projected annual maintenance, repair and/or replacement expenditures and upon approval of such budgets, separate approval(s) of individual line items shall not be necessary.  For routine, non-structural maintenance and repairs, Landlord’s approval shall not be necessary.  In addition, Tenant shall not enter into any contracts with respect to the maintenance, repair or replacement of the Premises which are not cancellable without penalty on no more than 90 days’ notice unless Landlord has first approved the contract in writing.  Tenant shall keep the Premises free and clear of rubbish and debris and shall store its refuse and rubbish in properly enclosed areas.  Tenant shall be responsible, at its expense, for refuse removal from the Premises.  Tenant shall not commit waste and shall keep both the Premises and all portions thereof (interior and exterior) in a reasonably neat and clean condition at all times.  In the event Tenant fails to maintain, repair and/or replace the Premises and/or any portion thereof in good condition and repair, Landlord shall be entitled, following a thirty (30) day written notice to Tenant and Tenant’s failure to commence and diligently pursue to completion all necessary work as reasonably specified by Landlord, to assume maintenance, repair and replacement obligations of the Premises, at Tenant’s sole cost and expense, and Tenant thereafter shall pay Landlord, as Additional Rent, all reasonable expenses, costs and disbursements of every kind and nature which Landlord incurs to maintain and repair (including replacements where reasonably necessary) the Premises in the condition required by this paragraph A.  Such costs to be paid by Tenant to Landlord shall include, without limitation, capital expenditures (where reasonably necessary, which shall not be amortized but paid in full as incurred) and an administrative fee not to exceed four (4%) percent of Rent.  Landlord and its authorized agents shall have access to the Premises as necessary to perform maintenance and repair functions hereunder.

From and after Landlord’s election to assume maintenance and repair of the Premises, Tenant shall initially pay, as Additional Rent applicable to such costs, the sum reasonably estimated by Landlord as the projected annual amount of such costs, said sum to be paid in equal and consecutive monthly installments, in advance, on the first day of each and every month, pro-rated, as necessary, to account for any partial month.  Within 90 days of the end of each calendar year, Landlord shall reconcile actual expenses for such year and provide Tenant with a statement of such actual expenses; Tenant shall, within 30 days of receipt of such statement, pay the amount due to the extent that such actual expenses are in excess of the sums paid to Landlord on a monthly basis as provided for herein.  Landlord, upon Tenant’s request, agrees to provide Tenant with reasonable backup and/or supporting documentation with respect to all or any portion(s) of such statement.  The Landlord may adjust the monthly payment and increase the same based on prior experience; Landlord shall give Tenant a credit against the next installment(s) of Rent if for any year the actual, reconciled expenses are less than as estimated herein and paid for monthly by Tenant.  Tenant shall, at its expense, have the right at all reasonable times (but in no event more often than once per annum) and upon reasonable advance notice, to audit Landlord’s books and records relating to such costs.  Any such audit shall be limited to the most recently completed year.

B.                                    Taxes.  Tenant shall pay as Additional Rent all Taxes (as hereinafter defined). For the purposes of this Lease, “Taxes” shall mean all taxes, special and general assessments, water rents, rates and charges, sewer rents, and other governmental impositions and charges of every kind and nature whatsoever, extraordinary as well as ordinary, and each and every installment thereof which shall or may during the Lease Term hereof and the Extended Term (if exercised) (commencing on the Commencement Date) be charged, levied, laid, assessed, imposed, or become due and payable with respect to the Premises, or any part thereof, or any buildings, appurtenances, equipment and/or personal property owned by Tenant and located thereon or therein or any part thereof, under or by virtue of all present or future laws, ordinances, requirements, orders, directives, rules or regulations of the Federal, State, Town or City governments but only to the extent allocable to the Lease Term and the Extended Term (if exercised).  Should any governmental taxing authority levy, assess or impose any tax, excise or assessment (other than income or franchise or profit, corporate, business, inheritance, sales, transfer or excise tax) upon or against the rentals payable by Tenant to Landlord, either by way of substitution for, or in addition to, any existing tax on land or buildings or otherwise, Tenant shall be responsible for and shall pay directly, or reimburse Landlord, for such tax, excise, or assessment. Notwithstanding any provision of this Section 3.2 B expressed or implied to the contrary, (A) Taxes shall not include (I) Landlord’s federal or state net income, franchise, inheritance or estate taxes, or (II) special assessments or special taxes initiated by Landlord as a means of financing improvements to the Premises; and (B) there shall be no duplication of items included in items included in the operating expenses payable by Tenant under Section 3.2 A above.  With respect to all Tax bills in Landlord’s name, Tenant shall pay Landlord for all such Taxes on or before the later to occur if (i) ten (10) days prior to the last day that such Taxes may be paid without incurring interest or penalty; or (ii) thirty (30) days of Tenant’s receipt of the Tax bill from Landlord.  Provided Tenant timely pays Landlord, as aforesaid, Tenant shall not be responsible for any interest or penalties with respect to Taxes in Landlord’s name; should Tenant fail to timely pay Landlord, Tenant shall be responsible for any resulting interest and/or penalties.  Tenant shall timely pay, directly to the taxing authority, all Tax bills in Tenant’s name.

Tenant shall have the initial right to file an application for reduction or abatement of real estate taxes upon the Premises and/or personal property taxes attributable to the Premises for each tax year during the Lease Term.  Notwithstanding the foregoing, if within thirty (30) days from the last day for filing such an application Landlord shall not have received a notice from Tenant that Tenant intends to file the same, Landlord shall have the right, but not the obligation, to file such an application.  The tax certiorari attorney utilized by the party filing an application shall be subject to the approval of the non-filing party, which approval shall not be unreasonably withheld, delayed or conditioned.  In addition, the party filing such an application shall, upon the request of the non-filing party, provide the non-filing party, prior to submittal, with copies of all applications, filings, and other information and documentation in connection with the filing of such application.  Tenant shall file such application in its own name unless it must file in Landlord’s name, in either case at Tenant’s sole cost and expense.  Landlord agrees to execute whatever applications and related documents are reasonably necessary in this regard, provided Landlord is reasonably satisfied that such documents are accurate and complete in all material respects.  If Tenant shall file an application for reduction or abatement or an appeal to protest an assessment pursuant to the terms hereof, the same shall be at Tenant’s sole cost, risk and expense, Tenant will prosecute the same to final determination with due diligence and shall not, without Landlord’s written consent, which consent shall not be unreasonably withheld, delayed or conditioned, settle, compromise or discontinue the same, except, however, Tenant may discontinue the prosecution of same at any time after giving Landlord notice thereof and an opportunity to take over the prosecution of the same.  Landlord will cooperate with Tenant and furnish any pertinent information in its files reasonably required by Tenant in connection with any such application or appeal.  All refunds or rebates of any portion of the real estate taxes payable during the Lease Term as a result of a reduction of such real estate taxes by final determination of legal proceedings, settlement or otherwise, shall (after Landlord deducts all expenses incurred, if Landlord prosecutes such proceeding) belong to Tenant; should such refund or rebate be paid to Landlord, Landlord shall within ten (10) days after actually receiving the refund pay or credit Tenant such net amount.

C.                                    Insurance Premiums.  Insurance premiums on all policies obtained by Landlord under Section 15.2 hereof.  Tenant shall reimburse Landlord for all such insurance premiums within thirty (30) days of Tenant’s receipt of a statement from Landlord.

Tenant shall be entitled to any refunds, abatements or credits of items of Additional Rent which Landlord receives and which have been paid by Tenant as set forth in this Section 3.2, after deducting any reasonable out of pocket costs and expenses incurred by Landlord in the recovery thereof.  Nothing contained herein shall be construed to require Tenant to pay (i) principal, interest or any other charge under any mortgage obtained by Landlord on the Premises, and (ii) any inheritance, estate, succession, transfer, gift, franchise, or income or profit taxes that are or may be imposed upon Landlord.  Subject to the foregoing sentence, it is the intent of the parties that the Fixed Rent payable under this Lease shall be absolutely net to Landlord, such that all expenses of every nature relating to the Premises shall be payable 100% by Tenant.  The provisions of this Section 3 (including without limitation all final adjustments to account for all items of Additional Rent) shall survive any termination or expiration of this Lease.

4.                                      Intentionally Omitted.

5.                                      Utilities. Commencing on the Commencement Date Tenant shall pay all utility charges of every nature applicable to the Premises during the Lease Term and the Extended Term (if exercised) directly to the applicable utility company (Tenant agreeing to reimburse Landlord for any utility charges incurred by Landlord and applicable to the time period after the Commencement Date but prior to the utility(s) commencing billing in Tenant’s name).  Landlord shall cooperate with Tenant to timely transfer all requisite utility services to Tenant promptly following the Commencement Date which consent shall not be unreasonably withheld, conditional or delayed.  Such charges include any applicable hookup, connection and/or user charges, as well as consumption charges.  Unless caused by Landlord’s negligence or willful misconduct, Landlord shall not be liable for any interruption in services or for any surges or interruption of electricity or other utilities.

6.                                      Use of Premises.  The Premises shall be used solely as a facility to operate a landscape/nursery growing business, including the containerized growing and maintenance of nursery stock, and ancillary office, receiving and shipping purposes, and for no other purpose without Landlord’s prior written consent; provided that, in all events, Landlord shall not withhold its consent if the requested additional or alternative use is consistent with any practice or use employed by Imperial prior to the Commencement Date.  Landlord and Tenant acknowledge that the residences located on the Real Property at the Commencement Date may continue to be utilized for residential purpose; provided, however, Landlord in its sole discretion specifically reserves the right to direct Tenant to cancel and terminate the continued residential occupancy of such residences.  All use of the Premises must be in compliance with all applicable laws, ordinances and regulations of all governmental or quasi-governmental authorities and of all insurance companies insuring the Premises.  Without limiting the foregoing, except for existing residences (and until Landlord elects to cancel the same, as aforesaid), no portion of the Premises shall be used for residential or other dwelling purposes.

7.                                      Signage.  Tenant shall not install any signage except in compliance with all applicable law and without first obtaining Landlord’s prior written consent, which consent shall not be unreasonably withheld conditioned or delayed.

8.                                      Assignment and Subletting.

8.1.                            Landlord’s Consent.  Tenant shall not sublet or rent the Premises, in whole or in part, or assign, transfer, mortgage or otherwise encumber or transfer this Agreement, or permit the Premises to be used or occupied, in all or in part, by others without the prior written consent of the Landlord, which consent Landlord agrees not to unreasonably withhold, delay or condition (Tenant agreeing that Landlord may reasonably withhold consent if Landlord is dissatisfied, in its sole reasonable discretion, with any of the information submitted by Tenant under Section 8.2 of this Article I).  Notwithstanding that the prior express written permission of Landlord may have been obtained, the following shall apply:  (i) In the event of an assignment, contemporaneously with the granting of Landlord’s aforesaid consent, Tenant shall cause the assignee to expressly assume in writing and agree to perform all of the covenants, duties, and obligations of Tenant hereunder and such assignee shall be jointly and severally liable therefore along with Tenant; (ii) All terms and provisions of this Agreement shall continue to apply after any such transaction; (iii) In any case where Landlord consents to an assignment, transfer, encumbrance or subletting, the undersigned Tenant shall nevertheless remain directly and primarily liable for the performance of all of the covenants, duties, and obligations of Tenant hereunder (including, without limitation, the obligation to pay all Rent and other sums herein provided to be paid), and Landlord shall be permitted to enforce the provisions of this instrument against the undersigned Tenant and/or any assignee without demand upon or proceeding in any way against any other person.  Neither the consent by Landlord to any assignment, transfer, encumbrance or subletting nor the collection or acceptance by Landlord of rent from any assignee, subtenant or occupant shall be construed as a waiver or release of the initial Tenant from the terms and conditions of this Lease or relieve Tenant or any subtenant, assignee or other party from obtaining the consent in writing of Landlord to any further assignment, transfer, encumbrance or subletting; (iv) Tenant hereby assigns to Landlord the rent and other sums due from any subtenant, assignee or other occupant of the Premises and hereby authorizes and directs each such subtenant, assignee or other occupant to pay such rent or other sums directly to Landlord; provided however, that until the occurrence of an Event of Default, Tenant shall have the license to continue collecting such rent and other sums.  In the event that Landlord consents to any assignment or subletting, it is specifically agreed and understood that 100% of the net fixed rent, additional rent and/or lump sum assignment compensation or other net compensation of any other type or nature which is received by Tenant in excess of sums due and payable under this Lease shall be considered Additional Rent due and payable from Tenant to Landlord hereunder.  Such sums, i.e., net of Tenant’s actual out of pocket costs (brokerage costs, market rental concessions, build-out costs, which Tenant agrees to document to Landlord upon Landlord’s request), shall be received by Tenant in trust for the benefit of Landlord, and shall within ten (10) days be immediately delivered to Landlord by Tenant.  It is the purpose and intent of this paragraph 8.1 that all net profits received by Tenant shall be paid to Landlord as and when received by Tenant.

8.2.                            Submission of Information.  If Tenant requests Landlord’s consent to a specific assignment or subletting, Tenant will submit in writing to Landlord:  (i) the name and address of the proposed assignee or subtenant; (ii) a counterpart of the proposed agreement of assignment or sublease; (iii) reasonably satisfactory information as to the nature and character of the business of the proposed assignee or subtenant, and as to the nature of its proposed use of the space; (iv) banking, financial or other credit information reasonably sufficient to enable Landlord to determine the financial responsibility and character of the proposed assignee or subtenant; (v) executed estoppel certificates from Tenant containing such information as provided in paragraph 11 of Article III hereof; and (vi) any other information reasonably requested by Landlord.

8.3.                            Transfers to Related Entities.  Notwithstanding anything in this Section 8 to the contrary, provided no Event of Default exists under this Lease, Tenant may, after providing written notice to Landlord, assign this Lease or sublet all or any portion of the Premises to any Related Entity (as hereinafter defined), and/or designate a Related Entity to take title to the Premises under Article II hereof, provided that (i) in the event of an assignment or designation, such Related Entity assumes in full all of Tenant’s obligations under this Lease; (ii) Landlord is provided with a counterpart of the fully executed agreement of assignment or sublease, and Tenant receives no compensation from the Related Entity in excess of sums due and payable under this Lease; (iii) Tenant remains liable under the terms of this Lease; (iv) such Related Entity is not a governmental entity or agency; (v) such Related Entity’s use requirement does not differ from the permitted use described herein; and (vi) such Related Entity does not require additional services other than those agreed to be provided by Landlord under the terms of this Lease and does not increase any risk to Landlord (including, without limitation, causing increased insurance rates or increased environmental hazards).  “Related Entity” shall be defined as any (i) direct or indirect subsidiary or parent of Tenant, (ii) any entity resulting from a transaction with an entity into or with which Tenant is merged or consolidated, (iii) any entity to which substantially all of Tenant’s assets are transferred or (iv) Monrovia.

9.                                      Compliance with Law.  Tenant shall throughout the Lease Term and the Extended Term (if exercised), at its sole expense, promptly comply with all present and future laws and regulations of all federal, state and municipal governments and appropriate departments, commissions, boards, and officers thereof, or of any policies of insurance affecting the same of which Tenant has notice, or any other body now or hereafter exercising similar functions, which may be applicable to the Premises, Tenant’s use thereof, and/or the business operations therefrom, and shall hold Landlord harmless from any fine, penalty or other charge that may be imposed as a result of any such non-compliance.  If Landlord is required to comply with any of the foregoing, then Tenant shall be required to pay Landlord’s costs therefor, such payment to be made within ten (10) days after demand by Landlord.  Any increase in Landlord’s insurance premiums caused by Tenant, or its use of the Premises, shall be paid by Tenant to Landlord upon demand as Additional Rent hereunder.

10.                               Condition of the Premises; Alterations.

10.1                        Condition of Premises.  Except or otherwise provided in the Asset Purchase Agreement or this Lease, Tenant hereby agrees that it has examined the Premises, is satisfied with the condition thereof, is not relying upon any information, warranty, or other statement by Landlord not specifically set forth herein with respect to the Premises, and hereby accepts the Premises in its “as is” condition in all respects.

10.2                        Alterations and Improvements.  Tenant shall not make any material alterations or improvements in or to the Premises or to any systems of the Premises, without the prior written consent of Landlord in each instance.  If approved by Landlord, whether at the Commencement Date or at any other time during the Lease Term, such improvements or alterations shall be performed at the cost of Tenant.  Prior to commencing any such work, Tenant shall deliver to Landlord complete and detailed plans and specifications therefor, for Landlord’s approval, which approval Landlord agrees not to unreasonably withhold or delay provided Landlord is satisfied that Tenant’s work has been properly planned and engineered so as not to affect or lessen the structural integrity of any building or improvement, and so as not to overburden or overload any utility system.  Landlord shall have the right to approve the selection of Tenant’s contractors and/or subcontractors performing any work with respect to the Premises, said approval to be withheld in Landlord’s reasonable discretion.  Prior to commencing any such work, Tenant shall procure (or cause its contractor to procure) and deliver to Landlord comprehensive builder’s risk “all risk” and comprehensive general liability and property damage insurance certificates, in amounts and underwritten by companies reasonably satisfactory to Landlord, naming Landlord as an additional insured party, and requiring at least thirty (30) days’ notice to Landlord prior to any cancellation or modification thereof, and such performance and payment bonds as may be required by Landlord.  Any approved alteration or improvement shall be performed in a good and workmanlike manner, in accordance with all applicable laws, and in a manner so that the structural integrity of existing improvements shall not be impaired.  Tenant shall obtain all necessary permits and, at Landlord’s option, shall submit to Landlord as-built drawings and/or lien waivers, as required by Landlord.  Upon the making of such alterations or improvements the same shall become the property of Landlord, provided, however, that, at its option, Landlord may, on the termination of this Lease, require that Tenant remove the same at no expense to Landlord and repair any damage caused by such removal so that the Premises shall be left by Tenant in the condition that the Premises were in as of the Commencement Date, ordinary wear and tear excepted.

11.                               Landlord’s Right of Entry .  Landlord and Landlord’s authorized agents shall have the right, upon reasonable prior notice (except for cases of emergency), to enter upon the Premises from time to time in order to inspect the same and to perform maintenance, repairs and replacements to the Premises which Landlord deems appropriate in the event Landlord has assumed such obligations under paragraph A of Section 3.2 of this Article I, or for the purpose of showing the Premises to mortgagees, but this right shall be exercised in such a manner so as not to unreasonably interfere with Tenant’s use and enjoyment of the Premises.

12.                               Liens.  Tenant will indemnify and save Landlord harmless from all mechanics’ liens or damages arising with respect to the Premises as a result of any work or services performed by or on behalf of Tenant and should any such lien be recorded, Tenant will within thirty (30) days after receiving notice that such lien has recorded pay or bond and discharge same.  Should any such lien be recorded and not be released or discharged, Landlord may, at Landlord’s option (but without obligation so to pay or discharge such lien) and after fifteen (15) days’ notice to Tenant, pay and discharge any such lien, at the cost and expense of Tenant.  Landlord’s consent to the performance by Tenant of work on the Premises shall not be deemed consent to or permission for the liening of the Premises by any of Tenant’s contractors.  All contractors, subcontractors, mechanics, laborers, materialmen and others who perform any work, labor or services, or furnish any materials or otherwise participate in any improvements to the Premises, and who are not acting pursuant to a direct contract with Landlord, are hereby given notice that Tenant is not authorized to subject Landlord’s interest in the Premises to any claim for mechanics, laborers, materialmen’s liens, or other liens, and all persons dealing directly or indirectly with Tenant may not look to the Premises as security for payment.

13.                               Default by Tenant.

13.1.                     Events of Default.  Each of the following shall constitute an Event of Default:  (i) Tenant fails to pay Rent within five (5) days after written notice from Landlord; provided that no such notice shall be required if at least two such notices shall have been given during the previous twelve (12) months; (ii) Tenant or any contractor of Tenant fails to maintain any insurance coverage(s) required hereunder, which failure continues for five (5) days after written notice from Landlord; (iii) Tenant fails to observe or perform any other term, condition or covenant herein binding upon or obligating Tenant within thirty (30) days after written notice from Landlord; provided, however, if such failure cannot reasonably be cured within said 30-day period, then such cure period shall be extended for so long as is reasonably necessary to complete the cure provided Tenant has commenced to cure the default within the 30-day period and diligently pursues such cure to completion; (iv) Tenant makes or consents to a general assignment for the benefit of creditors or a common law composition of creditors, or a receiver of the Premises for all or substantially all of Tenant’s assets is appointed; (v) Tenant files a voluntary petition in any bankruptcy or insolvency proceeding, or an involuntary petition in any bankruptcy or insolvency proceeding is filed against Tenant and is not discharged by Tenant within ninety (90) days; (vi) any event of default occurs under the Asset Purchase Agreement or the Note (as hereinafter defined); or (vii) after giving its Closing Notice, Tenant fails to Close on the Closing Date in accordance with Article II hereof.

13.2.                     Landlord’s Remedies.  Upon the occurrence of an Event of Default, Landlord, at its option, without further notice or demand to Tenant except as hereinafter expressly set forth, may, in addition to all other rights and remedies provided in this Lease and/or available at law or in equity, all of which are expressly reserved, elect one or more of the following remedies:

(A)                               Terminate this Agreement and Tenant’s right of possession of the Premises, and recover all damages to which Landlord is entitled under law, specifically including but without limitation, all of Landlord’s reasonable expenses of reletting, to non-affiliated new tenants (including, without limitation, market rental concessions to such new tenants, repairs, alterations, legal fees and brokerage commissions).  If Landlord elects to terminate this Lease, every obligation of the parties shall cease as of the date of such termination, except that Tenant shall remain liable for payment of Rent through the Expiration Date (or expiration of the Extended Term, if exercised), performance of all other terms and conditions of this Lease to the date of termination and performance of all other terms and conditions of this Lease which expressly survive termination hereof;

(B)                               Terminate Tenant’s right of possession of the Premises without terminating this Lease, in which event Landlord may, but shall not be obligated to, relet the Premises, or any part thereof, for the account of Tenant, for such rent and term and upon such other conditions as are acceptable to Landlord.  For purposes of such reletting, Landlord is authorized to redecorate, repair, alter and improve the Premises to the extent necessary in Landlord’s discretion.  Until Landlord relets the Premises, Tenant shall remain obligated to pay Rent to Landlord as provided in this Lease.  If and when the Premises are relet and if a sufficient sum is not realized from such reletting after payment of all of Landlord’s expenses of reletting (including, without limitation, rental concessions to new tenants, repairs, alterations, legal fees and brokerage commissions) to satisfy the payment of Rent due under this Lease for any month, Tenant shall pay Landlord any such deficiency upon demand.  Tenant agrees that Landlord may file suit to recover any sums due Landlord under this Section 13.2 from time to time and that such suit or recovery of any amount due Landlord shall not be any defense to any subsequent action brought for any amount not previously reduced to judgment in favor of Landlord;

(C)                               Terminate this Lease and Tenant’s right of possession of the Premises, and recover from Tenant the net present value of the Rent due from the date of termination until the expiration date of the full remaining unexpired term hereof; and/or

(D)                               In addition to the foregoing, re-enter and repossess the Premises and remove all persons and effects therefrom, by summary proceeding, ejectment or other legal action or by using such force as may be necessary.  Landlord shall have no liability by reason of any such re-entry, repossession or removal.

13.3.                     Rights Upon Possession.  If Landlord takes possession pursuant to this Section 13, with or without terminating this Lease, Landlord may, at its option, remove Tenant’s alterations, signs, personal property, equipment and other evidences of tenancy, and store them at Tenant’s risk and expense or dispose of them as Landlord may see fit, and take and hold possession of the Premises; provided, however, that if Landlord elects to take possession only without terminating this Lease, such entry and possession shall not terminate this Lease or release Tenant, in whole or in part, from the obligation to pay the Rent reserved hereunder for the full Lease Term or from any other obligation under this Lease.

13.4.                     No Waiver.  If Landlord shall institute proceedings against Tenant and a compromise or settlement thereof shall be made, the same shall not constitute a waiver of any other covenant, condition or agreement herein contained, nor of any of Landlord’s rights hereunder.  No waiver by Landlord of any breach shall operate as a waiver of such covenant, condition or agreement itself, or of any subsequent breach thereof.  No payment of Rent by Tenant or acceptance of Rent by Landlord shall operate as a waiver of any breach or default by Tenant under this Lease.  No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of Rent herein stipulated shall be deemed to be other than a payment on account of the earliest unpaid Rent, nor shall any endorsement or statement on any check or communication accompanying a check for the payment of Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue any other remedy provided in this Lease.  No re-entry by Landlord, and no acceptance by Landlord of keys from Tenant, shall be considered an acceptance of a surrender of the Lease.

14.                               Limitation on Landlord’s Liability; Indemnity.

14.1.                     Limitation on Landlord’s Liability.

(A)                                      Except as set forth in Article III, Section 14 below, Tenant shall look solely to Landlord’s then equity interest in the Premises, for recovery of any judgment from Landlord, it being agreed that neither Landlord (original or successor), nor any partner (general or limited), associate, executor, participant, principal, agent, employee, executor, or other fiduciary, beneficiary, officer, or other person or entity in or of any partnership, association, joint venture, corporation or other entity, Trust, or Estate from time to time owning Landlord’s interest in this Lease, shall ever be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant (it being agreed by Tenant that such exoneration from personal liability is and shall be absolute and complete with no exception whatsoever).

(B)                               The term “Landlord” as used in this Lease, so far as covenants or agreements on the part of the Landlord are concerned, shall be limited to mean and include only the owner of the Landlord’s interest in this Lease at the time in question, and in the event of any subsequent transfer or transfers of such interest, Landlord herein named (and in case of any subsequent transfer, the then transferor) shall be automatically freed and relieved from and after the date of such transfer of all liability as respects the performance of any covenants or agreements on the part of Landlord contained in this Lease thereafter to be performed.  Upon any such transfer, the transferee shall be deemed to have assumed, subject to the limitations of this Section 14.1, all of the terms of this Lease to be performed by Landlord.

(C)                               With respect to any obligations to be performed by one party to another, the performing party shall never be responsible for failure to perform the same when (and the time for performance of the same shall be extended for such period as the performing party is) prevented from doing so by strike, lockout, breakdown, accident, order or regulation of or by any governmental authority, or, after reasonable effort to obtain same, because of failure of supply, or, after reasonable effort to obtain same, inability to obtain supplies, parts or employees necessary to furnish such services, or because of war or other emergency, or for any cause beyond the performing party’s control.  Notwithstanding the foregoing, the provisions of this Section 14.1(C) shall not apply to any payment obligations hereunder, and no time for performance shall be extended when the payment of money can cause performance.

(D)                               Under no circumstances whatsoever shall Landlord ever be liable under this Lease for consequential or special damages.

14.2.                     Indemnity.  To the maximum extent this Agreement may be made effective and subject to the limitations of Articles II and III, Tenant agrees to indemnify and save Landlord harmless from and against all claims arising in or about the Premises from any act or omission of Tenant, or Tenant’s contractors, licensees, agents, invitees, servants or employees, or arising from Tenant’s failure to comply with any provisions of this Agreement, or arising from any accident, injury or damage whatsoever caused by Tenant and to any person or to any property, occurring during the Lease Term and the Extended Term (if exercised) and thereafter, so long as Tenant is in occupancy of any part of the Premises; provided, however, that this indemnity and hold harmless agreement shall exclude any claims arising from the negligence or willful misconduct of Landlord.  This indemnity and hold harmless agreement shall include indemnity against all costs, expenses and liabilities accrued in or in connection with any such claim or proceeding brought thereon, and the defense thereof with counsel reasonably acceptable to Landlord (Landlord agreeing to accept counsel from among an approved counsel list as supplied by Tenant’s insurer, provided no conflict exists).

15.                               Insurance.

15.1.                     Certain Insurance Risks.  Tenant will not do or permit to be done any act or thing upon the Premises which would: (i) jeopardize or be in conflict with fire insurance policies covering the Premises; or (ii) subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being conducted upon the Premises.

15.2                        Casualty Insurance.  At all times during the Lease Term, Tenant shall carry and maintain insurance covering the permanent improvements at the Real Property to the full replacement value thereof, less footings and foundations, and excluding Tenant’s personal property, plants and trade fixtures.  Landlord shall be named as an additional insured under such policy, and all proceeds shall be received and held in escrow, to be disbursed to repair and replace the permanent improvements at the Real Property.  If as a result of any casualty this Lease is terminated, Landlord shall be entitled to 100% of the insurance proceeds available under this Section 15.2.  In the event Tenant fails to maintain such coverage, Landlord may (but shall not be obligated to) immediately obtain such coverage and Tenant shall reimburse Landlord for all costs of such coverage.  The insurance required under this Section 15.2 shall not be subject to any deductible and/or co-insurance in excess of $25,000.00.

15.3                        Tenant’s Other Insurance.  At all times during the Lease Term, Tenant will carry and maintain, at Tenant’s expense, the following insurance:

(A)                               Bodily injury and property damage liability insurance, with a combined single occurrence limit of not less than $5,000,000.  All such insurance will be on a commercial general liability form including without limitation, personal injury and contractual liability coverage for the performance by Tenant of the indemnity agreements set forth in this Lease to the extent reasonably insurable.

(B)                               Insurance covering (i) all of Tenant’s furniture and fixtures, machinery, equipment, inventory and any other personal property owned or used in Tenant’s business and found in, on or about the Premises; (ii) all machinery, equipment and other personal property comprising the Premises; and (iii) any leasehold improvements to the Premises made by Tenant, in an amount not less than the full replacement cost.  Property forms will provide coverage against “all risks of direct physical loss”, except for exclusions and limitations set forth in the policy and disclosed and agreed to in writing by Landlord prior to the execution of this Lease.  All policy proceeds will be used for the repair or replacement of the property damaged or destroyed, however, if this Lease terminates under the provisions Section 16 of this Lease, Landlord shall be entitled to the proceeds of insurance covering the machinery, equipment and personal property comprising the Premises and Tenant will be entitled (subject, however, to the terms of the Asset Purchase Agreement) to any proceeds resulting from damage to Tenant’s stock and any other personal property;

(C)                               Worker’s compensation insurance insuring against and satisfying Tenant’s obligations and liabilities under the worker’s compensation laws of the state in which the Premises are located, including employer’s liability insurance in the limit of $2,000,000 aggregate.  Such insurance shall include waiver of subrogation rights against Landlord; and

(D)                               Comprehensive automobile liability will be carried at a limit of liability not less than $2,000,000 combined bodily injury and property damage.

15.4                        Forms of the Policies.  All insurance required under this Section 15 shall be issued by such good and reputable insurance companies qualified to do and doing business in the state in which the Premises are located and having a rating not less than A-\viii as rated in the most current copy of Best’s Insurance Report in the form customary to this locality.  During the Lease Term and the Extended Term (if exercised), Landlord shall be entitled to require Tenant to increase the minimum coverages to be maintained by Tenant hereunder, provided the increases are commercially reasonable.  Certificates of insurance together with copies of the endorsements when applicable will be delivered to Landlord prior to Tenant’s occupancy of the Premises and from time to time at least ten (10) days prior to the expiration of the term of each such policy.  All policies maintained by Tenant will name Landlord and any such other persons or firms as Landlord specifies from time to time as additional insureds.  All policies maintained by Tenant will provide that they may not be terminated nor may coverage be reduced except after thirty (30) days’ prior written notice to Landlord.  All commercial general liability and property policies maintained by Tenant will be written as primary policies, not contributing with and not supplemental to the coverage that Landlord may carry.  All insurance required to be maintained by Tenant under Section 15.3 will not be subject to a deductible greater than $50,000.00.

15.5                        Waiver of Subrogation.  Landlord and Tenant each waive any and all rights to recover against the other or against the agents of such other party for any loss or damage to such waiving party in excess of deductible amounts arising from any cause covered by any property, general liability and/or auto liability insurance required to be carried by such party pursuant to this Section 15 or any other property, general liability and/or auto liability insurance actually carried by such party to the extent of the limits of such policies.  Landlord and Tenant, from time to time, will cause their respective insurers to issue appropriate waiver of subrogation rights endorsements to all property, general liability and/or auto liability insurance policies carried in connection with the Premises or the contents of the Premises.  Tenant agrees to cause all other occupants of the Premises claiming by, under or through Tenant, to execute and deliver to Landlord such a waiver of claims and to obtain such waiver of subrogation rights endorsements.

15.6                        Adequacy of Coverage.  Landlord and its agents make no representation that the limits of liability specified to be carried by Tenant pursuant to this Section 15 are adequate to protect Tenant.  If Tenant believes that any of such insurance coverage is inadequate, Tenant will obtain such additional insurance coverage as Tenant deems adequate, at Tenant’s sole expense.

16.                               Damage to Premises.  In the event of damage to the Premises or any portion thereof by fire, the elements, or other insured casualty, Tenant shall promptly repair the same to the same condition that existed prior to such casualty, except that during the last six (6) months of the Lease Term Tenant may terminate this Lease upon the occurrence of any “material damage.”  Tenant shall perform all restoration work in a manner which is consistent, in all respects, with the provisions and requirements of Section 10.2 hereof.  The occurrence of any casualty loss shall not result in any abatement or reduction of Rent payable hereunder.  Landlord and Tenant agree to make available all insurance proceeds pursuant to the insurance maintained under Section 15.2 above, to reimburse Tenant for restoration costs.  If any casualty occurs after the Closing Notice is sent under Article II hereof, or in the event a Closing Notice is given while Tenant is proceeding to restore the Premises under this Section 16, the Closing under Article II hereof shall not be postponed, nor shall the purchase price payable by Tenant be reduced, but at Closing Tenant shall have the right to all insurance proceeds remaining uncollected.  As used herein, “material damage” means damage costing more than $250,000 to repair.

17.                               Condemnation.  If the entire Real Property is taken by condemnation or any right of eminent domain, this Agreement shall automatically terminate effective as of the date which title vests in the condemning authority.  If any material portion of the Real Property is taken by condemnation or any right of eminent domain, such that Tenant may no longer feasibly operate its business from the Real Property, either party may terminate this Lease.  Such right of termination shall be effectuated by giving notice from one party to the other.  If a partial taking occurs hereunder without termination, then Fixed Rent shall be equitably adjusted to reflect the loss in rental value (if any), effective as of the date when title vests in the condemning authority, and the purchase price payable under Article II hereof shall be equitably adjusted to reflect the loss in value caused by such taking, provided, however, if Landlord and Tenant cannot agree upon the purchase price reduction after commercially reasonable good faith efforts, either party may elect to terminate this Agreement.  Notwithstanding the foregoing, within 30 days of any election by either party to terminate this Lease as permitted by this Section 17, Tenant may send a Closing Notice and thereafter the parties shall proceed to a Closing without reduction in the Purchase Price, Seller shall assign all rights to any condemnation award to Purchaser, and Purchaser shall be entitled to all condemnation proceeds.  Unless the preceding sentence becomes effective, Tenant shall have no claim against Landlord (or otherwise) as a result of such taking and Landlord alone, and not Tenant, shall have the right to participate in and receive damages and/or compensation for any such taking.  Tenant hereby grants to Landlord all of the Tenant’s rights, if any, to such damages and covenants to execute and deliver such further instruments of assignment thereof as Landlord may from time to time request.

18.                               Subordination; Mortgagee Protection.

18.1.                     Subordination.  Provided Landlord causes its lender to enter into a Non-Disturbance Agreement as contemplated by this Section 18.1, this Lease is and shall be subordinate to any mortgage or mortgages hereafter encumbering the Premises or any portion thereof or interest therein, without the necessity of any further documents.  Tenant agrees to execute and deliver any further instruments which may be required to further effectuate said subordination and nondisturbance and to attorn to the holder of any such mortgage if the holder subsequently becomes the owner of the Premises if such mortgagee shall require such attornment, upon demand of Landlord, provided the foregoing is not inconsistent with Tenant’s Non-Disturbance Agreement.  Upon such attornment no such mortgagee or purchaser shall be (a) liable for any act or omission of Landlord (provided that any such mortgagee or purchaser shall be responsible for curing on-going defaults to the extent they continue beyond the date such mortgagee or purchaser acquires title to the Premises), or (b) bound by any payment of Rent, or other charge made more than thirty (30) days in advance of the due date thereof, or (c) bound by any assignment, surrender, termination, cancellation (except as permitted by this Lease), or by any amendment or modification of this Lease made without the express written consent of such mortgagee if such mortgagee holds its mortgage at the time the instrument in question is executed and Tenant has received written notice of such mortgagee and its address.  Notwithstanding anything to the contrary in this Section 18.1, Tenant’s agreements contained in this Section 18.1 are conditioned upon Landlord’s mortgagee entering into a Non-Disturbance Agreement with Tenant.  As used in this Lease, the term “Non-Disturbance Agreement” shall mean an agreement, in recordable form, executed, acknowledged and delivered by the holder of any mortgage to Tenant, providing in substance that (i) so long as no default exists under this Lease which is continuing beyond the expiration of any applicable grace and/or notice period, the holder shall not name or join Tenant nor any “person” (as hereinafter defined) claiming through or under Tenant as a party defendant to any action for foreclosure or other enforcement of the remedies of the holder under the mortgage (unless required by law as a condition precedent to commencing or proceeding with any such action or other enforcement proceeding); (ii) so long as no default exists under this Lease which is continuing beyond the expiration of any grace and/or notice period, the leasehold estate, possession and use of the Premises in accordance with the terms of this Lease and all other rights of Tenant (and any person claiming through or under Tenant) under this Lease shall not be interfered with, affected or disturbed in any way by reason of the subordination of this Lease to the mortgage, or any enforcement of the mortgage or any sale pursuant to the foreclosure of the mortgage or any deed or assignment in lieu of foreclosure or similar device; (iii) so long as no default exists under this Lease which is continuing beyond expiration of any grace and/or notice period, this Lease shall not be terminated by the holder in connection with, or by reason of, foreclosure or other proceedings for the enforcement of the mortgage, or by reason of a transfer of the landlord’s interest under this Lease pursuant to the taking of a deed or assignment in lieu of foreclosure or similar device, or by reason of any other enforcement proceeding with respect to any mortgage, the Lease shall be unaffected by any of foregoing proceedings, (iv) so long as no default exists under this Lease which is continuing beyond expiration of any grace and/or notice period, the holder shall, upon foreclosure or other device whereby the holder controls the decision making of the fee owner of the Premises, honor all of the terms, conditions and covenants to be performed under this Agreement on the part of the Landlord named herein, including, without limitation, the obligations to be performed by Landlord under Article II below, and (v) any such holder agrees that it shall provide a release of the lien of its mortgage against the Premises upon Tenant paying the purchase price to Seller (or as Seller may otherwise direct) and acquiring the Premises in accordance with Article II below.

18.2.                     Mortgagee Protection.  Tenant agrees to give any mortgagee by certified mail, return receipt requested, a copy of any notice of default served upon Landlord, provided that before such notice Tenant has been notified in writing of the name and address of such mortgagee.  Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease (or if no time is specified, then within 10 days), then mortgagee shall have an additional thirty (30) days within which to cure such default; provided, however, that if such default cannot be reasonably cured within that time, then such mortgagee shall have such additional time as may be necessary to cure such default so long as mortgagee has commenced and is diligently pursuing the remedies necessary to cure such default (including, without limitation, the commencement of foreclosure proceedings, if necessary), in which event this Lease shall not be terminated or Rent abated while such remedies are being so diligently pursued.

19.                               Quiet Enjoyment.  Upon compliance with the terms, conditions, covenants, agreement and provisions of this Lease to be performed by Tenant, Tenant, subject to the terms hereof,  may peaceably and quietly have, hold and enjoy the Premises for the Lease Term.

20.                               Expiration/Hold Over.  At the expiration of the Lease Term (or the Extended Term, if exercised), Tenant will quit and surrender the Premises in as good a state and condition as reasonable use and wear thereof will permit, and comply with the provisions of Section 10.2 of Article I hereof, as applicable.  Any holding over by Tenant shall not operate, except by written agreement, to extend or renew this Lease, and no tenancy of any duration shall be created thereby, provided, however, if Tenant does hold over, without creating any additional estate in Tenant, the then Fixed Rent during the holding over period shall be three hundred (300%) percent of the Fixed Rent provided for in the Lease immediately prior to such holding over period.

ARTICLE II — PURCHASE PROVISIONS

1.                                      Sale Provisions.

1.1                               Purchaser’s Option.  Landlord, as Seller, and Tenant, as Purchaser, shall be obligated to sell and purchase the Premises, or just Parcel B, in accordance with and subject to the provisions of this Article II.  The provisions of this Article II shall not be effective until Tenant shall have paid in full the Note as defined in the Asset Purchase Agreement (the “Note”, and the date that Tenant has fully paid the Note is referred to herein as the “Inventory Paid Date”).  From and after the Inventory Paid Date and until the date which is ninety (90) days prior to the Expiration Date, Tenant shall have the ongoing right to send a Closing Notice (as hereinafter defined) with respect to (i) just Parcel B, or (ii) the entire Premises.  Notwithstanding the foregoing, Tenant’s right to send a Closing Notice with respect to the entire Premises shall immediately and automatically lapse upon Tenant sending a notification to Landlord deleting Parcel A from the operation of this Agreement as contemplated by Section 2.2 of Article I hereof; from and after such date, Tenant shall only have the right to send a Closing Notice with respect to Parcel B.  In addition, Tenant’s right to send a Closing Notice with respect to the entire Premises shall immediately and automatically lapse upon the date which is three (3) months after the date that Landlord sends a notification to Tenant deleting Parcel A from the operation of this Agreement as contemplated by Section 2.2 of Article I hereof; from and after such date, Tenant shall only have the right to send a Closing Notice with respect to Parcel B.  During the first three years of the Extended Term, if exercised, Tenant may send Landlord a Closing Notice with respect to Parcel B only; there shall be no purchase option during the last two (2) years of the Extended Term, and there shall be no option to purchase Parcel A at any time during the Extended Term.  At no time shall Tenant be permitted to send a Closing Notice with respect to just Parcel A.  The Premises (or Parcel B, as applicable) shall be conveyed as contemplated by Section 4.1 of this Article II and shall be conveyed subject to the Permitted Title Exceptions (as hereinafter defined).

1.2                               Closing Notice.  Provided the Inventory Paid Date has occurred, and provided further that (i) this Agreement is in full force and effect; and (ii) no Event of Default shall exist under this Agreement, Purchaser may, by written notice to Seller (“Closing Notice”), cause a sale of the Premises or Parcel B, consistent with and subject to the provisions of Section 1.1 of this Article II, in accordance with this Article II.  The effectiveness of the Closing Notice shall be specifically subject to Purchaser paying, simultaneously with the Closing Notice, a cash deposit of $500,000 (the “Deposit”) to Escrow Agent (as hereinafter defined).  The Deposit shall be held by Escrow Agent pending the Closing hereunder and at Closing Escrow Agent shall pay the Deposit to Seller and the Deposit shall constitute a credit against the purchase price.  Upon the timely issuance of the Closing Notice and payment of the Deposit, the parties hereto shall be automatically bound to a sale and purchase of the Premises in accordance with this Article II.

1.3                               Environmental Due Diligence.  Purchaser shall have the right to conduct environmental due diligence (“Due Diligence Study”), at Purchaser’s sole cost and expense, during the sixty (60) day period after the Closing Notice (the “Due Diligence Period”).  After Purchaser has delivered the Deposit to the Escrow Agent, Purchaser and its designated agents shall have the right to conduct the Due Diligence Study during the Due Diligence Period in accordance with and subject to this Paragraph 1.3.  Should Purchaser determine in its sole and absolute discretion that the environmental condition of the Premises is not satisfactory, then Purchaser, at its sole and exclusive remedy, may rescind the Closing Notice by written notice to Seller and Escrow Agent prior to expiration of the Due Diligence Period, and Escrow Agent is hereby instructed to return Purchaser’s Deposit to Purchaser.  Upon such rescission, Purchaser shall have no further right to send any Closing Notice under this Article II.

The Due Diligence Study may include physical inspections of the Premises, facilities, air, soil, sediment, soil vapor, surface water, and groundwater sampling; environmental assessments and governmental and other records review related to Hazardous Materials or Environmental Law.  The Due Diligence Study shall be performed by a Licensed Environmental Professional reasonably satisfactory to Seller.  All such work shall be performed in a good, workmanlike, and lien-free manner, in accordance with all legal requirements and sound and recognized environmental and engineering practices, and only after all contractor(s) accessing the Premises have procured such insurance coverages as Seller reasonably deems necessary.

Purchaser hereby indemnifies and holds Seller harmless from and defends Seller against any and all claims, losses, costs (including reasonable attorney fees), damages, causes of action, suits and liability of every kind for injury to or death of persons or damage to property arising out of Purchaser’s performance of its Due Diligence Study but excluding losses due to an environmental condition that existed at the Premises prior to the Commencement Date (“Existing Environmental Condition”) in, on, under or about the Premises, unless Purchaser in undertaking its Due Diligence Study exacerbates an Existing Environmental Condition.  Should any Existing Environmental Conditions be exacerbated by Purchaser in undertaking its Due Diligence Study, the obligations of Purchaser to indemnify and hold Seller harmless from and defend Seller in this Paragraph 1.3 shall only be to the extent that Purchaser exacerbated the Existing Environmental Conditions and shall exclude any claims arising from the negligence or willful misconduct of Landlord or Seller.  In the event the transaction contemplated by this Article II is not closed for any reason, then Purchaser shall reasonably restore the Premises to its original condition, if changed due to the Due Diligence Study, at Purchaser’s sole cost.

Purchaser shall provide Seller copies of all reports, data and/or test results generated by its Due Diligence Study, within five (5) business days of Purchaser’s receipt of same.  Purchaser (on behalf of its assigns, agents, contractors and subcontractors) shall keep the Due Diligence Study and all reports, data and testing results arising therefrom strictly confidential and shall not disclose the same to any third party unless Seller consents thereto in writing, unless required to disclose by applicable law or court order, or unless the Closing occurs.

2.                                      Purchase Price; Adjustments.  The purchase price for the Premises shall be Ten Million Five Hundred Thousand Dollars ($10,500,000) which shall be paid in cash and in full by Purchaser to Seller on the Closing Date.  If the Closing Notice covers only Parcel B, the purchase price shall be Seven Million Dollars ($7,000,000), which shall be paid in cash and in full by Purchaser to Seller on the Closing Date.  Notwithstanding the foregoing, the purchase price payable hereunder (whether for the entire Premises or only Parcel B) shall be increased by an amount equal to Landlord’s Environmental Costs (as defined in Section 14 of Article III hereof) expended by Landlord through the Closing Date.  Purchaser shall not have any obligation to pay Landlord’s Environmental Costs until the Closing Date.  Fixed Rent due under this Agreement shall be apportioned as of the Closing Date, and Seller shall be responsible for any conveyance and/or transfer taxes applicable to this transaction and for the costs (if any) of causing title to the Premises to confirm with the requirements of this Agreement.

3.                                      Closing.  The Closing and transfer of title hereunder (the “Closing”) shall occur on or before the date which is ninety (90) days after the date of the Closing Notice (the “Closing Date”).  The Closing shall occur at the office of Escrow Agent in Connecticut, or such other office as the parties may mutually agree upon, provided, however, that the parties agree to work towards an escrow closing with Escrow Agent wherein all documents and funds are delivered in escrow to Escrow Agent such that Escrow Agent may complete the Closing on the Closing Date.  As utilized herein, “Escrow Agent” shall mean a nationally recognized Title Insurance Company selected by Purchaser which does business and maintains an office in Connecticut.

4.                                      Seller’s Closing Documents.  The Premises (or Parcel B, as applicable) shall be conveyed and transferred by Seller to Purchaser on the Closing Date by the following instruments, and Seller agrees to provide such instruments in escrow to Escrow Agent no later than 5 days prior to the Closing Date:

4.1                               Deed.  Connecticut form special warranty deed(s) in proper form for recording, duly executed by River Bend and acknowledged (the “Deed”) so as to convey to the Purchaser title in fee simple to the Premises, free and clear of all liens and encumbrances except for the Permitted Title Exceptions (as hereinafter defined).  It shall be Seller’s obligation under this Agreement to remove all exceptions to title which are not Permitted Title Exceptions.

4.2                               Tax Statements.  A statement of non-foreign status as required by the federal tax code and any duly executed state and/or local conveyance/transfer tax forms, if applicable.

4.3                               Proof of Signatories.  Proof (to the reasonable satisfaction of Escrow Agent) of the authority of Seller’s signatory(ies).

4.4                               Title Affidavits.  An affidavit with respect to parties in possession and mechanic’s liens, sufficient to allow Escrow Agent to delete such exceptions from any title policy to be issued to Purchaser, provided, however, such affidavit shall be limited to Landlord’s actions with respect to such matters, and shall exclude parties under the Residential Leases and/or other parties in possession and mechanic’s liens caused by and/or claiming under Tenant.

4.5                               Closing Statement.  A Closing Statement showing all closing costs and expenses of each party, all credits, debits and all pro-rations and showing the net amount due from Purchaser at Closing.  To the extent items are prorated or adjusted at the Closing on the basis of estimates, or are not prorated or adjusted at the Closing pending actual receipt of information upon which such prorations and/or adjustments are to be based, Purchaser and Seller will, upon a proper accounting, pay to the other such amounts as may be necessary such that, except for those items that Purchaser pays directly as tenant under the Lease, Seller will pay all expenses of the Premises for the period on and prior to the Closing Date and Purchaser will pay all expenses of the Premises for the period after the Closing Date.  If either party receives any bill or invoice that relates to the period for which the other party is responsible, the receiving party will refer such bill to the responsible party and the responsible party agrees to pay, promptly upon receipt, such portion of the bill or invoice as relates to the period for which it is responsible.  Seller shall pay the following costs in connection with the Closing:  (i) all real estate excise or transfer, recording, documentary stamp or similar taxes, fees or expenses imposed in connection with the conveyance of the Premises except that the cost of recording the Deed shall be Purchaser’s obligation; (ii) recording fees to release any title exception which is not a Permitted Title Exception; and (iii) one half of Escrow Agent’s escrow fee.  Purchaser shall pay (i) all premiums associated with the issuance of any title insurance desired by Purchaser, (ii) cost to record the Deed; and (iii) one half of Escrow Agent’s escrow fee.  Each party shall pay the fees of its own attorneys, accountants and other professionals.

4.6                               Assignment of Diversion Permits.  At Closing, Seller shall assign to Purchaser the Diversion Permits, such that from and after Closing, the Diversion Permits will be in Purchaser’s name; Purchaser shall be responsible for any assignment fees chargeable by governmental authority to so transfer the Diversion Permits.

4.7                               Form III.  The Form III (as defined in Section 14.1 of Article III hereof) shall be executed and delivered by both Purchaser and Seller, with Purchaser as the Certifying Party, as set forth in Section 14.6 of Article III hereof.  Purchaser shall pay the cost of filing the same.

4.8                               General Assignment.  A general assignment, without warranty, express or implied, of all of Seller’s intangible and appurtenant rights, if any, associated with the Premises and the improvements thereon.

4.9                               Miscellaneous.  If applicable and requested by Purchaser, Landlord shall provide an assignment of any rights (including warranty rights, if any) that Landlord may have with respect to other ancillary documents relating to the Premises (or Parcel B, as applicable), and any other instrument(s) which, in Escrow Agent’s reasonable opinion, are necessary to close the transaction as contemplated by this Agreement.

5.                                      Title.

5.1                               Permitted Title Exceptions.  As utilized herein, “Permitted Title Exceptions” shall mean (i) all encumbrances affecting the Premises (or Parcel B, as applicable) and recorded prior to the Commencement Date, excluding, however, any mortgages, deeds of trust, or any other monetary liens placed against the Premises; (ii) any state of facts shown by the Survey and any state of facts an updated survey or personal inspection of the Premises (or Parcel B, as applicable) would reveal; (iii) the Notice of Lease and Option Agreement (as hereinafter defined); (iv) any encumbrance placed upon the Premises (or Parcel B, as applicable) after the date hereof by Landlord and contemplated by this Agreement (for example, any ELURs, as defined in Section 14 of Article III hereof) or consented to in writing by Tenant; and (v) any encumbrance or other title exception placed upon the Premises (or Parcel B, as applicable) by Tenant, or resulting from Tenant’s business operations and/or construction or alterations at the Premises (or Parcel B, as applicable) by Tenant, or resulting from any act or omission of Tenant, including, without limitation, any subletting or any environmental condition caused by Tenant or any person or entity claiming by, through or under Tenant.  Landlord agrees to cooperate with Tenant in all reasonable ways (but without cost to Landlord) in Tenant’s efforts to remove or insure over any encumbrance.  At Closing, Landlord shall have the affirmative obligation to release any encumbrance which is not a Permitted Title Exception, and Purchaser and/or Escrow Agent shall be authorized to apply all or any portion of the Purchase Price to cause the removal of any encumbrance which is not a Permitted Title Exception.

5.2                               Survey.  At any time during the terms of this Lease, Purchaser shall have the right to obtain an ALTA survey of the Premises (the “Survey”), certified to Purchaser and Escrow Agent, prepared by a surveyor licensed in the state where the Premises is located (“Surveyor”).

6.                                      Seller’s Obligations Pending Closing.  From and after the Commencement Date until the Closing or termination of this Agreement as herein provided, Seller covenants to perform in accordance with the following obligations (except and to the extent that any such obligation shall have been assumed or created by Tenant or is the obligation of Purchaser as tenant under this Agreement):

6.1                               Encumber Premises.  Except for Permitted Title Exceptions, Seller shall not create or permit to exist any lien, encumbrance or charge on the Premises that will not be paid in full at the Closing or impair Purchaser’s use of the Premises under this Agreement or exercise of its rights under this Article II.

6.2                               Representations and Warranties.  Seller hereby makes the representations and warranties to Purchaser as set forth in Exhibit F attached hereto and made a part hereof (the “Vesting Certificate”).  Seller shall not take any action, or omit to take any action, which action or omission would have the effect of violating or rendering untrue any representation, warranty, covenant or agreement contained herein or the Vesting Certification.  Seller shall give Purchaser prompt written notice of any change in any of Seller’s representations or warranties set forth in the Vesting Certification.

6.3                               Payments.  Except as may be the obligation of Purchaser or Tenant under this Lease, Seller shall make any and all payments due and owing with respect to the

Premises, including, without limitation, real estate taxes, assessments, charges, fees, levies and impositions, insurance premiums, service contracts, management fees and payments for materials and materialmen, prior to the due date for such payment and will, upon Purchaser’s request, deliver to Purchaser evidence reasonably satisfactory to Purchaser of payment thereof.

7.                                      Conditions to Closing.  The obligation of Purchaser to close the transaction set forth in this Agreement is subject to the fulfillment of the following conditions on or prior to the Closing Date, each of which shall continue as a condition until the Closing unless waived by Purchaser.  Purchaser may, in Purchaser’s sole and absolute discretion, rescind its exercise of the option to purchase the Premises at any time by written notice to Seller if Purchaser determines that any of the conditions set forth in this Section 7 of Article II will not be satisfied by the Closing Date.  In the event of such rescission, the Deposits and accrued interest promptly shall be returned to Purchaser and, thereafter, neither party shall have any further rights or obligations under this Article II.

7.1                               Approval by Purchaser.  Seller shall have delivered all items and documentation provided in this Agreement to be delivered to Purchaser or Escrow Agent.

7.2                               Representations and Warranties.  The representations and warranties of Seller contained in the Vesting Certification shall be true and correct in all material respects as of the Closing, and be remade as of the Closing.

7.3                               Title.  Title to the Premises shall be subject only to the Permitted Title Exceptions.

7.4                               No Condemnation Proceeding.  During the period between the Closing Notice and the Closing, neither Seller nor Purchaser shall have received any notice of any pending or contemplated condemnation proceeding with respect to the Premises.

7.5                               No Leases or Contracts.  Other than the Residential Leases and except for the Permitted Title Exceptions, Seller shall not have executed any Lease or contracts with respect to the Premises which will survive the Closing.

8.                                      Default.  If Seller has performed its agreements under this Article II and is ready, willing and able to consummate the Closing but Purchaser is for any reason unable or unwilling to consummate the Closing on the Closing Date, Seller shall be entitled to payment in full of the Deposit, this Article II shall thereupon be null and void, and Purchaser’s conduct shall constitute an Event of Default by Tenant as defined under Article I.  If Purchaser has performed its agreements under this Article II and is ready, willing and able to consummate the Closing but Seller is for any reason unable or unwilling to consummate the Closing on the Closing Date, Purchaser as its sole remedy hereunder shall be entitled to pursue all appropriate equitable relief, including specific performance.

9.                                      Exchange.  Purchaser acknowledges that Seller may desire to exchange other property of like kind and qualifying use within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended and the Regulations promulgated thereunder, for fee title in the Premises which is the subject of this Agreement.  Seller expressly reserves the right to assign its rights, but not its obligations, hereunder to a Qualified Intermediary as provided in IRC Reg. 1.1031 (k)-1(g)(4), and/or to transfer title to the Premises to a Qualified Intermediary, at any time on or before the Closing Date.  Purchaser shall cooperate with Seller in all reasonable ways in effectuating any such exchange, provided, however, it is agreed that Purchaser shall not be obligated to take title to any premises other than the Premises (or Parcel B, as applicable), to incur any costs or liability resulting from such exchange or cooperation, or to agree to any delay in the Closing Date.

ARTICLE III - MISCELLANEOUS

1.                                      Notices.  All notices or demands, or exercise of options, given or required to be given hereunder shall be in writing, and sent by United States Certified mail, or by a nationally recognized overnight delivery service with proof of delivery, with proper postage prepaid, addressed to the party to be affected thereby, at the following address:

Landlord:	204 West Newberry Road
Bloomfield, CT 06002

With a Copy to:	Thomas M. Daniells, Esquire
Murtha Cullina LLP
CityPlace I
185 Asylum Street
Hartford, CT 06103

Tenant:	c/o Monrovia Nursery Company
814 East Monrovia Place
Azusa, CA 91702

With a Copy to:	Greenberg Glusker Fields Claman & Machtinger LLP
1900 Avenue of the Stars, 21st Floor
Los Angeles, CA 90067-4590
Attn: Richard J. Sweet, Esq.

Notices sent as aforesaid shall be deemed delivered on the earlier of receipt by the addressee, three (3) business days after being deposited in United States Certified Mail or one (1) business day if sent by noticed overnight delivery service.  Either party may upon notice as provided for herein, designate different address(es) to which subsequent communications shall be sent.

2.                                      Fees and Expenses; Interest.

2.1.                            Fees and Expenses.  If Tenant shall default in the observance or performance of any term on its part to be observed or performed under Article I after applicable cure periods, then Landlord may immediately or at any time thereafter and, unless otherwise provided herein, upon ten (10) days’ notice, perform the same for the account of Tenant.  If Landlord makes any expenditures or incurs any obligations for the payment of money in connection therewith including, without limitation, attorney’s fees, in instituting, prosecuting or defending any action or proceedings, such sums paid or obligations incurred with interest and costs shall be deemed to be Additional Rent hereunder and shall be paid by Tenant to Landlord within fifteen (15) days of rendition of any bill or statement to Tenant therefor.

2.2.                            Interest.  All payments becoming due under this Lease and not paid when due shall bear interest from the applicable due date until received at the lesser of: (i) a floating rate equal to 5% over the prime rate of Citibank, N.A.; or (ii) the highest rate of interest permitted by law.  Tenant shall pay such interest within 10 days after demand, and Landlord shall have the same rights and remedies for the non-payment by Tenant of such interest as Landlord has hereunder for the failure of Tenant to pay Fixed Rent.

3.                                      Waiver of Trial by Jury. The parties hereto hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters arising out of or connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises and any emergency, statutory or other remedy.

4.                                      Delivery of Lease; Integration.   No rights are to be conferred upon Tenant until this Lease has been signed by Landlord, and an executed copy of the Lease has been delivered to Tenant.  Employees or agents of Landlord have no authority to make or agree to make a lease or any other agreement or undertaking in connection herewith.  The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant.  Except for the terms and conditions set forth in the Asset Purchase Agreement and the Three Parcel Lease, all negotiations, considerations, representations and understandings between Landlord and Tenant, or any agent or other representative thereof, are incorporated herein, and no prior representations, understandings or agreements from one party to the other shall be binding upon the parties.  The terms hereof may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change or modify any of the provisions hereof.

5.                                      Successors and Assigns.  Subject to the terms hereof, all of the terms of this Lease shall inure to the benefit of and be binding upon the respective successors (and to the extent permitted hereunder) and assigns of the parties hereto.

6.                                      Governing Law.  This Lease shall be governed by the law of the State of Connecticut.

7.                                      No Brokerage.  Each of Landlord and Tenant (the “indemnifying party”) warrant and represent to the other (the “non-indemnifying party”) that it has not dealt with any broker or other party in connection with the consummation of this Lease; in the event of any brokerage claims against the non-indemnifying party predicated upon prior dealings with the indemnifying party by any party, the indemnifying party agrees to defend the same and indemnify the non-indemnifying party against any such claim.

8.                                      Invalidity of Particular Provisions.  If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

9.                                      Recording.  Promptly following the Commencement Date, the parties shall record a Notice of Lease and Option Agreement in compliance with Connecticut law (an original shall be executed for each Town in which the Real Property is located).  In no event shall such document set forth the rental or other charges payable by Tenant under this Lease or the purchase price payable under Article II, and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease.  Upon any termination of the purchase rights under Article II, and/or the removal of Parcel A from the operation of this Lease, both parties shall execute an appropriate recordable form amendment to the Notice of Lease and Option Agreement; upon any termination of this Agreement prior to the expiration of the Extended Term, the parties shall execute a recordable form termination of the Notice of Lease and Option Agreement.

10.                               Survival.  Without limitation, all obligations which arise hereunder prior to termination of this Lease shall survive the termination of this Lease.

11.                               Estoppel Certificates.  Tenant and Landlord agree that at any time and from time to time within thirty (30) days following written notice from the other that both will execute, acknowledge and deliver in recordable form a statement in writing certifying whether this Lease is in full force and effect and if it is in full force and effect, what modifications have been made to the date of the certificates and whether or not any defaults or offsets exist with respect to this Lease and if there are, what they are claimed to be and setting forth the dates to which rent and other charges have been paid in advance, if any, and stating whether or not either party is in default and if so, specifying what the default may be and stating the amount of security deposited with Landlord and stating the commencement and termination dates of the Lease.  The failure of either party to timely execute, acknowledge and deliver to said party a statement as above shall constitute an acknowledgement by said party that this Lease is unmodified and in full force and effect, without default, and the rent and other charges have been duly and fully paid to and including the respective due dates immediately preceding the date of notice regarding such statement.

12.                               Power to Execute.  The persons signing this Lease on behalf of Tenant and Landlord each individually certify that they have the full authority to execute the same on behalf of Tenant and Landlord, respectively, and that this Lease has been duly authorized, executed and delivered by Tenant and Landlord and is binding upon Tenant and Landlord in accordance with its terms.

13.                               Time.  Time shall be of the essence with respect to this Agreement, the performance of obligations hereunder, and all deadline dates and timelines hereunder.

14.                               Environmental.

14.1                        Transfer Act Obligations.  Landlord shall comply with all provisions of the Connecticut Property Transfer Act, Section 22a-134 et seq., of the Connecticut General Statutes, as amended (the “Transfer Act”) as a consequence of the sale and transfer of Imperial’s nursery business pursuant to the Asset Purchase Agreement and this Lease (subject, however, to Tenant’s assumption as and when Tenant may exercise its option to purchase the Premises), including but not limited to Imperial’s business activities at that portion of the Premises known as 85 Floydville Road, East Granby, CT, containing approximately 49.05 acres (the “85 Floydville Parcel”), which has triggered the applicability of the Transfer Act.  As a consequence, the sale and transfer of Imperial’s nursery business as evidenced by the Asset Purchase Agreement necessitates the execution of a Form III for the 85 Floydville Parcel.  Imperial and Tenant shall both execute such a Form III of even date herewith, with Imperial as the certifying party (the “Form III”); Landlord shall cause the Form III to be properly filed with the Connecticut Department of Energy and Environmental Protection (“DEEP”) as required by the Transfer Act.  Under and pursuant to the Form III, Landlord shall (subject, however, to Tenant’s assumption as and when Tenant may exercise its option to purchase the Premises) (i) comply with its obligations under the Form III filing, including an investigation of any environmental conditions that are present at the 85 Floydville Parcel as of the date hereof; and (ii) remediate the 85 Floydville Parcel, as necessary, to comply with the Remediation Standard Regulations (“RSRs”) as established by DEEP, but not including any condition caused by the action or inaction of Tenant (where Tenant has an obligation to act) or its agents and invitees.  Landlord’s obligations under this Paragraph 14.1 shall continue until the date (referred to herein as the “Completion Date”) which is the earlier to occur of the following:  (1) Landlord submits a final “verification” as defined in the Transfer Act and DEEP has (a) issued a written acceptance of such verification or (b) any applicable statutory period for DEEP review and audit of the verification has passed without DEEP comment; or (2) Tenant (or any affiliate of Tenant) acquires all or any portion of the Premises under Article II hereof.

14.2                        Environmental Covenants.  (1) From and after the Commencement Date, Tenant covenants and agrees (A) that Tenant will not violate any Environmental Laws

(as hereinafter defined); (B) that Tenant will not use, store, dispose or generate any Hazardous Materials (as hereinafter defined) in, on, at, or under the Premises except as may be necessary in the conduct of Tenant’s business and then only in full compliance with all Environmental Laws; (C) that Tenant will not cause or permit any release, leak, discharge, spill, disposal, or emission of Hazardous Materials in, at, on, or under the Premises, except as may be necessary in the conduct of Tenant’s business and then only in full compliance with Environmental Law; (D) that Tenant shall give notice to Landlord promptly upon Tenant acquiring any knowledge of any release, leak, discharge, spill, disposal or emission of Hazardous Materials at the Premises occurring after the Commencement Date and either in violation of applicable Environmental Laws or reasonably determined to have a material adverse effect on the Premises, with a full description thereof, and shall promptly clean up such release, leak, discharge, spill, disposal or emission of Hazardous Materials in accordance with the RSRs, and shall provide Landlord with documentation of the clean-up; (E) that Tenant shall give notice to Landlord promptly of any notice of violation or potential violation of any Environmental Law received by Tenant; (F) that Tenant shall promptly comply with any law, rule or regulation relating to the removal, treatment or disposal of Hazardous Materials which are present as a result of Tenant’s actions, inactions and/or business operations at the Premises; (G) that Tenant shall allow Landlord and its agents access to the Premises in connection with investigation and remediation activities deemed necessary and appropriate by Landlord in accordance with its Form III filing and the RSRs (including, without limitation, fencing off, posting signs, and/or otherwise restricting access to areas of the Premises, all without liability or claim by Tenant against Landlord hereunder), or as necessary to perform any other work mandated by DEEP, subject to the terms and conditions of Section 14.4(1); (H) that Tenant shall not cause or otherwise operate or permit any activities on any portion of the Premises, other than the 85 Floydville Parcel, so as to cause any portion of the Premises other than the 85 Floydville Parcel to be classified as an “Establishment” under the Transfer Act; and (I) except as necessary in the ordinary course of Tenant’s business operations at the Premises or in connection with the clean-up of a release, leak, discharge, spill, disposal or emission of Hazardous Material by Tenant as set forth in Section 14.2(1)(D), except as permitted by Section 1.3 of Article II hereof following delivery of the Closing Notice, and except as necessary to monitor Tenant’s usage of those chemicals disclosed by Tenant to Landlord under Section 14.2(2) below pursuant to a work plan and testing methods prepared by Tenant and approved in writing and in advance by Landlord (Landlord agreeing not to unreasonably withhold such consent provided Landlord is satisfied, in its sole discretion, that the work plan and testing methodology will result in data related solely to those chemicals both disclosed and not objected to by Landlord under Section 14.2 below), Tenant shall not perform or permit the performance of any soil, sediment, surface water or ground water testing anywhere on the Premises without Landlord’s prior written consent.

(2)                                 On or before the Commencement Date (for the remainder of 2014) and on an annual basis thereafter in January of each calendar year (commencing in January, 2015), Tenant shall supply Landlord with a complete written listing and identification of all chemicals (including without limitation pesticides), together with estimated quantities which Tenant anticipates utilizing at the Premises for the coming year.  Tenant shall on an interim basis supply Landlord with any modifications to such list(s) which Tenant may wish to make during each calendar year.  Commencing with the second such notification (i.e., in January, 2015) and with each subsequent notification, Tenant shall submit to Landlord its written certification that Tenant’s actual chemical use during the prior year was consistent with Tenant’s notification for such year and with Tenant’s obligations under this Section14.  On a semi-annual basis, Tenant shall also supply to Landlord its spray records and any other manifests, purchase records, and other documentation requested by Landlord with respect to chemical use at the Premises.  Landlord specifically reserves the right to disapprove the type, manner, method and/or amount of any chemical usage at the Premises which Landlord, in the exercise of its reasonable discretion, determines is inconsistent with sound agricultural practices and/or which exposes the Premises to unreasonable risks of contamination.  However, no action, inaction, consent or other comment by Landlord shall be construed as modifying in any manner Tenant’s obligations under this Section 14 or as Landlord’s consent to any contamination at the Premises.

(3)                                 (a)  To the extent Tenant creates any “recognized environmental conditions” (“RECs”) or contributes in any manner to an Existing Environmental Condition, Tenant shall be responsible for any additional and/or incremental out-of-pocket costs incurred by Landlord in connection with any investigation, remediation or other activities necessary at such RECs for Landlord to timely comply with its obligations under its Form III filing.

(b)                                 In the event that Tenant causes any release, leak, discharge, spill, disposal, or emission of Hazardous Materials in, at, on, or under the Premises, regardless of whether such occurrence is in compliance with or out of compliance with Environmental Law, Tenant, shall be responsible for any reasonable additional or incremental out-of-pocket costs incurred by Landlord in connection with any investigation, remediation or other activities necessary in connection with such occurrence for Landlord to timely comply with its obligations under its Form III filing and/or its obligations under Section 14.8 hereof.

(4)                                 Upon the expiration or sooner termination of this Lease for any reason other than termination due to Tenant purchasing the Premises under Article II hereof, Tenant shall at its sole cost and expense conduct a Phase I environmental assessment of the Premises, and if such assessment identifies that RECs (other than Existing Environmental Conditions) occurred at the Premises after the Commencement Date, then (unless caused by or exacerbated by Landlord) Tenant, at its sole expense, shall be obligated to investigate and remediate all such conditions such that the same comply with the RSRs and/or any then applicable Environmental Law.  If the Phase I environmental assessment concludes that Tenant’s operations have contributed in any manner to any Existing Environmental Conditions, then Tenant shall be responsible for any reasonable additional and/or incremental out-of-pocket costs incurred by Landlord in connection with any investigation, remediation or other activities necessary for such conditions contributed by Tenant to Existing Environmental Condition for Landlord to

timely, comply with the RSRs and/or any then applicable Environmental Laws.  The investigation and remediation work to be performed by Tenant under this Section 14.2(4) shall be conducted by a Licensed Environmental Professional (“LEP”) approved in writing and in advance by Landlord, such approval not to be unreasonably withheld, and all contractor(s) employed to perform such work shall likewise require Landlord’s prior written consent.  All such work shall be performed in a good, workmanlike and lien-free manner, in accordance with all legal requirements, and only after all contractor(s) have procured such insurance coverages as Landlord reasonably deems necessary.  At the conclusion of the work performed under this Section 14.2(4) the approved LEP shall issue a report confirming the completion of all necessary work so as to render the Premises in compliance with the RSRs and/or any then applicable Environmental Laws; such report shall be issued for the benefit of both Landlord and Tenant and shall be entitled to be relied upon by both parties.

(5)                                 As used in this Section 14, “Environmental Laws” means any and all present and future federal, state or local laws (whether common law, statute, rule, order, or regulation), permits, and other applicable lawful requirements of governmental authorities relating in any manner to the environment (land, air and/or water) or to any Hazardous Materials.  As used in this Section 14, “Hazardous Materials” means any and all present and/or future materials and/or substances which are in any way prohibited, controlled or regulated by, or are otherwise defined as hazardous, toxic or controlled under, any Environmental Law, including but not limited to any materials and/or substances for which remediation criteria have been or may be adopted by DEEP.

14.3                        Landlord Environmental Costs.  During the Lease Term, Landlord agrees that it will investigate environmental matters and perform necessary remediation activities to meet Landlord’s obligations under the Transfer Act or any other work required by DEEP (hereinafter, “Investigation/Remediation Work”).  In this connection, Purchaser agrees to cooperate with Landlord in all reasonable ways and as necessary to permit Landlord to comply with any and all requirements of DEEP with respect to the Transfer Act.  All third-party out-of-pocket costs incurred by Landlord in the performance of (i) the Investigation/Remediation Work, and/or (ii) in complying with Landlord’s obligations under Section 14.8 hereof, including without limitation the fees and expenses of Landlord’s environmental counsel and consultant(s), are collectively referred to herein as “Landlord’s Environmental Costs.”  Landlord agrees to keep appropriate documentation relative to the amount of Landlord’s Environmental Costs, and upon request of Purchaser, Landlord shall inform Purchaser of the then current total amount expended by Landlord and applicable to Landlord’s Environmental Costs.

14.4                        Scope of Work; Seller’s Access Rights to Perform the Investigation/Remediation Work.  (1)  Landlord shall have reasonable access at reasonable times to the Premises, upon reasonable advance notice to Tenant, to conduct the Investigation/Remediation Work that it determines is necessary to meet the obligations of the Form III filing or otherwise required by DEEP.  In accessing the Premises, and in planning and implementing the Investigation/Remediation Work, Landlord agrees to consult and coordinate its activities with Tenant so as to avoid or minimize any unreasonable interference with Tenant’s use and enjoyment of the Premises.

(2)                                 All Investigation/Remediation Work shall be performed by Landlord in a good and workmanlike manner and in compliance with all legal requirements.  However, if any Investigation/Remediation Work requires removal of any improvements at the Premises, Landlord shall have no obligation to replace the same, and Landlord shall have no obligation to repair any damage to any portion of the Premises caused by Landlord or its agents by reason of any Investigation/Remediation Work, provided, however, that upon any excavation at the Premises or removal of improvements, Landlord agrees to fill, regrade and/or otherwise stabilize the Premises as necessary to leave the same in a safe and stable condition.

(3)                                 In the performance of any Investigation/Remediation Work, Landlord shall keep the Premises free and clear of all liens for any work or material claimed to have been furnished to Landlord.

14.5                        Information to be Provided to Purchaser.  Landlord shall keep Purchaser reasonably informed as to the status of the Investigation/Remediation Work, including providing to Purchaser copies of any data or reports concerning activities conducted reasonably promptly after such data or reports are available.

14.6                        Environmental Obligations at Closing.  In the event that a Closing occurs in accordance with Article II of this Agreement, Purchaser agrees, at its sole cost and expense, to the extent necessary to comply with the Transfer Act, to (1) prepare all appropriate Transfer Act forms, including an Environmental Condition Assessment Form; (2) pay any and all Transfer Act filing fees; (3) implement and complete any remaining Investigation/Remediation Work necessary to address the Existing Environmental Conditions under the Transfer Act; (4) sign the appropriate Transfer Act form, as necessary and appropriate, as the “certifying party” as defined by the Transfer Act, and shall assume all responsibilities for complying with the Transfer Act, including paying any fees required (and to the extent applicable) at the conclusion of any required remediation of the Existing Environmental Conditions of such other forms as may be appropriate; and (5) prepare the documents and pay the fees and related costs associated with the preparation and implementation of any Environmental Land Use Restrictions, as defined in the RSRs, necessary to achieve compliance with the RSRs with respect to the Existing Environmental Conditions.  At the time of the Closing, Purchaser and Landlord agree to cooperate in good faith with each other in providing any information necessary for Purchaser to comply with Transfer Act filing requirements.

14.7                        Environmental Land Use Restrictions.  Purchaser agrees that Imperial, in its sole discretion, may utilize one or more Environmental Land Use Restrictions (“ELURs”) on the Premises in accordance with the RSRs.  These ELURs may include, without limitation, the following restrictions:

(1)                                 That the use of the Premises for residential purposes shall be prohibited;

(2)                                 That the groundwater at and under the Premises may not be utilized for drinking water purposes on the Premises or for any other purposes which could expose persons on the Premises to the risk of exposure to contaminants; and

(3)                                 That contamination may be left in place and “capped” with paving or other appropriate material, and/or may be left in place under the existing buildings, or any expanded or new buildings, on the Premises (it being understood that this type of ELUR shall be limited only to those areas where capping is feasible).

Purchaser agrees to subordinate its interests in the Premises to any ELUR(s) as contemplated hereunder in such form, and together with such other documentation, as shall then be required by applicable law and regulation and/or policy, practice, procedure or guidance adopted by DEEP and/or any other governmental authority having jurisdiction so as to impose, evidence and effect the ELUR(s).  All ELURs proposed for the Premises shall be no greater in scope than required in Landlord’s reasonable judgment to comply with the RSRs and any other applicable requirements of the Transfer Act.  In furtherance of Purchaser’s obligation to subordinate, Purchaser shall of even date herewith execute and deliver to Landlord an irrevocable power of attorney confirming Landlord’s right, power and authority to execute and record any subordination of Purchaser’s interests in the Premises to any ELUR(s) for and on behalf of Purchaser and in its name.  Such power of attorney shall be limited strictly to subordinating Purchaser’s interests in the Premises to ELUR(s), and shall not be utilized for any other purpose.  Landlord agrees not to utilize such power of attorney unless and until (i) Purchaser fails to execute and deliver the requested subordination within thirty (30) days following written notice from Landlord; and (ii) upon expiration of said 30 day period following the initial written notice, Landlord sends Purchaser a second written notice, specifically informing Purchaser that Landlord intends to utilize the power of attorney unless Purchaser executes and delivers the requested subordination within thirty (30) days of Purchaser’s second written notice, and Purchaser fails to execute and deliver the requested subordination with such second thirty (30) day period.

If ELURs result in interference with Tenant’s operations at the Premises to such an extent that Tenant reasonably determines in its sole and absolute discretion as permitted by Section 6 of Article 1 that it can no longer feasibly conduct its business from the Premises, Tenant shall be entitled, as its sole and exclusive remedy, to cancel and terminate this Lease.  If Tenant elects to so terminate, Tenant’s option to purchase under Article II hereof shall be immediately null and void and Tenant shall vacate and surrender the Premises to Landlord in the condition required hereunder on Lease expiration; thereafter this Lease shall be considered terminated and expired in all respects, as fully and completely as if such early termination date was the final expiration date of the Lease Term.

In addition to the foregoing, Purchaser covenants and agrees, on behalf of itself and its successors and assigns, including its successors in title, that it will:

(a)                                 Require that any party which places a lien or other encumbrance on Purchaser’s leasehold interest in the Premises, including, without limitation, any lender, to include a provision in the document creating or evidencing the lien or other encumbrance which explicitly subjects and subordinates the lien or other encumbrance to any ELURs which may, consistent with this Section 14, thereafter be imposed on the Premises.

(b)                                 Include in every lease, license or other agreement for the use and occupancy of the Premises (a “lease”) a specific agreement by the lessee or occupant that the lease shall be subject and subordinate to, and that the lessee shall duly comply with, the terms of any ELURs which may, consistent with this Section 14, thereafter be imposed on the Premises.

(c)                                  Require the lienor, the holder of the encumbrance or the lessee, as the case may be, also to agree in writing to execute documents confirming the subjection and subordination of the lien, other encumbrance or lease, as appropriate, to the terms of such ELURs, in such form as may be required by applicable law and regulation and/or policy, practice, procedure or guidance adopted by DEEP and/or any other governmental authority having jurisdiction.

(d)                                 Purchaser and Landlord agree that proper due notice of this Section 14 shall be included within the Notice of Lease and Option Agreement on the applicable Land Records so as to put all parties who may be subject to or otherwise affected by this Section 14, including, without limitation, all successors in title to the Premises, on notice of the provisions hereof.

14.8                        Obligations for Existing Environmental Conditions.  (1)  If during the Lease Term DEEP or any other governmental agency issues an order to or otherwise directs Landlord alone, or Landlord and Tenant, to remediate or otherwise address any Existing Environmental Conditions or violation of Environmental Law prior to the Commencement Date, Landlord at its expense shall be obligated to take all necessary action to comply with such order or directive (all in such manner and method as Landlord shall deem necessary and/or advisable in its sole discretion, provided Landlord’s actions are in compliance with such order or directive or are otherwise acceptable to DEEP or other applicable governmental agency); if Landlord fails or refuses to assume responsibility for compliance with such order or directive, Tenant shall have a cause of action under this Section 14.8 to compel Landlord to so comply and to recover any out-of-pocket costs incurred to comply with such order or directive.  Landlord expressly reserves the right to appeal and/or otherwise contest any such order or directive.  If, during the Lease Term, DEEP or any other governmental agency issues any order or directive with respect to any Existing Environmental Conditions, or violation of Environmental Law prior to the Commencement Date, solely to Tenant, Tenant shall promptly supply Landlord with a true and complete copy thereof; if Landlord subsequently fails or refuses to assume responsibility for compliance with such order or directive, Tenant shall have a cause of action under this Section 14.8 to compel Landlord to so comply and to recover any out-of-pocket costs incurred to comply with such order or directive.  Landlord expressly reserves the right to appeal and/or otherwise contest any such order or directive.  Tenant specifically acknowledges and agrees that, in complying with any such order or directive under this Section 14.8, Landlord shall have all rights of access and remedial options as enumerated in this Section 14, including, without limitation, ELURs; in addition, Landlord may, in its sole discretion, elect to fence-off, post signs, or otherwise restrict or permanently prohibit access to any portion of the Premises as necessary to achieve compliance, and no such acts or activities of Landlord in complying with such order or directive shall give rise to any claim from Tenant to Landlord hereunder, provided, however, if Landlord’s actions under this Section 14.8 result in interference with Tenant’s operations at the Premises to such an extent that Tenant reasonably determines in its sole and absolute discretion that it can no longer feasibly conduct its business from the Premises, Tenant shall be entitled, at its sole and exclusive remedy, to cancel and terminate this Lease.  If Tenant elects to so terminate, Tenant’s option to purchase under Article II hereof shall be immediately null and void and Tenant shall vacate and surrender the Premises to Landlord in the condition required hereunder on Lease expiration; thereafter this Lease shall be considered terminated and expired in all respects, as fully and completely as if such early termination date was the final expiration date of the Lease Term.  It is agreed that during the Lease Term, Tenant shall have no obligation with respect to any Existing Environmental Condition or violation of Environmental Law prior to the Commencement Date, and if during the Lease Term any third-party makes a claim against Tenant as a result of any Existing Environmental Condition or violation of Environmental Law prior to the Commencement Date, Tenant shall promptly notify Landlord and if Landlord shall fail to assume responsibility for such claim, Tenant shall have a cause of action hereunder to compel Landlord to assume responsibility for such claim and to recover any out of pocket costs.

(2)                                 However, from and after the date that Tenant (or any affiliate of Tenant) acquires all or any portion of the Premises under Article II hereof, for such portion of the acquired Premises, Tenant shall thereafter be solely responsible for any Existing Environmental Condition or violation of Environmental Law prior to the Commencement Date, including without limitation any third party claims arising therefrom, and in the event that any such claim is made against Landlord following Closing under Article II, Landlord shall have a cause of action hereunder to compel Tenant to assume responsibility for any such claim and to recover any out-of-pocket costs.

14.9                        Indemnification and Release.  (1)  Upon execution of this Lease, Purchaser covenants and agrees that it shall indemnify, hold harmless and defend Seller and its successors and assigns, from and against any and all liability, loss, damage, cost and expense (including, without limitation, attorneys’ fees, consultant fees, and expert fees), causes of action, suit, claim, demand or judgment against Purchaser, Seller and/or the Premises of any nature resulting from the existence of Hazardous Materials at, in, on or under the Premises as a result of any action, inaction and/or business operations of Purchaser, Purchaser’s agents, employees, contractors, invitees, subtenants, successors or assigns, but only to the extent not attributable to Existing Environmental Conditions and excluding the negligence or willful misconduct of Landlord.

(2)                                 Purchaser covenants and agrees that as of the date that Tenant (or any affiliate of Tenant) acquires title to all or any portion of the Premises under Article II hereof, Purchaser releases Landlord (and Landlord’s parent company) from any and all liability, loss, damages, cost and expense (including, without limitation, attorneys’ fees, consultant fees, and expert fees), causes of action, suit, claim, demand or judgment of any nature pertaining to the Premises, including but not limited to the Existing Environmental Conditions and obligations under the Transfer Act on the Premises.

14.10                 Miscellaneous.  Without limitation, the indemnities, representations, covenants and obligations of Tenant and Landlord (and Purchaser and Seller) as set forth in this Section 14 shall be binding upon each party’s permitted successors and assigns and shall survive any expiration or termination of this Lease and the Closing Date.  The obligations of Landlord (and Landlord’s parent company) under this Section 14 shall terminate, and be of no further force and effect, as of the date Tenant (or any affiliate of Tenant) acquires all or any portion of the Premises under Article II hereof, subject to any claims filed against Landlord prior to such date.

15.                               Financial Records.  Tenant agrees to provide to Landlord, within 30 days of request, a copy of Tenant’s and Guarantor’s (as hereinafter defined) most recently completed audited financial statements, certified by an independent accounting firm or a duly authorized officer of Tenant as being substantially correct and complete in all material respects.  Landlord will not disclose any aspect of Tenant’s or Guarantor’s financial statements which Tenant designates to Landlord as confidential except (i) to Landlord’s lender(s), provided such lender(s) agrees to maintain such statements as confidential; (ii) litigation between Landlord and Tenant; and (iii) if required by law or court order.

16.                               Attorneys’ Fees.  In the event any litigation is commenced hereunder by either Landlord or Tenant, including, without limitation, as a result of any default of Tenant in its performance of any of the provisions of this Lease, the prevailing party shall be entitled to recover all reasonable attorneys’ fees and costs from the non-prevailing party.

17.                               Guaranty.  This Lease shall not be effective unless Monrovia Nursery Company, a California corporation (“Guarantor”) and the parent company of Tenant, shall execute and deliver to Landlord the Guaranty Agreement attached hereto and made a part hereof as Exhibit G.

[Signatures appear on the next page]

IN WITNESS WHEREOF, the parties hereto have executed this Lease and Option Agreement as of the day and year first above written.

LANDLORD:

RIVER BEND HOLDINGS, LLC

By:	Griffin Land, LLC
Its:	Sole Member

By:
Anthony J. Galici, Its Secretary

IMPERIAL NURSERIES, INC

By:
Anthony J. Galici, Its Secretary

TENANT:

MONROVIA CONNECTICUT LLC

By:
Miles Rosedale, Its President

The undersigned, as the parent company of Imperial, executes this Lease and Option Agreement for the purpose of confirming its guaranty of all obligations of Landlord under Section 14 of Article III of this Lease and Option Agreement, specifically excluding, however, any obligations of Landlord under Section 14.8 of Article III of this Lease and Option Agreement.

GRIFFIN LAND & NURSERIES, INC.

By:
Anthony J. Galici, Its Secretary

EXHIBIT A

Lease Parcel A

Two certain pieces or parcels of land situated easterly of Salmon Brook Road (CT. RTE 10 & 202). The first being northerly of Floydville Road and the second being southerly of Floydville Road in the Town of Granby, County of Hartford, State of Connecticut.

First Parcel

Beginning at a point marking the intersection of the easterly highway line of Salmon Brook Road (CT. RTE. 10 & 202) with the northerly street line of Floydville Road.  Said point being the southwesterly corner of the parcel herein described.

Thence, N 07º51’43” E a distance of 482.65 feet to a point of curvature.

Thence, along a curve to the left having a central angle of 09º58’24” a radius of 2105.73 feet and an arc length of 366.54 feet to a point of compound curvature.  Said point of compound curvature being located bearing N 02º52’39” E a chord distance of 366.07 feet from said point of curvature.

Thence, along a curve to the left having a central angle of 03º08’46” a radius of 2105.73 feet and an arc length of 115.62 feet to a point marking the southwesterly corner of land now or formerly of Michael B. Guarco and being located bearing N 03º43’06” E a chord distance of 115.61 feet from said point of compound curvature.  The last three courses being along the easterly highway line of Salmon Brook Road (CT. RTE. 10 & 202).

Thence, N 85º25’19” E a distance of 275.97 feet to a point.

Thence, S 25º24’01” E a distance of 205.65 feet to a point.

Thence, N 74º33’36” E a distance of 198.25 feet to a point.

Thence, N 41º58’56” E a distance of 54.39 feet to a point.

Thence, N 02º59’55” E a distance of 152.81 feet to a point.

Thence, N 22º02’25” E a distance of 241.58 feet to a point on the southerly line of land now or formerly of Susan Okie, LLC.  The last six courses being along land of said Michael B. Guarco.

Thence, N 84º39’02” E a distance of 73.43 feet along land of said Susan Okie, LLC to land now or formerly of Hamid Realty LLC.

Thence, N 20º05’28” E a distance of 193.48 feet along land of said Hamid Realty LLC. To a point.

Thence, along a curve to the right having a central angle of 11º06’44” a radius of 3005.73 feet and an arc length of 582.94 feet to a point of compound curvature.  Said point of compound curvature being located bearing S 07º41’26” E a chord distance of 582.03 feet from the last described point.

Thence, along a curve to the right having a central angle of 09º58’24” a radius of 3005.73 feet and an arc length of 523.19 feet to a point.  Said point being located bearing

S 02º52’39” W a chord distance of 522.53 feet from said point of compound curvature.

Thence, S 07º51’43” W a distance of 538.19 feet to a point on the northerly street line of Floydville Road.  The last three courses being through land of River Bend Holdings, LLC.

Thence, N 78º36’17” W a distance of 901.71 feet along the northerly street line of Floydville Road to the point and place of beginning.

Said first piece contains 23.07 acres more or less.

Second Parcel

Beginning at a point marking the intersection of the easterly highway line of Salmon Brook Road (CT. RTE. 10 & 202) with the southerly street line of Floydville Road.  Said point being the northwesterly corner of the parcel herein described.

Thence, S 78º36’18” E a distance of 901.72 feet along the southerly street line of Floydville Road to a point.

Thence, S 07º51’14” W a distance of 341.46 feet to a point.

Thence, S 07º51’43” W a distance of 410.22 feet to a point.

Thence, S 07º50’44” W a distance of 528.80 feet to a point.

Thence, S 07º51’11” W a distance of 530.02 feet to a point.

Thence, S 07º50’38” W a distance of 974.52 feet to a point on the northerly line of land now or formerly of Carolyn A. Holden.

Thence, N 77º14’25” W a distance of 47.46 feet along land of said Holden to a point on the easterly line of land now or formerly of Frank J. Puglise & Karen H. Puglise.

2

Thence, N 20º13’35” E a distance of 148.63 feet along land of said Puglise to a point.

Thence, N 63º34’25” W a distance of 933.24 feet along land of six residential properties to a point in the easterly highway line of Salomon Brook Road (CT. RTE. 10 & 202).

Thence, N 07º50’38” E a distance of 527.95 feet to a point.

Thence, N 07º51’11” E a distance of 530.03 feet to a point.

Thence, N 07º50’44” E a distance of 528.86 feet to a point.

Thence, N 07º51’43” E a distance of 410.28 feet to a point.

Thence, N 07º51’14” E a distance of 397.09 feet to the point and place of beginning.  The last five courses being along the easterly highway line of Salomon Brook Road.

Said second parcel contains 52.12 acres more or lease.  And said parcel A contains 75.19 acres more or less.

3

EXHIBIT B

(12 pages total)

Map 19 Lot 18

A certain piece or parcel of land being bounded by Lordship Road, Land Now or Formerly of the State of Connecticut, Floydville Road and Wolcott Street in the Town of East Granby, county of Hartford, and State of Connecticut.  Said parcel being more particularly described as follows:

Beginning at the northwesterly corner of the parcel herein described also, being the intersection of the southerly street line of Floydville Road with the easterly line of land of the State of Connecticut.

Thence, S 77º24’19” E a distance of 179.57 feet to a point of curvature.

Thence, along a curve to the right having a central angle of 29º16’30” a radius of 2619.58 feet and an arc length of 1338.46 feet to a point.  Said point being located S 62º46’04” E a chord distance of 1323.94 feet from said point of curvature.

Thence, S 46º11’14” E a distance of 186.67 feet to a point of curvature.

Thence, along a curve to the left having a central angle of 16º29’38” a radius of 925.00 feet and an arc length of 266.28 feet to a point of compound curvature.  Said point of compound curvature being located S 54º03’52” E a chord distance of 265.36 feet from said point of curvature.

Thence, along a curve to the left having a central angle of 20º50’43” a radius of 906.90 feet and an arc length of 329.95 feet to a point.  Said point being located bearing S 73º55’54” E a chord distance of 328.13 feet from said point of compound curvature.

Thence, S 84º03’02” E a distance of 955.97 feet to a point of curvature.

Thence, along a curve to the left having a central angle of 01º20’42” a radius of 1425.00 feet and an arc length of 33.45 feet to a point marking the intersection of the southerly street line of Floydville Road and the westerly street line of Wolcott Street.  Said intersection being located bearing S 83º30’00” E a chord distance of 33.45 from said point of curvature.  The last seven courses being along the southerly street line of Floydville Road.

Thence, S 26º04’23” W a distance of 900.76 feet to a point of curvature.

Thence, along a curve to the right having a central angle of 15º32’13” a radius of 770.28 feet and an arc length of 208.88 feet to a point.  Said point being located bearing

S 33º50’30” W a chord distance of 208.24 feet from said point of curvature.

Thence, S 41º36’36” a distance of 276.76 feet to a point.

Thence, S 59º06’36” W a distance of 422.93 feet to a point.

Thence, S 49º21’36” W a distance of 1984.23 feet to a point marking the intersection of the westerly street line of Wolcott Road with the northerly street line of Lordship Road.  The last five courses being along the westerly street line of Wolcott Street.

Thence, N 86º01’43” W a distance of 51.03 feet to a point.

Thence, N 50º53’53” W a distance of 1267.81 feet to a point on the easterly line of land now or formerly of the State of Connecticut.  The last two courses being along the northerly street line of Lordship Road.

Thence, N 11º12’11” E a distance of 3077.57 feet along the easterly line of land of said State of Connecticut to the point and place of beginning.

Said parcel contains 174.14 acres more or less.

2

35 Floydville

A certain piece or parcel of land situated on the southerly side of Floydville Road in the Town of Granby, County of Hartford, and State of Connecticut. Said parcel being bounded on the east by the East Granby/ Granby Town Line, and being bounded and more particularly described as follows:

Beginning at a point marking the intersection of the East Granby / Granby Town Line with the southerly street line of Floydville Road also being the northeasterly corner of the parcel herein described.

Thence, S 14º55’35” E a distance of 2959.41 feet along said Town Line to a point on the northerly line of land now or formerly of Jane and Genina Gravin.

Thence, N 45º23’25” W a distance of 296.27 feet to a point.

Thence, N 77º14’25” W a distance of 684.49 feet to a point.  The last two courses being along four residential properties partly by each.

Thence, N 07º50’38” E a distance of 974.52 feet to a point.

Thence, N 07º51’11” E a distance of 530.02 feet to a point.

Thence, N 07º50’44” E a distance of 528.80 feet to a point.

Thence, N 07º51’43” E a distance of 410.22 feet to a point.

Thence, N 07º51’14” E a distance of 341.46 feet to a point on the southerly street line of Floydville Road.  The last five courses being though land of River Bend Holding, LLC.

Thence, S 78º36’18” E a distance of 1103.19 feet to a point.

Thence, S 77º12’17” E a distance of 183.52 feet to the point and place of beginning.  The last two courses being along the southerly street line of Floydville Road.

Said parcel contains 71.85 acres more or less.

3

74 Wolcott

A certain piece or parcel of land situated on the easterly side of Wolcott Street and the southerly side of Floydville Road in the Town of East Granby, County of Hartford, and State of Connecticut.  Said parcel being bounded and more particularly described as follows:

Beginning at a monument with drill hole found on the easterly street line of Wolcott Street marking the northwesterly corner of land now or formerly of Beth Hillel Synagogue, Inc. and an angle point in the parcel herein described.

Thence, along a curve to the left having a central angle of 15º32’13” a radius of 830.28 feet and an arc length of 225.15 feet to a point.  Said point being located N 33º50’30” E a chord distance of 224.46 feet from said point of beginning.

Thence, N 26º04’23” E a distance of 892.45 feet to a point.

Thence, N 66º56’52” E a distance of 68.50 feet to a point of curvature in the southerly street line of Floydville Road.  The last three courses being along the easterly street line of Wolcott Road.

Thence, along a curve to the left having a central angle of 10º50’54” a radius of 1425.00 feet and an arc length of 269.81 feet to a point.  Said point being located bearing N 85º50’21” E a chord distance of 269.40 feet from said point of curvature.

Thence, S 09º35’06” E a distance of 20.00 feet to a point.

Thence, N 80º24’54” E a distance of 80.00 feet more or less to the center line of Salmon Brook and a survey line tie point.

Thence, southerly along the centerline of Salomon Brook a distance of 3360 feet more or less to a point.  Said point can be located using the follow two courses from the survey line tie point last described:  S 04º16’51” E a distance of 1235.77 feet. Thence, S 16º21’36” W a distance of 1653.84 feet.

Thence, westerly along the Centerline of Salmon Brook a distance of 1730 feet more or less to a point.  Said point being located bearing S 89º26’13” W a distance of 1638.42 feet from the last described point.

Thence, N 86º01’43” W a distance of 250.00 feet to a point.

Thence, N 16º22’13” W a distance of 224.95 feet along land now or formerly of Airport Realty Associates, LLC to the southeasterly corner of land now or formerly of Hartford Mutual Society Memorial Park, Inc.

4

Thence, S 87º58’57” E a distance of 76.93 feet to a point.

Thence, N 28º29’06” E a distance of 215.89 feet to a point.

Thence, N 42º35’56” E a distance of 150.75 feet to a point.

Thence, N 56º56’26” E a distance of 362.80 feet to a point.

Thence, N 68º47’06” E a distance of 336.87 feet to a point.

Thence, S 85º57’14” E a distance of 284.31 feet to a point.

Thence, N 51º41’46” E a distance of 257.48 feet to the southeasterly corner of land now or formerly of Beth Shalom Cemetery Corporation.

Thence, N 14º06’06” E a distance of 735.83 feet to the northeasterly corner of land now or formerly of Beth Hillel Synagogue, Inc.

Thence, N 58º57’54” W along land of Beth Hillel Synagogue, Inc. a distance of 200.00 feet to the point and place of beginning.

Said parcel contains 78.27 acres more or less.

5

85 Floydville

A certain piece or parcel of land situated on the southerly side of Floydville Road and bounded on the west by the East Granby / Granby Town Line.  Said parcel being bounded and more particularly described as follows:

Beginning at a point marking the intersection of the southerly street line of Floydville Road with the East Granby / Granby Town Line.  Said point being the northwesterly corner of the parcel herein described.

Thence, S 77º12’77” E a distance of 584.50 feet along the southerly street line of Floydville Road to a point on the westerly line of land now or formerly of the State of Connecticut.

Thence, S 11º12’11” W a distance of 3170.30 feet along the westerly line of land of said State of Connecticut to a point marking the northeasterly corner of land now or formerly of Douglas B. Camp.

Thence, N 74º29’50” W a distance of 476.59 feet to a point.

Thence, N 45º23’25” W a distance of 360.81 feet to a point on the East Granby / Granby Town Line.  The last two courses being along seven residential properties party by each.

Thence, N 14º55’34” E a distance of 2959.41 feet along said Town Line to the point and place of beginning.

Said parcel contains 49.07 acres more or less.

6

90 Salmon

A certain piece or parcel of land situated on the northerly side of Floydville Road in the Town of Granby, County of Hartford, and State of Connecticut.  Said parcel being more particularly described and bounded as follows:

Beginning at a point marking the intersection of the East Granby / Granby Town Line with the northerly street line of Floydville Road.  Said point also being the southeasterly corner of the parcel herein described.

Thence, N 77º12’17” W a distance of 185.38 feet along the northerly street line of Floydville Road to a point.

Thence, N 78º36’17” W a distance of 1107.51 feet along the northerly street line of Floydville Road to a point on the easterly line of Parcel A.

Thence, N 07º51’43” E a distance of 538.19 to a point of curvature.

Thence, along a curve to the left having a central angle of 09º58’24” a radius of 3005.73 feet and an arc length of 523.19 feet to a point of compound curvature.  Said point of compound curvature being located bearing N 02º52’39” E a chord distance of 522.53 feet from said point of curvature

Thence, along a curve to the left having a central angle of 11º06’44” a radius of 3005.73 feet and an arc length of 582.94 feet to a point on the southerly line of land now or formerly of Hamid Realty LLC.  Said point being located bearing N 07º41’26” W a chord distance of 582.03 feet from said point of compound curvature.

Thence, N 20º05’28” E a distance of 411.32 feet to a point.

Thence, N 12º47’34” W a distance of 72.04 feet to a point.

Thence, N 10º29’41” W a distance of 151.35 feet to a point.

Thence, N 12º59’51” W a distance of 97.29 feet to a point.

Thence, N 20º44’12” W a distance of 181.33 feet to a point marking the southeasterly corner of land now or formerly of Hunt Glen Granby, LLC.  The last five courses being along land of said Hamid Realty LLC.

Thence, N 01º24’09”E a distance of 110.88 feet to a point.

Thence, N 12º01’50” W a distance of 612.09 feet to a point.

7

Thence, S 88º00’10” W a distance of 212.09 feet to a point.

Thence, S 86º21’03” W a distance of 61.69 feet to a point.

Thence, N 24º37’00” E a distance of 322.89 feet to a point.

Thence, N 26º09’01” E a distance of 306.17 feet to a point.

Thence, N 21º33’27” E a distance of 150.39 feet to a point.

Thence, N 76º08’02” W a distance of 133.98 feet to a point on the southerly line of land now or formerly of Maple View Farm, Inc.  The last seven courses being along land of said Hunt Glenn Granby, LLC.

Thence, N 66º59’34” W a distance of 31.79 feet to a point.

Thence, N 19º09’40” E a distance of 97.12 feet to a point.

Thence, N 24º21’34” E a distance of 71.13 feet to a point.

Thence, N 39º04’30” E a distance of 151.42 feet to a point.

Thence, N 05º58’46” E a distance of 355.81 feet to a point.

Thence, N 03º34’56” E a distance of 261.12 feet to a point.

Thence, N 76º32’24” W a distance of 41.89 feet to a point.

Thence, N 51º44’34” W a distance of 80.00 feet to a point.

Thence, N 31º40’16” E a distance of 48.00 feet to a point.

Thence, N 12º22’27” E a distance of 97.00 feet to a point.

Thence, N 10º05’53” W a distance of 93.00 feet to a point.

Thence, N 41º51’56” W a distance of 57.00 feet to a point.

Thence, N 58º12’51” W a distance of 30.00 feet to a point.

Thence, N 80º52’30” W a distance of 54.00 feet to a point.

8

Thence, N 31º57’17” W a distance of 19.59 feet more or less to a point in the center line of a brook. Thence in a northeasterly direction along the center line of said brook 24 feet more or less, 114 feet more or less, and in an easterly direction 55 feet more or less, and 15 feet more or less, and in a southeasterly direction 91 feet more or less to a point.  Said point being located bearing N 69º19’02” E a distance of 221.96 (tie line) from said point in the center line of a brook.

Thence, S 81º45’54” E a distance of 296.00 feet to a point.

Thence, N 20º25’01” E a distance of 281.09 feet to a point.

Thence, N 88º59’41” E a distance of 326.40 feet to a point.

Thence, N 62º57’17” E a distance of 13.57 feet to land now or formerly of Edward John Voskowsky & Henry Voskowsky.

Thence, S 20º56’20” E a distance of 68.19 feet to a point marking the northwesterly corner of land now or formerly of Beaudry Gatehouse, LLC.

Thence, continuing S 20º56’20” E a distance of 1320.00 feet to a point.

Thence, S 15º10’34” E a distance of 121.96 feet to a point.

Thence, S 31º29’14” E a distance of 333.73 feet to a point.

Thence, S 40º11’44” E a distance of 203.93 feet to a point.

Thence, S 65º19’14” E a distance of 358.97 feet to a point.

Thence, S 01º40’24” E a distance of 19.13 feet to a point.

Thence, S 75º26’24” E a distance of 173.18 feet to a point.

Thence. N 38º42’16” E a distance 183.57 feet to a point.

Thence, S 12º49’34” E a distance of 35.15 feet to a point on the line of land now or formerly of Timothy Bignole.  The last nine courses being along land of said Beaudry Gatehouse, LLC.

Thence, S 42º48’06” W a distance of 32.60 feet along land of said Bignole to a point.

Thence, S 31º49’29” W a distance of 487.68 feet to a point.

Thence, S 47º43’14” W a distance of 61.22 feet to a point.

9

Thence, S 41º32’14” W a distance of 51.59 feet to a point.

Thence, S 77º06’17” W a distance of 166.52 feet to a point.

Thence, S 65º36’18” W a distance of 81.17 feet to a point.

Thence, S 43º20’36” W a distance of 157.87 feet to a point.

Thence, S 26º08’40” W a distance of 103.45 feet to a point.

Thence, S 01º26’52” W a distance of 172.13 feet to a point.

Thence, S 33º49’51” E a distance of 139.21 feet to a point.

Thence, S 61º48’16” E a distance of 224.00 feet to a point.

Thence, S 02º01’07” E a distance of 63.55 feet to a point.

Thence, S 10º56’45” E a distance of 74.15 feet to a point.

Thence, S 39º54’45” E a distance of 83.41 feet to a point.

Thence, S 88º56’45” E a distance of 120.42 feet to a point.

Thence, S 82º52’21” E a distance of 30.91 feet to a point on the East Granby / Granby Town Line.

Thence, S 14º55’34” W a distance of 2597.67 feet along said Town Line to the point and place of beginning

Said parcel contains 190.56 acres more or less.

10

Map 14 Lot 1

A certain piece or parcel of land situated on the northerly side of Floydville Road in the Town of East Granby, County of Hartford, and State of Connecticut. Said parcel being bounded and more particularly described as follows:

Beginning at a point marking the intersection of the East Granby / Granby Town Line with the northerly street line of Floydville Road.  Said point also being the southwesterly corner of the parcel herein described.

Thence, N 14º55’34” E a distance of 2597.67 feet along said Town Line to a point on the southerly line of other land of River Bend Holdings, LLC being known as a portion of lot 5 on East Granby Assessors Map 10.

Thence, S 85º51’21” E a distance of 96.09 feet to a point.

Thence, N 48º36’15” E a distance of 96.51 feet to a point.

Thence, S 67º22’30” E a distance of 250.00 feet to a point.

Thence, N 60º57’01” E a distance of 320.00 feet to a point.

Thence, S 41º27’44” W a distance of 85.84 feet to a point on a curve in the westerly line of land now or formerly of the State of Connecticut.  The last five courses being along said other land of River Bend Holdings, LLC.

Thence, along a curve to the left having a central angle of 14º51’50” a radius of 1482.19 feet and an arc length of 384.51 feet to a point.  Said point being located bearing S 34º01’58” W a chord distance of 383.44 feet from said point on a curve.

Thence, S 63º23’57” E a distance of 16.50 feet to a point of curvature.

Thence, along a curve to the left having a central angle of 11º53’51” a radius of 1465.69 feet and an arc length of 304.35 feet to a point of compound curvature.  Said point of compound curvature being located bearing S 20º39’08” W a chord distance of 303.80 feet from said point of curvature.

Thence along a curve to the left having a central angle of 03º30’00” a radius of 2897.93 feet and an arc length of 177.02 feet to a point.  Said point being located bearing S 12º57’12” W a chord distance of 177.00 feet from said point of compound curvature.

Thence, S 11º12’11” W a distance of 1940.55 feet to a point on the northerly street line of Floydville Road.  The last four courses being along land of said State of Connecticut.

11

Thence, N 77º12’17” W a distance of 581.25 feet along the northerly street line of Floydville Road to the point and place of beginning.

Said parcel contains 30.94 acres more or less.

12

EXHIBIT C

1.              COMPILATION PLAN LEASE AREA PLAN PREPARED FOR RIVER BEND HOLDING, LLC SIMSBURY/GRANBY/EAST GRANBY CONNECTICUT Date: 09-24-2013 Drawn by: CAD Job no: 13147 Scale: 1”=400’ Checked by: TSH Sheet no: 1 OF 5 prepared by F.A. Hesketh & Associates, Inc. 6 Creamery Brook, East Granby, CT 06026  (Progress Print dated 12-20-2013)

2.              COMPILATION PLAN LEASE AREA PLAN PREPARED FOR RIVER BEND HOLDING, LLC 90 SALMON BROOK & 115R HARTFORD ROAD GRANBY/EAST GRANBY CONNECTICUT Date: 09-24-2013 Drawn by: CAD Job no: 13147 Scale: 1”=200’ Checked by: TSH Sheet no: 2 OF 5 prepared by F.A. Hesketh & Associates, Inc. 6 Creamery Brook, East Granby, CT 06026  (Progress Print dated 12-20-2013)

3.              COMPILATION PLAN LEASE AREA PLAN PREPARED FOR RIVER BEND HOLDING, LLC #35 & #85 FLOYDVILLE ROAD. GRANBY/EAST GRANBY CONNECTICUT Date: 09-24-2013 Drawn by: CAD Job no: 13147 Scale: 1”=200’ Checked by: TSH Sheet no: 3 OF 5 prepared by F.A. Hesketh & Associates, Inc. 6 Creamery Brook, East Granby, CT 06026  (Progress Print dated 12-20-2013)

4.              COMPILATION PLAN LEASE AREA PLAN PREPARED FOR RIVER BEND HOLDING, LLC LOTS 8, 11, 13, 18 FLOYDVILLE ROAD. EAST GRANBY CONNECTICUT Date: 09-24-2013 Drawn by: CAD Job no: 13147 Scale: 1”=200’ Checked by: TSH Sheet no: 4 OF 5 prepared by F.A. Hesketh & Associates, Inc. 6 Creamery Brook, East Granby, CT 06026  (Progress Print dated 12-20-2013)

5.              COMPILATION PLAN LEASE AREA PLAN PREPARED FOR RIVER BEND HOLDING, LLC #80 WOLCOTT ST., SIMSBURY CT. #74 WOLCOTT ST. EAST GRANBY CT Date: 09-24-2013 Drawn by: CAD Job no: 13147 Scale: 1”=200’ Checked by: TSH Sheet no: 5 OF 5 prepared by F.A. Hesketh & Associates, Inc. 6 Creamery Brook, East Granby, CT 06026  (Progress Print dated 12-20-2013)

EXHIBIT D

Residential Leases

1.                                      Lease of residence located at 74 Wolcott Road, East Granby, Connecticut to Jaime Soto under Agreement of Lease dated December 19, 1996, rental payments thereunder having been updated by letter dated January 19, 2012.

2.                                      Lease of residence located 91 Floydville Road, East Granby, Connecticut to Greg Piwonski under Agreement of Lease dated December 1, 1993, rental payments thereunder having been updated by letter dated July 18, 1996, and further updated by letter dated January 19, 2012.

EXHIBIT E

Diversion Permits

Name of Registered Diversion	DEEP Registration Number

1. Imperial Pond #10 Floydville Farm Pond	4320-012-AGR-IM

2. Imperial Pond #11 Floydville Upper Farm Pond	4320-013-AGR-IM

3. Imperial Pond #12 Floydville Middle Farm Pond	4320-014-AGR-IM

4. Imperial Pond #13 Floydville Lower Farm Pond	4320-015-AGR-IM

5. Imperial Well #01 Floydville Headquarters	4320-019-AGR-GR

6. Imperial Well #02 Floydville Headquarters	4320-020-AGR-GR

7. Imperial Well #03 Floydville	4320-021-AGR-GR

8. Imperial Well #04 Floydville	4320-022-AGR-GR

9. Imperial Well #05 Floydville Potting Shed	4320-023-AGR-GR

10. Imperial Well #10 Floydville Office	4320-027-POT-GR

EXHIBIT F

Certificate of Representations and Warranties

This Certificate is made by River Bend Holdings, LLC, a Connecticut limited liability company (“Seller”), to Monrovia Connecticut LLC (“Purchaser”), in connection with the lease and option to purchase that certain parcel of real property more particularly described on Exhibit “A” attached hereto (the “Premises”), by Purchaser, as tenant, from Seller, as landlord.  Any term that is not defined herein will have the same meaning set forth in that certain Lease and Option Agreement, dated as of January 6, 2014, as amended (the “Agreement”), by and between Purchaser and Seller.

Seller represents, warrants and covenants to Purchaser:

(i)                                     Power and Authority.  Seller is a limited liability company, in good standing, duly formed and validly existing under the laws of the State of Connecticut.  Seller has the authority and power to enter into this Agreement and to consummate the transaction provided for herein.  This Agreement and all other documents executed and delivered by Seller constitute legal, valid, binding and enforceable obligations of Seller, and there are no claims or defenses, personal or otherwise, or offsets whatsoever to the enforceability or validity of this Agreement.  The person executing this Agreement on behalf of Seller has been duly authorized to do so.

(ii)                                  No Violations or Actions.  The execution, delivery and performance by Seller of its obligations under this Agreement will not conflict with or result in a breach of any law, governmental rule, regulation, judgment, decree or order by which Seller or the Premises is bound, or any contract to which Seller is a party or by which Seller or the Premises is bound or, if Seller is not an individual, Seller’s articles of organization, declaration of trust, certificate of incorporation, bylaws, partnership agreement or other organizational documents, as the case may be.  Subject to the provisions of Section 14 of Article III of the Agreement, there is no action, suit, proceeding or investigation pending, or to Seller’s knowledge threatened, before any agency, court or other governmental authority that relates to the Premises or the use thereof.

(iii)                               Condemnation.  To Seller’s knowledge, there are no condemnation or eminent domain proceedings pending, or to Seller’s knowledge threatened or contemplated, against the Premises or any part thereof, and Seller has not received any notice, oral or written, of the desire of any public authority or other entity to take or use the Premises or any part thereof.  Seller shall give Purchaser prompt written notice of any actual, or if known to Seller, any threatened or contemplated condemnation or eminent domain proceeding against any part of the Premises.

(iv)                              Bankruptcy Matters.  Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of substantially all of its assets, suffered the attachment or other judicial seizure of substantially all of its assets, admitted its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.

(v)                                 Restrictions on Conveyance.  No understanding, option, agreement (either express or implied) or reasonable expectancy of agreement with respect to sale or other transfer of the Premises exists between Seller and any third party.  Seller is in no way restricted from selling the Premises to Purchaser.

EXHIBIT G

Guaranty Agreement

Reference is made to that certain Lease and Option Agreement dated January 6, 2014 between Monrovia Connecticut LLC, a Delaware limited liability company (“Tenant”) and River Bend Holdings, LLC, a Connecticut limited liability company, and Imperial Nurseries, Inc., a Delaware corporation (collectively, “Landlord”) (the “Lease”).  As a material inducement to Landlord to execute the Lease, the undersigned, Monrovia Nursery Company, a California corporation with corporate headquarters at 814 East Monrovia Place, Azusa, CA 91702 (hereinafter, the “Guarantor”), hereby unconditionally and irrevocably guarantees unto the Landlord, and its successors and assigns, the prompt payment of all Fixed Rent and Additional Rent and the timely performance of all of the terms, covenants and conditions of Tenant as provided in the Lease, monetary and non-monetary, hereby waiving all future modifications, amendments or changes in the Lease or the Lease Term, and all notices of default thereunder.  Guarantor consents to any extension of time or changes in the manner of payment or performance of any of the terms and conditions of said Lease that Landlord may grant to Tenant, and further consents to any subletting, assigning and changing of the use of the Premises (none of which shall be construed as hereby authorized), all without notice to Guarantor, and none of the foregoing shall relieve, defer or postpone the obligations of Guarantor hereunder.  Guarantor acknowledges and agrees that any forbearance by Landlord in exercising any right or remedy hereunder or under the Lease shall not constitute a waiver or relinquishment of such right or remedy.  Guarantor further agrees to pay Landlord all expenses incurred in enforcing the obligations of the Tenant under the Lease and in enforcing this Guaranty Agreement, including, without limitation, the payment of all reasonable attorneys’ fees and costs.  This Guaranty Agreement constitutes an unconditional guaranty of payment and performance, and not merely collection.  Guarantor further acknowledges that Landlord may proceed directly against Guarantor hereunder immediately following any default by Tenant under the Lease or at any time thereafter, whether or not Landlord elects to pursue any remedy against Tenant under the Lease or otherwise.

This Guaranty Agreement shall be binding upon and inure to the benefit of Guarantor and Landlord and their respective heirs, legal representatives, successors and assigns.  This Guaranty Agreement shall be unaffected by the rejection of the Lease in any bankruptcy or other insolvency proceeding with respect to Tenant or the cessation of liability of Tenant under the Lease for any other reason; Guarantor shall remain fully obligated hereunder in any such event.

This Guaranty Agreement shall be interpreted and enforced under and in accordance with the Laws of the State of Connecticut.  Guarantor hereby irrevocably and unconditionally consents to, acknowledges and accepts the jurisdiction of the courts of the State of Connecticut in connection with any action or proceeding instituted under or with respect to this Guaranty Agreement.

IN WITNESS WHEREOF, Guarantor, intending to be legally bound, has executed this Guaranty Agreement with respect to the Lease and Option Agreement this 6th day of January, 2014.

Monrovia Nursery Company

By:	Miles Rosedale
Its:	President

ADDENDUM

This Addendum to Lease and Option Agreement (“Addendum”) is made as of this 6th day of January, 2014, by and between RIVER BEND HOLDINGS, LLC and IMPERIAL NURSERIES, INC. (collectively, “Landlord”) and MONROVIA CONNECTICUT LLC (“Tenant”).

PRELIMINARY STATEMENT

Reference is made to that certain Lease and Option Agreement by and between Landlord and Tenant of even date herewith (the “Lease”) with respect to certain property located in Granby and East Granby, Connecticut, as more particularly described therein.  Terms utilized as defined terms in this Addendum and not defined in this Addendum shall have the meaning as set forth in the Lease.

By this Addendum, Landlord and Tenant desire to set forth the terms and conditions under which Tenant shall have the right to further extend the Lease Term beyond the Extended Term.  Landlord and Tenant hereby agree as follows:

1.             Additional Renewal Term.  Provided Tenant timely extends for the Extended Term and further provided that no Event of Default exists under the Lease, Tenant shall have the one-time right to extend the Lease Term beyond the Extended Term for a period of ten (10) years (January 1, 2029 through December 31, 2038) (the “Renewal Term”) by written notice to Landlord no earlier than January 1, 2027 and no later than January 1, 2028.  The Renewal Term, if exercised, shall be for the entire Premises unless Parcel A has been deleted from the Lease pursuant to Section 2.2 of Article I thereof or pursuant to paragraph 2 below; in either such event, the Renewal Term shall apply only to Parcel B.  The Renewal Term shall be upon all of the same terms and conditions of the Lease, except as otherwise expressly set forth in this Addendum.  Tenant shall have no further right or option to extend the Lease Term beyond the Renewal Term.

2.             Parcel A.  If Parcel A has not been deleted from the Lease pursuant to Section 2.2 of Article I thereof, and as a result thereof Tenant continues to lease the entire Premises during the Extended Term, Landlord and Tenant shall each have the right and option to cause Parcel A to be removed from the operation of the Lease at expiration of the Extended Term by providing written notice to the other no earlier than January 1, 2028 and no later than July 1, 2028.  Upon proper notice under this paragraph 2, Tenant shall vacate and surrender exclusive possession of Parcel A to Landlord on or before expiration of the Extended Term and in the condition required under the Lease upon expiration.

3.             Renewal Term Fixed Rent.  If Tenant will be leasing the entire Premises during the Renewal Term, Fixed Rent for the first Lease Year of the Renewal Term shall be the greater of (a) $938,250.00, or (b) $938,250.00 multiplied by a fraction, the numerator of which is the Index (as hereinafter defined) in effect on November 1, 2028 and the denominator of which is the Index in effect on November 1, 2013.  If Tenant will be leasing only Parcel B during the Renewal Term, Fixed Rent for the first Lease Year of the Renewal Term shall be the greater of (y) $662,000.00 or (z) $662,000.00 multiplied by a fraction, the numerator of which is the Index in effect on November 1, 2028 and the denominator of which is the Index in effect on November 1, 2013.  For each subsequent Lease Year of the Renewal Term after the first Lease Year, Fixed Rent shall equal the greater of (i) the Fixed Rent payable for the prior Lease Year, or (ii) the Fixed Rent payable for the prior Lease Year multiplied by a fraction, the numerator of which is the Index in effect on the date which is two (2) months prior to the start of such Lease Year, and the denominator of which is the Index in effect on the date which is fourteen (14) months prior to the start of such Lease Year.  Fixed Rent, calculated as aforesaid, shall otherwise be due and payable in monthly installments, in advance, and in accordance with the provisions of the Lease.

4.             Index.  As utilized in this Addendum, “Index” shall mean the Consumer Price Index for All Urban Consumers (CPI U), U.S.  City Average, published by the Bureau of Labor Statistics of the United States Department of Labor (base year 1982 84=100), or if publication of the Index is discontinued, a substitute index shall be selected by Landlord (as reasonably approved by Tenant) of comparable statistics computed by an agency of the United States Government or, if none exists, by a substantial and responsible periodical or publication of recognized authority, in either case with the goal of most closely approximating the result which would have been achieved by the Index.

5.             No Purchase Option.  As more particularly set forth in Section 1.1 of Article II of the Lease, Tenant’s purchase option fully terminates and expires after the first three (3) years of the Extended Term.  For avoidance of doubt, it is hereby confirmed that Tenant shall not have any right or option to purchase any portion of the Premises during the Renewal Term.  In addition, this Addendum shall be fully and automatically null and void in all respects on the date which is the earlier to occur of (i) Tenant sending a Closing Notice under the Lease; (ii) Tenant failing to timely exercise its option to extend for the Extended Term; or (iii) Tenant failing to timely exercise its option for the Renewal Term.

6.             Ratification of Lease.  Except as expressly amended by this Addendum, the Lease is hereby ratified and confirmed in all respects.

7.             Guaranty.  Monrovia Nursery Company, as guarantor of Tenant’s obligations under the Lease, executes this Addendum for the purpose of confirming the continuing effectiveness of its Guaranty during the Renewal Term, if exercised.

2

IN WITNESS WHEREOF, Landlord and Tenant have executed this Addendum as of the day and year first above written.

LANDLORD:

RIVER BEND HOLDINGS, LLC

By:	Griffin Land, LLC
Its:	Sole Member

By:	/s/ Anthony Galici
Anthony J. Galici, Its Secretary

IMPERIAL NURSERIES, INC

By:	/s/ Anthony Galici
Anthony J. Galici, Its Secretary

TENANT:

MONROVIA CONNECTICUT LLC

By:	/s/ Miles Rosedale
Miles Rosedale, Its President

GUARANTOR:

MONROVIA NURSERY COMPANY

By:	/s/ Miles Rosedale
Miles Rosedale, Its President

3

Exhibit D

PROMISSORY NOTE

$4,250,000	Hartford, Connecticut
January 6, 2014

FOR VALUE RECEIVED, Monrovia Connecticut LLC, a Delaware limited liability company, with its principal place of business at 90 Salmon Brook Street, Granby, Connecticut 06035 (the “Maker”), promises to pay to the order of Imperial Nurseries, Inc., a Delaware corporation with its principal place of business at 90 Salmon Brook Street, Granby, Connecticut 06035 (the “Holder”), the principal sum of Four Million Two Hundred Fifty Thousand Dollars ($4,250,000), without interest before any Event of Default.  The interest rate shall be computed on the basis of a three hundred sixty (360) day year and the actual number of days elapsed.

On June 1, 2014, the Maker will make a principal payment to the Holder in the amount of Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000), plus all accrued and unpaid interest.  On June 1, 2015, the Maker will pay all unpaid principal and all accrued and unpaid interest to the Holder.

All payments shall be applied first to any expense incurred by the Holder with respect to this Note, then to any late charges, then to any accrued and unpaid interest and the balance to the unpaid principal of this Note.

The Maker shall have the right to prepay all or any part of the principal without penalty.  Any partial prepayment shall be applied to the payments most remotely coming due in the inverse order of their maturity, and shall not affect the obligation of the Maker to make the regular payments due under this Note.

The Maker shall pay to the Holder a late payment charge equal to two percent (2.0%) of any principal amount which is not received by the Holder within five (5) days after such payment is due.

Upon and after any Event of Default, this Note shall bear interest at eight percent (8%) per annum.

The Maker shall pay the principal and interest due under this Note (collectively the “Indebtedness”), together with any expense incurred by the Holder with respect to this Note, including reasonable attorneys’ fees incurred by the Holder to: (i) collect the Indebtedness due hereunder from any party liable for the payment of the Indebtedness, whether as maker, endorser, guarantor or otherwise (individually a “Party” and collectively the “Parties”); (ii) enforce and realize its rights under this Note or any other document executed with respect to the Indebtedness (collectively the “ Documents”); and (iii) defend and protect the validity of the Documents in connection with any litigation, arbitration or other controversy arising from or connected with the

Documents.  Such expenses shall expressly include those as may be incurred by the Holder to collect the Indebtedness from any of the Parties after judgment in favor of the Holder by any court of competent jurisdiction, including those incurred by the Holder to realize upon any collateral or to otherwise obtain payment and satisfaction of such judgment from any of the Parties.  The obligation of the Maker to pay such expenses of the Holder shall exist whether or not legal proceedings are commenced or legal appearances are made on behalf of the Holder in any court of competent jurisdiction.

At the option of the Holder, the entire principal of this Note and accrued interest thereon shall at once become due and payable, without notice or demand, upon the occurrence at any time of any of the following events (an “Event of Default”):

A.                                    The failure of the Maker to make any payment of principal or interest when due hereunder and within five (5) days after such payment is due;

B.                                    The filing by the Maker or any Party of any voluntary petition in bankruptcy; the filing against the Maker or any Party of any involuntary petition in bankruptcy which is not dismissed or withdrawn within thirty (30) calendar days after the filing; the making of an assignment for the benefit of creditors by the Maker or any Party; the appointment of a receiver for all or any part of the property of the Maker or any Party; or the admission in writing by the Maker or any Party of its inability to pay its debts as they become due;

C.                                    The default by the Maker under any Document after any applicable grace period;

D.                                    The breach of any warranty, representation, covenant or other obligation of the Maker or any Party contained in the Asset Purchase Agreement among the Maker, Monrovia Nursery Company, the Holder and Griffin Land & Nurseries, Inc. of even date (the “Purchase Agreement”) which is not remedied within any applicable grace period;

E.                                     The breach of any warranty, representation, covenant or other obligation of the Maker or any Party contained in the Lease and Option Agreement among River Bend Holdings, LLC, the Maker and the Holder of even date which is not remedied within any applicable grace period; or

F.                                      The revocation or termination or the Holder receives written notice of the revocation or termination in the future of the irrevocable evergreen standby letter of credit in the amount of this Note issued by General Electric Capital Corporation of even date (the “Letter of Credit”).

The Holder shall not, by any act or omission, be deemed to waive any of its rights, remedies or powers hereunder or otherwise, unless such waiver is in writing and signed by the Holder.  Any written waiver of an Event of Default shall not be construed as a waiver of such Event of Default in the future or of any other Event of Default.

THE MAKER OF THIS NOTE ACKNOWLEDGES THAT THE LOAN EVIDENCED BY THIS NOTE IS A COMMERCIAL TRANSACTION AND WAIVES ITS RIGHTS TO NOTICE AND HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, OR AS OTHERWISE ALLOWED BY ANY STATE OR FEDERAL LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE HOLDER MAY DESIRE TO USE, AND FURTHER WAIVES ITS RIGHTS TO REQUEST THAT THE HOLDER POST A BOND, WITH OR WITHOUT SURETY, TO PROTECT THE MAKER AGAINST DAMAGES THAT MAY BE CAUSED BY ANY PREJUDGMENT REMEDY SOUGHT OR OBTAINED BY THE HOLDER.  THE MAKER FURTHER WAIVES DILIGENCE, DEMAND, PRESENTMENT FOR PAYMENT, NOTICE OF NONPAYMENT, PROTEST AND NOTICE OF PROTEST, AND NOTICE OF ANY RENEWALS OR EXTENSIONS OF THIS NOTE, AND ALL RIGHTS UNDER ANY STATUTE OF LIMITATIONS, AND AGREES THAT THE TIME FOR PAYMENT OF THIS NOTE MAY BE CHANGED AND EXTENDED AT THE HOLDER’S SOLE DISCRETION, WITHOUT IMPAIRING ITS LIABILITY THEREON.  THE MAKER HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO OR RELATING TO THIS NOTE OR ANY OF THE LOAN DOCUMENTS, INCLUDING THE ENFORCEMENT OF RIGHTS AND REMEDIES WITH RESPECT TO THIS NOTE OR ANY OF THE LOAN DOCUMENTS.  THE MAKER ACKNOWLEDGES THAT IT MAKES THIS WAIVER KNOWINGLY, VOLUNTARILY, WITHOUT DURESS AND ONLY AFTER CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH ITS ATTORNEYS.

This Note shall be secured by the Letter of Credit.

This Note shall be jointly, severally and unconditionally guaranteed by Monrovia Nursery Company.

The Maker, Monrovia Nursery Company and the Holder hereby designate the Connecticut Superior Courts or the United States District Courts for the District of Connecticut, as the exclusive courts of proper jurisdiction and venue of and for any and all litigation relating to this Note and the Letter of Credit; hereby irrevocably consent to such designation, jurisdiction and venue; and hereby waive any objection or defense relating to jurisdiction or venue with respect to any lawsuit or other legal proceeding commenced in or transferred to the Connecticut superior Courts or the United States District Courts for the District of Connecticut with respect to this Note and the Letter of Credit.

This Note shall be governed by and construed in accordance with the laws of the State of Connecticut.

Maker:

MONROVIA CONNECTICUT LLC

By:	/s/Miles Rosedale
Name:	Miles Rosedale
Title:	President

GUARANTY OF MONROVIA NURSERY COMPANY, INC.

The undersigned Monrovia Nursery Company, Inc. ( the “Guarantor”) hereby jointly, severally and unconditionally guaranties the payment when due by Monrovia Connecticut LLC (the “Maker”) of all principal, interest and other amounts due under the above Promissory Note executed by the Maker in the original principal amount of Four Million Two Hundred Fifty Thousand Dollars ($4,250,000) of even date herewith (the “Note”), which is payable to the order of Imperial Nurseries, Inc. (the “Holder”).  Upon any Event of Default as defined in the Note, the Holder may, without seeking to collect all or any portion of the amounts due from the Maker, demand and receive payment of the all or any portion of the amount due under the Note from the Guarantor, together with the reasonable attorneys’ fees and expenses incurred by the Holder in any legal proceeding against the Maker with respect to the collection of the Note.  The undersigned shall also pay the reasonable attorneys’ fees and expenses incurred by the Holder in any legal proceeding against the Guarantor with respect to the enforcement of this Guaranty and the collection of all or any portion of the Note from the Guarantor.

Guarantor:

Monrovia Nursery Company

By:	/s/ Miles Rosedale
Name:	Miles Rosedale
Title:	President
Date:	January 6, 2014

Exhibit J

TERMINATION OF EMPLOYMENT AGREEMENT

This TERMINATION OF EMPLOYMENT AGREEMENT is made this 7th day of January, 2014 effective as of the date of the consummation of the transactions contemplated by the Purchase Agreement (as defined below) (the “Effective Date”), by and between GRIFFIN LAND & NURSERIES, INC. (“GRIFFIN), IMPERIAL NURSERIES, INC., a Delaware corporation with its principal place of business at 90 Salmon Brook Street, Granby, Connecticut 06035 (“Employer”); and GREGORY SCHAAN, of 100 Wheeler Drive, West Suffield, Connecticut 06093 (“Employee”).

WHEREAS, Griffin, Employer and Employee entered into that certain Amended and Restated Employment Agreement dated December 30, 2013 (the “Agreement”); and

WHEREAS, Employer has entered in a Purchase Agreement by and among Employer, Monrovia Connecticut LLC (“Monrovia”), Monrovia Nursery Company and Griffin dated as of January 6, 2014 (the “Purchase Agreement”), pursuant to which Employer will sell certain of its assets to Monrovia (the “Asset Sale”) as of the Effective Date; and

WHEREAS, Employee desires to become an employee of Monrovia and Monrovia desires to employ Employee as of the Effective Date; and

WHEREAS, Monrovia and Employee will enter into a new employment agreement dated the Effective Date as a condition to the Asset Sale; and

WHEREAS, Employee has resigned as a director, President, Chief Executive Officer and employee of Employer as of the Effective Date; and

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth herein, the parties agree as follows:

1.                                      Termination of Agreement.  The Agreement is hereby terminated effective as of the Effective Date.

IN WITNESS WHEREOF, the parties have executed this Termination of Employment Agreement as of the date first above written.

Witnessed By:	Employee:

/s/ Matthew A. Homa	/s/ Gregory Schaan
Matthew A. Homa	Gregory Schaan

Witnessed By:	Employer:
IMPERIAL NURSERIES, INC.

/s/ Matthew A. Homa
Matthew A. Homa
	By:	/s/ Anthony Galici
Anthony J. Galici, Secretary
:

Witnessed By:	Employer:

GRIFFIN LAND & NURSERIES, INC.
/s/ Matthew A. Homa
Matthew A. Homa
	By:	/s/ Anthony Galici
Anthony J. Galici, Secretary